                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-86299

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 13, 1999)

                                                                 [LOGO]
                                9,000,000 UNITS
                             UTILICORP UNITED INC.
                              UCU CAPITAL TRUST I
                             9 3/4% PEPS-SM- UNITS
        (PREMIUM EQUITY PARTICIPATING SECURITY UNITS -- PEPS-SM- UNITS)
                             ---------------------

THE PEPS UNITS WILL PAY 9 3/4% OF THE STATED AMOUNT OF $25 PER PEPS UNIT, OR $2.4375, PER YEAR. THESE PAYMENTS WILL BE MADE ON FEBRUARY 16, MAY 16, AUGUST 16 AND NOVEMBER 16 OF EACH YEAR, BEGINNING NOVEMBER 16, 1999. EACH PEPS UNIT CONSISTS OF A PURCHASE CONTRACT ISSUED BY US AND A TRUST PREFERRED SECURITY DUE 2004 ISSUED BY UCU CAPITAL TRUST I.

- THE PURCHASE CONTRACT WILL OBLIGATE YOU TO PURCHASE FROM US, NO LATER THAN NOVEMBER 16, 2002 FOR A PRICE OF $25, THE FOLLOWING NUMBER OF SHARES OF UTILICORP UNITED INC. COMMON STOCK:

    - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE 20-TRADING DAY PERIOD ENDING ON THE THIRD TRADING DAY PRIOR TO NOVEMBER 16, 2002 EQUALS OR EXCEEDS $24.7225, 1.0112 SHARES;

    - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD IS LESS THAN $24.7225 BUT GREATER THAN $21.3125, A NUMBER OF SHARES HAVING A VALUE, BASED ON THE 20-TRADING DAY AVERAGE CLOSING PRICE, EQUAL TO $25; AND

    - IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD IS LESS THAN OR EQUAL TO $21.3125, 1.1730 SHARES.

- UNDER THE PURCHASE CONTRACT, WE WILL PAY YOU 2.40% OF THE $25 STATED AMOUNT PER PEPS UNIT, OR $.60 PER YEAR, PAID QUARTERLY. WE MAY DEFER THESE PAYMENTS AND ANY DEFERRED PAYMENTS WILL BEAR ADDITIONAL PAYMENTS AT A RATE OF 9 3/4% PER YEAR.

- THE TRUST PREFERRED SECURITY WILL HAVE A STATED LIQUIDATION AMOUNT OF $25 AND WILL REPRESENT AN UNDIVIDED BENEFICIAL OWNERSHIP INTEREST IN THE ASSETS OF THE TRUST. THE TRUST PREFERRED SECURITY WILL BE PLEDGED TO SECURE YOUR OBLIGATION TO PURCHASE OUR COMMON STOCK UNDER THE RELATED PURCHASE CONTRACT. YOU MAY USE THE PROCEEDS FROM THE REMARKETING OF YOUR TRUST PREFERRED SECURITY TO SATISFY YOUR PAYMENT OBLIGATIONS UNDER THE PURCHASE CONTRACT.

- THE TRUST PREFERRED SECURITY WILL PAY A CASH DISTRIBUTION AT A RATE OF 7.35% OF THE STATED LIQUIDATION AMOUNT PER YEAR, OR $1.8375, PRIOR TO NOVEMBER 16, 2002, AND AT A RESET RATE THAT WILL BE EQUAL TO OR GREATER THAN 7.35% PER YEAR AFTER THAT DATE, PAID QUARTERLY. WE WILL GUARANTEE THE PAYMENTS OF THE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

- THE ASSETS OF THE TRUST WILL CONSIST SOLELY OF OUR SENIOR DEFERRABLE NOTES MATURING ON NOVEMBER 16, 2004. WE MAY DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES. ANY DEFERRED INTEREST PAYMENTS WILL BEAR ADDITIONAL INTEREST AT 9 3/4%. IF WE DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES, THE TRUST WILL NOT HAVE FUNDS TO MAKE DISTRIBUTION PAYMENTS ON THE TRUST PREFERRED SECURITIES.
                           --------------------------
  THE PEPS UNITS HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE
                           UNDER THE SYMBOL "UCUPRW".
                            ------------------------
INVESTING IN THE PEPS UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
                                     S-24.
                              -------------------

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND
                                                                 PUBLIC           COMMISSIONS         NET PROCEEDS
                                                           ------------------  ------------------  ------------------
PER PEPS UNIT............................................         $25              SEE BELOW              $25
TOTAL....................................................     $225,000,000         SEE BELOW          $225,000,000

                              -------------------

THE TRUST WILL NOT PAY ANY UNDERWRITING COMMISSIONS. WE WILL PAY UNDERWRITING COMMISSIONS OF $.75 PER PEPS UNIT SOLD ($6,750,000 FOR ALL PEPS UNITS AND $7,500,000 IF THE OVER-ALLOTMENT OPTION REFERRED TO BELOW IS EXERCICED IN FULL).

ANY ACCUMULATED DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES AND ANY PURCHASE CONTRACT PAYMENTS ON THE PURCHASE CONTRACTS THAT ARE A PART OF THE PEPS UNITS FROM SEPTEMBER 29, 1999 WILL BE ADDED TO THE PRICE TO PUBLIC.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE AND THE TRUST HAVE GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 1,000,000 ADDITIONAL PEPS UNITS ON THE SAME TERMS AND CONDITIONS SET FORTH ABOVE SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE PEPS UNITS TO PURCHASERS ON OR ABOUT SEPTEMBER 29, 1999.
                             ---------------------
MORGAN STANLEY DEAN WITTER
                              MERRILL LYNCH & CO.
                                                        PAINEWEBBER INCORPORATED

SEPTEMBER 23, 1999

                 (This page has been intentionally left blank.)

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read this prospectus supplement along with the prospectus that accompanies it carefully before you decide to invest in the PEPS Units. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus is accurate as of the dates on these documents, and you should not assume that it is accurate as of any other date.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Forward-Looking Statements.................................................................................        S-4
Index of Selected Terms for Prospectus Supplement..........................................................        S-5
Prospectus Supplement Summary..............................................................................        S-7
Risk Factors...............................................................................................       S-24
The Company................................................................................................       S-31
The Trust..................................................................................................       S-37
Use of Proceeds............................................................................................       S-37
Price Range of Common Stock and Dividends..................................................................       S-38
Capitalization.............................................................................................       S-39
Selected Financial Information.............................................................................       S-40
Accounting Treatment.......................................................................................       S-42
Description of the PEPS Units..............................................................................       S-43
Description of the Purchase Contracts......................................................................       S-47
Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the
  Pledge Agreement.........................................................................................       S-55
Description of the Trust Preferred Securities..............................................................       S-58
Description of the Senior Deferrable Notes.................................................................       S-63
Description of the Guarantee...............................................................................       S-68
Book-Entry Systems.........................................................................................       S-69
United States Federal Income Tax Consequences..............................................................       S-71
ERISA Considerations.......................................................................................       S-80
Underwriters...............................................................................................       S-81
Legal Matters..............................................................................................       S-83
Experts....................................................................................................       S-83
                                                      PROSPECTUS
About This Prospectus......................................................................................          2
Where You Can Find More Information........................................................................          3
UtiliCorp United Inc.......................................................................................          4
The Trust..................................................................................................          4
Use of Proceeds............................................................................................          5
Accounting Treatment Relating to Trust Securities..........................................................          5
Ratios of Earnings to Fixed Charges........................................................................          5
Description of Common Stock................................................................................          5
Description of Debt Securities.............................................................................          9
Description of Subordinated Debentures.....................................................................         13
Description of Trust Preferred Securities..................................................................         21
Description of The Guarantee...............................................................................         31
Relationship Among The Preferred Securities, The Subordinated Debentures and The Guarantee.................         33
Description of Stock Purchase Contracts and Stock Purchase Units...........................................         35
Plan of Distribution.......................................................................................         35
Legal Matters..............................................................................................         37
Experts....................................................................................................         37

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement includes forward-looking statements within the meanings of the securities laws. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements can be identified by their use of such words as "may", "will", "expect", "believe", "plan", "estimate", "anticipate", "project", "potential", "opportunity", and other similar terms. While we believe our forward-looking statements to be based on reasonable expectations and assumptions concerning future events and make them in good faith, we cannot assure you that actual results will not differ materially from those forward-looking statements. You should be aware of important factors that could cause our actual results to differ materially from forward-looking statements. We believe our forward-looking statements are subject to risks, uncertainties, and assumptions, including, among other things:

    - Weather, which can affect our results significantly to the extent that temperatures differ from normal. Both our utility and energy merchant businesses are weather-sensitive

    - The timing and extent of changes in energy commodity prices and interest rates

    - Natural gas, natural gas liquids and electric prices and volumes, which are volatile and difficult to predict

    - The successful development of a planned 600-megawatt power plant

    - The continued development of product offerings to expand services to customers and new revenue sources

    - The pace of third party well drilling activity which could reduce our gas throughput volume

    - The pace and degree of regulatory actions in the U.S. and abroad

    - Satisfactory results of pending domestic rate proceedings for our regulated utility businesses

    - The successful expansion of our United Kingdom and European energy businesses

    - The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar, and New Zealand dollar.

    - Our ability to continue to successfully access the U.S. equity and debt capital markets to support our growth strategy

    - Other risks and uncertainties identified in our SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus and in "Risk Factors" in this prospectus supplement

    We undertake no obligation to publicly update or revise any forward-looking statements that we may make in this prospectus supplement or other documents, reports filings or press releases, whether as a result of new information, future events or otherwise.

                            ------------------------

    In reporting certain earnings or income figures we used the term "normalized." This term indicates that the figures shown represent the ongoing activities of our businesses. These figures exclude significant non-recurring gains or losses associated with an occurrence that is exclusive to the reporting period. This term is not meant to replace other measures under generally accepted accounting principles.

                            ------------------------

    Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "UtiliCorp," "we," "our," "us," or similar references mean UtiliCorp United Inc.

               INDEX OF SELECTED TERMS FOR PROSPECTUS SUPPLEMENT

TERM                                                                                                           PAGE
-----------------------------------------------------------------------------------------------------------  ---------
applicable market value....................................................................................       S-48
applicable ownership interest..............................................................................       S-44
applicable ownership interest of the treasury portfolio....................................................       S-44
applicable principal amount................................................................................       S-66
applicable spread..........................................................................................       S-60
Aquila.....................................................................................................       S-33
BTUs.......................................................................................................        S-7
business day...............................................................................................       S-44
closing price..............................................................................................       S-48
collateral agent...........................................................................................       S-12
current market price.......................................................................................       S-53
deferred purchase contract payments........................................................................       S-52
Drip Plan..................................................................................................       S-38
early settlement...........................................................................................       S-51
EBIT.......................................................................................................        S-7
extension period...........................................................................................       S-64
failed remarketing.........................................................................................       S-50
guarantee payments.........................................................................................       S-68
indenture trustee..........................................................................................       S-63
interest payment date......................................................................................       S-64
MWs........................................................................................................        S-8
original issue discount....................................................................................       S-76
PEPS Units.................................................................................................       S-10
pledge agreement...........................................................................................       S-54
pledged securities.........................................................................................       S-54
prevailing rating..........................................................................................       S-60
property trustee...........................................................................................       S-37
purchase contract..........................................................................................       S-10
purchase contract agent....................................................................................       S-56
purchase contract agreement................................................................................       S-10
purchase contract payments.................................................................................       S-10
purchase contract settlement date..........................................................................       S-10
quotation agent............................................................................................       S-67
redemption amount..........................................................................................       S-66
reference price............................................................................................       S-47
regular trustees...........................................................................................       S-37
remarketed.................................................................................................       S-12
remarketing agent..........................................................................................       S-12
remarketing agreement......................................................................................       S-49
remarketing date...........................................................................................       S-58
reset rate.................................................................................................       S-13
securities intermediary....................................................................................       S-57
settlement rate............................................................................................       S-47
tax event..................................................................................................       S-66
tax event redemption.......................................................................................       S-65
tax event redemption date..................................................................................       S-66
threshold appreciation price...............................................................................       S-47

TERM                                                                                                           PAGE
-----------------------------------------------------------------------------------------------------------  ---------
trading day................................................................................................       S-48
Treasury PEPS Units........................................................................................       S-15
treasury portfolio.........................................................................................       S-66
treasury portfolio purchase price..........................................................................       S-66
treasury security..........................................................................................       S-15
trust preferred securities.................................................................................       S-58
trust securities...........................................................................................       S-18
two-year benchmark treasury rate...........................................................................       S-59

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU NEED TO CONSIDER IN MAKING YOUR INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF THIS OFFERING AND FOR A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS DOCUMENT ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    We are a multinational energy and energy solutions provider headquartered in Kansas City, Missouri. We began as Missouri Public Service Company in 1917 and reincorporated in Delaware as UtiliCorp United Inc. in 1985. We concentrate our businesses in two key areas of the global energy industry; energy delivery networks and competitive merchant markets. We strive to be a leader globally in each of these businesses. Today, we operate regulated or merchant businesses on three continents. Our businesses are organized into three groups consisting of U.S. Utilities, Aquila Energy and International operations. Our International operations are located in Australia, New Zealand, Europe, and Canada. Our consolidated operations generated total normalized earnings before interest and taxes, "EBIT," of $373.6 million for the twelve months ended June 30, 1999.

U.S. UTILITIES

    Our U.S. Utilities group consists of our domestic regulated electric and natural gas network operations and our related production assets. We serve over
1.2 million regulated customers in eight states, seven located in the Midwest. This is our largest business segment in terms of EBIT, representing $208.3 million or 55.8% of our total normalized EBIT for the twelve months ended June 30, 1999.

AQUILA ENERGY

    Aquila Energy has two distinct business segments that are organized into a single group to address wholesale and competitive merchant markets. For the twelve months ended June 30, 1999, Aquila Energy represented $61.9 million or 16.6% of our total normalized EBIT. Aquila Energy's two business segments are:

    - ENERGY ASSETS. Energy Assets includes our gas processing, liquids, gathering, storage, transportation, and non-regulated electric generation investments. For the twelve months ended June 30, 1999, Energy Assets accounted for $44.4 million or 72% of Aquila Energy's total normalized EBIT.

    - ENERGY MARKETING. Our Energy Marketing operations market and trade wholesale natural gas, electricity and other commodities throughout North America to industrial and large commercial customers, including distribution utilities. As of June 30, 1999, based on combined gas and electric trading volumes measured in British thermal units, or "BTUs", our Energy Marketing segment ranked as the second largest energy marketer in North America.

INTERNATIONAL

    In foreign markets, we operate and invest in the same two principal activities pursued in the United States; delivery networks and merchant businesses. International contributed $104.3 million or 27.9% of our total normalized EBIT for the twelve months ended June 30, 1999. We currently operate in four foreign markets:

    - AUSTRALIA. We own 34% of an electric distribution company serving approximately 546,000 customers in Melbourne. In March 1999, we acquired a 50% economic interest in a gas network/ retail company serving approximately 587,000 customers in Victoria.

    - NEW ZEALAND. We own 79% of an electric network company in New Zealand serving approximately 471,000 customers in the cities of Auckland, Wellington and the surrounding areas.

    - EUROPE. We own 100% of a natural gas marketing and transportation business in the United Kingdom. We have opened a marketing and trading office in Madrid, Spain, and plan to open additional offices in other parts of Europe.

    - CANADA. We own 100% of a hydroelectric utility in British Columbia, Canada. We serve approximately 132,000 customers with 205 megawatts, "MW", of low cost generation capacity.

STRATEGY

    Our strategy is to operate world class energy networks and to be a global energy merchant in order to enhance shareholder value. We believe the pursuit of this strategy provides us with a better platform to compete in a deregulating energy marketplace. The key elements of our strategy are:

    MANAGE AND ALIGN OUR BUSINESSES TO ADDRESS A CHANGING COMPETITIVE ENVIRONMENT. We believe that our distinct, yet interrelated, business groups enable us to better manage our operations in the changing marketplace. Our corporate structure allows us to manage each of these businesses individually, improving our ability to maximize their profitability while providing low cost, high quality energy and energy-related products and services to our customers.

    PURSUE STRATEGIC ACQUISITIONS, ALLIANCES, AND INVESTMENTS. Growth through mergers and acquisitions has been a major part of our strategy for more than a decade. We believe that our approximately $4.1 billion in mergers, acquisitions, and investments since 1984 has played an integral role in establishing us as a leading diversified energy provider. During 1999, we have announced approximately $2 billion of transactions that align with our strategies and provide a platform to grow earnings per share at a projected 10% per year beginning in 2000.

    IMPROVE OPERATIONAL EXCELLENCE. We constantly seek to improve our operational performance though the consolidation and integration of related business activities. Over the last several years, we have consolidated many of the operations of our domestic electric and natural gas distribution businesses which has improved our ability to serve our customers and offer them more energy choices. In 1999, we integrated our marketing and trading operations and moved them to Kansas City, which should enable us to accelerate the development of ideas, processes and opportunities into value-added products. By being an innovator in the energy marketplace, we believe we can capture additional market share by delivering higher value products and services to customers.

    CAPITALIZE ON OPENING INTERNATIONAL MARKETS. Our senior management team is focused on seeking early entry and expansion into markets that provide a combination of stable and attractive political environments and markets open or opening to competition. For example, we were one of the first U.S. companies to invest in and manage an Australian electric distribution company and a New Zealand electric network company. We are also an early entrant into the expanding European market. We believe capitalizing on these opportunities provides us with the assets and skills necessary to compete in a global energy marketplace that is opening to competition.

    TRANSPORT NETWORK AND MERCHANT CAPABILITIES. As owners and managers of international energy operations, we seek to transfer our domestic knowledge and skills to improve the performance of those operations. At the same time, we benefit from the experience gained in new, competitive international marketplaces. We are using the knowledge we gain outside of the United States to better position ourselves for domestic deregulation. We believe that the synergies between our domestic and international operations provide us with a platform to continually improve procedures and processes.

    DIVERSIFY RISK. In order to balance various energy market risks, we seek to diversify our portfolio of assets and commodities. For our network businesses, this diversity includes summer and winter peaking utilities, a greater geographic and regulatory mix, and international expansion. For merchant businesses, we seek to diversify our portfolio by offering an increasing number of energy related products and services. We also combine products and services to help clients maximize asset value. In addition to providing us with multiple revenue sources, we believe diversification enhances our value to customers by allowing us to better meet their increasingly complex needs.

COMPETITIVE STRENGTHS

    We believe we have developed substantial competitive strengths that will enable us to continue to successfully execute our strategy and grow earnings. We believe our competitive strengths are reflected in our demonstrated track record of consistently achieving above industry average earnings growth. Our strengths include:

    - An experienced management team whose compensation is directly tied to shareholder value

    - Low-cost, non-nuclear domestic and international network businesses focused on superior customer service

    - Successful operation of competitive non-regulated businesses

    - Second largest energy position on a BTU basis

    - Proven risk management policies and procedures to limit exposure to commodity market positions

    - International operations in Australia, New Zealand, Europe and Canada from which we believe we have gained valuable experience in competitive markets

    - A proven track record of quickly and successfully integrating domestic and international mergers and acquisitions

    - A demonstrated ability to identify and react to new business opportunities

                              RECENT DEVELOPMENTS

    QUANTA ALLIANCE. On September 21, 1999, we made a $186 million investment in, and entered into a strategic alliance with, Quanta Services, Inc., a provider of specialized contracting and services to electric utilities, telecommunications and governmental entities. Our investment is in preferred stock that is convertible into Quanta's common stock at $30 per share. Until conversion, the convertible preferred stock gives us full voting rights. This investment will be accounted for on the equity method of accounting. We received an advisory fee from Quanta for advice and services provided to Quanta and are entitled to two seats on Quanta's board of directors.

    WEST VIRGINIA POWER TRANSACTION. On September 9, 1999, we entered into an agreement with Allegheny Energy, Inc., under which we will sell our West Virginia Power division to Allegheny for approximately $75 million in cash. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, in a separate transaction, we signed a 20-year gas supply agreement under which Aquila Energy will provide natural gas to Allegheny.

    The sale of the assets is conditioned upon the approvals of the Public Service Commission of West Virginia, the Securities and Exchange Commission, the Department of Justice and the Federal Trade Commission. It is expected that all required approvals will be received and the transaction will close in the first quarter of 2000.
                            ------------------------

    We maintain our principal offices at 20 W. Ninth Street, Kansas City, Missouri 64105, and our telephone number is (816) 421-6600.

                            THE PEPS UNITS OFFERING

Each PEPS Unit Consists of a
Purchase Contract and a Trust
Preferred Security................  We are offering 9,000,000 9 3/4% Premium Equity
                                    Participating Security Units--PEPS-SM- Units. The stated
                                    amount and issue price of each PEPS Unit is $25.

                                    Each PEPS Unit consists of two parts:

                                    - a purchase contract for shares of our common stock;
                                      and

                                    - a trust preferred security.

                                    The trust preferred security will be pledged to secure
                                    the PEPS Unit holder's obligation to us under the
                                    purchase contract to purchase shares of our common
                                    stock.

                                    You will receive from each PEPS Unit:

                                    - total cash payments of 9.75% of the stated amount per
                                    year, or $2.4375 per year, paid quarterly, consisting
                                      of:

                                        - purchase contract payments at a rate of 2.40% per
                                          year, or $.60 per year, paid quarterly;

                                        - cash distributions on the trust preferred security
                                        at the rate of 7.35% per year, or $1.8375 per year,
                                          paid quarterly; and

                                    - on November 16, 2002, between 1.0112 and 1.1730 shares
                                    of our common stock, depending on the average closing
                                      price of our common stock over the 20-trading day
                                      period ending on the third trading day prior to
                                      November 16, 2002.

You Will Be Required Under the
Purchase Contract to Purchase Our
Common Stock on or Prior to
November 16, 2002.................  We will enter into a purchase contract agreement with
                                    Bank One Trust Company, NA, which will act as agent for
                                    all of the holders of the PEPS Units (as well as the
                                    holders of the Treasury PEPS Units). Each PEPS Unit that
                                    you purchase will be issued under the purchase contract
                                    agreement, which creates a contractual arrangement
                                    between you and us for the purchase of shares of our
                                    common stock, a "purchase contract". Under this purchase
                                    contract, you will be obligated to purchase, for each of
                                    your PEPS Units, shares of our common stock at a
                                    purchase price of $25. You will not be obligated to pay
                                    the purchase price until November 16, 2002, which has
                                    been set as the "purchase contract settlement date" and
                                    you will not receive shares of our common stock until
                                    you have settled your purchase contract. You will have
                                    the option of settling your purchase contract by
                                    settling early, by settling with cash or by applying the
                                    proceeds

                                    from the remarketing of your trust preferred security,
                                    as more fully described later under "Description of the
                                    Purchase Contracts" in this prospectus supplement.

                                    The number of shares of our common stock that you will
                                    be entitled to receive on the purchase contract
                                    settlement date will depend on the average closing price
                                    of a share of our common stock over a 20-trading day
                                    period ending on the third trading day prior to the
                                    purchase contract settlement date. Until you actually
                                    purchase the shares of our common stock, your obligation
                                    to pay the $25 purchase price will be secured by the
                                    trust preferred security that is part of your PEPS Unit,
                                    which will be pledged as collateral. You may substitute
                                    a U.S. treasury security as collateral. See "Description
                                    of the PEPS Units-- Creating Treasury PEPS Units by
                                    Substituting a Treasury Security for Trust Preferred
                                    Securities" in this prospectus supplement.

The Trust Preferred Security Will
Mature on November 16, 2004.......  In addition to the purchase contract, each PEPS Unit also will include a trust preferred security that
                                    represents an undivided beneficial interest in the
                                    assets of the Trust. The Trust will pay you cash
                                    distributions of $.4594 each quarter (which is equal to
                                    7.35% per year of the $25 stated liquidation amount) on
                                    your trust preferred security on the same dates that
                                    purchase contract payments are made. Distributions will
                                    accumulate from the date the PEPS Units are issued and
                                    will continue until November 16, 2004. If you continue
                                    to own your trust preferred security after the purchase
                                    contract settlement date, the Trust will pay you
                                    distributions on your trust preferred security from
                                    November 16, 2002 until November 16, 2004, at a reset
                                    rate that is described in more detail later. The Trust
                                    will pay distributions only when it has funds available
                                    for payment. The Trust's sole source of funds for
                                    distributions are the payments of interest we make on
                                    the senior deferrable notes that the Trust will hold.

The Guarantee.....................  We will guarantee the payment of distributions on the trust preferred securities and the payment of the
                                    redemption price of the trust preferred securities, to
                                    the extent that the Trust has funds available for
                                    payment. Taken together with our obligations under the
                                    senior deferrable notes and the related indenture, this
                                    guarantee effectively provides a full, irrevocable and
                                    unconditional guarantee of the trust preferred
                                    securities. You can find more information about this
                                    guarantee arrangement under the heading "Description of
                                    the Guarantee" in this prospectus supplement.

We May Defer Purchase Contract
Payments..........................  We may, at our option, defer payment on all or part of the purchase contract payments until no later than the
                                    purchase contract settlement date. We will pay
                                    additional purchase contract payments on any deferred
                                    installments of purchase contract payments at a rate of
                                    9.75% per year (compounding

                                    quarterly) until paid. We refer to these deferred
                                    installments of purchase contract payments together with
                                    the additional purchase contract payments as "deferred
                                    purchase contract payments".

The Trust Preferred Security Will
Be Pledged As Collateral Under the
Pledge Arrangement................  When you purchase a PEPS Unit, the trust preferred security that is part of that PEPS Unit will be pledged
                                    as collateral to secure your obligation to purchase our
                                    common stock on or prior to November 16, 2002 under the
                                    related purchase contract. We will enter into a pledge
                                    agreement under which Chase Manhattan Trust Company,
                                    National Association will act as collateral agent and
                                    hold your trust preferred security until the $25
                                    purchase price under the purchase contract has been
                                    paid. Even though your trust preferred security will be
                                    pledged as collateral, you will be the beneficial owner
                                    of it.

You May Settle the Purchase
Contract By Paying Cash or Using
the Proceeds from the Remarketing
of the Trust Preferred
Securities........................  Under the purchase contract that is part of your PEPS
                                    Unit, you will be obligated to pay, on or prior to
                                    November 16, 2002, $25 to purchase shares of our common
                                    stock. If you are a Treasury PEPS Unit holder you may
                                    settle your purchase contracts with cash only in groups
                                    of 40 purchase contracts. To satisfy this obligation and
                                    at the same time release your related trust preferred
                                    security from the pledge, you may deliver at any time
                                    until the seventh business day preceding November 16,
                                    2002 a cash payment of $25 for every purchase contract
                                    you wish to settle and receive shares of our common
                                    stock on the purchase contract settlement date at the
                                    applicable settlement rate. If you do not pay cash, your
                                    trust preferred securities held as collateral under the
                                    pledge arrangement will be sold to the public for a
                                    price equal to or greater than $25.0625, "remarketed".
                                    Morgan Stanley & Co. Incorporated will act as the
                                    remarketing agent.

If You Pay Cash to Settle Your
Purchase Contract, Your Trust
Preferred Security Will Be
Released From the Pledge
Arrangement.......................  If you choose not to participate in the remarketing and instead pay cash for your shares of our common stock,
                                    then:

                                    - you will pay $25 in cash to us under your purchase
                                      contract;

                                    - we will deliver to you the shares of our common stock
                                    on the purchase contract settlement date; and

                                    - your trust preferred security will be released from
                                    the pledge arrangement and distributed to you. Starting
                                      on November 16, 2002, the settlement date of the
                                      remarketing, and continuing until November 16, 2004,
                                      distributions on the trust preferred

                                      security will be payable at the reset rate that will
                                      be equal to or greater than 7.35% per year, as
                                      determined by the remarketing agent in the
                                      remarketing.

If You Do Not Pay Cash Under Your
Purchase Contract, Your Trust
Preferred Security Will Be
Remarketed........................  The third business day prior to the purchase contract settlement date, the remarketing agent will remarket the
                                    trust preferred securities of those holders of PEPS
                                    Units who have not delivered cash payments for the
                                    shares of our common stock when those payments are due.

If You Hold a Trust Preferred
Security That Is Not Part of a
PEPS Unit, You May Choose to Have
It Remarketed.....................  If you hold a trust preferred security that is not part of a PEPS Unit, you may choose to have your trust
                                    preferred security remarketed in the remarketing. PEPS
                                    Unit holders who have created Treasury PEPS Units or who
                                    have settled their purchase contracts early may make
                                    such an election, as more fully described in this
                                    prospectus supplement.

The Reset Rate Will Be Determined
by the Remarketing Agent..........  After the trust preferred securities have been remarketed, the distribution rate on the trust preferred
                                    securities will be the rate equal to or greater than
                                    7.35% per year, as determined by the remarketing agent
                                    in the remarketing, the "reset rate".

If the Remarketing Succeeds, the
Remarketed Trust Preferred
Securities Will Be Sold and, If
You Are a PEPS Unit Holder, You
Will Receive Our Common Stock.....  If you do not notify the purchase contract agent that you will pay cash for the shares of our common stock by
                                    5:00 p.m., New York City time, on the seventh business
                                    day prior to the purchase contract settlement date, or
                                    if you notify the purchase contract agent that you will
                                    pay cash but you do not deliver the cash by 11:00 a.m.,
                                    New York City time, on the fifth business day preceding
                                    the purchase contract settlement date, your trust
                                    preferred securities will be remarketed.

                                    - On the third trading day prior to the purchase
                                    contract settlement date, the remarketing agent will use
                                      reasonable efforts to sell your trust preferred
                                      security, together with all other trust preferred
                                      securities being remarketed. If the market value of
                                      the trust preferred securities immediately prior to
                                      the remarketing is less than $25.0625 per trust
                                      preferred security, then the remarketing agent will
                                      increase the distribution rate on the trust preferred
                                      securities so that the market value will be equal to
                                      $25.0625 per trust preferred security at the time of
                                      the remarketing.

                                    - If the remarketing is successful, then your trust
                                    preferred security will be sold. Of the proceeds:

                                        - $25 will be delivered to us as payment for the
                                        shares of our common stock;

                                        - $.0625 will be paid to the remarketing agent;

                                        - any proceeds above $25.0625 will be delivered to
                                        you; and

                                        - if you are a PEPS Unit holder, you will receive
                                        shares of our common stock.

If the Remarketing Fails and You
Are a PEPS Unit Holder, We Will
Take Possession of Your Trust
Preferred Security................  If the remarketing agent cannot remarket the trust preferred securities we will exercise our rights as a
                                    secured party and take possession of your trust
                                    preferred security. Your obligation to purchase shares
                                    of our common stock will be fully satisfied, and you
                                    will receive the shares of our common stock.

Upon Settlement, You Will Receive
a Number of Shares of Our Common
Stock Equal to the Settlement
Rate..............................  Unless you elect to settle your purchase contract early, the number of shares of our common stock you will
                                    receive under your purchase contract will depend on the
                                    average of the closing price per share of our common
                                    stock as reported on the New York Stock Exchange for a
                                    20-trading day period ending on the third trading day
                                    prior to the purchase contract settlement date.

                                    The number of shares of our common stock you will
                                    receive for each purchase contract will be determined by
                                    one of the following settlement rates:

                                        - if the average closing price during the 20-trading
                                        day period equals or exceeds $24.7225 , you will
                                          receive 1.0112 shares of our common stock;

                                        - if the average closing price during the 20-trading
                                        day period is less than $24.7225 but greater than
                                          $21.3125, you will receive a number of shares of
                                          our common stock having a value, based on the
                                          average closing price during that period, equal to
                                          $25; and

                                        - if the average closing price during the 20-trading
                                        day period is less than or equal to $21.3125, you
                                          will receive 1.1730 shares of our common stock.

                                    In some circumstances, the applicable settlement rate
                                    will be subject to anti-dilution adjustments.

You Can Create Treasury PEPS Units
by Substituting a Treasury
Security for Trust Preferred
Securities........................  Once you own 40 PEPS Units, you may create 40 Treasury
                                    PEPS Units by substituting a U.S. treasury security for
                                    the trust preferred security that is a part of the PEPS
                                    Unit.

                                    A Treasury PEPS Unit will consist of:

                                        - a purchase contract for shares of our common stock
                                        that is identical to the purchase contract that is a
                                          part of the PEPS Unit; and

                                        - a 1/40 undivided beneficial ownership interest in
                                        a zero-coupon U.S. treasury security (CUSIP No.
                                          912833 FR6), the "treasury security", that has a
                                          principal amount at maturity of $1,000, and
                                          matures on November 15, 2002, the business day
                                          prior to the purchase contract settlement date.

                                    To create Treasury PEPS Units, you must:

                                        - for each group of 40 Treasury PEPS Units you wish
                                        to create, transfer the treasury security to Chase
                                          Manhattan Trust Company, National Association,
                                          which is acting as the securities intermediary
                                          under the pledge agreement. The treasury security
                                          will become the collateral supporting your
                                          obligation to purchase shares of our common stock,
                                          and the collateral agent will release 40 trust
                                          preferred securities from the pledge. Those trust
                                          preferred securities then will be freely tradable
                                          and will not be a part of a PEPS Unit or a
                                          Treasury PEPS Unit; and

                                        - pay to the collateral agent any fees or expenses
                                        incurred in connection with the substitution.

                                    You may substitute a treasury security for trust
                                    preferred securities at any time prior to or on the
                                    seventh business day preceding November 16, 2002.
                                    Distributions will continue to be made on the trust
                                    preferred security. Because the treasury security has a
                                    principal amount at maturity of $1,000, you must
                                    substitute Treasury PEPS Units for PEPS Units in
                                    multiples of 40. For each group of 40 PEPS Units you
                                    submit, you will receive 40 Treasury PEPS Units.

A Treasury PEPS Unit Holder Will
Receive Purchase Contract Payments
and Will Be Required to Accrue
Original Issue Discount on the
Treasury PEPS Unit................  If you create Treasury PEPS Units from PEPS Units, you will continue to receive purchase contract payments
                                    under your purchase contract. However, because the
                                    treasury security included in the Treasury PEPS Units is
                                    a zero-coupon security, you generally will be required
                                    to include in gross income each year your allocable
                                    share of original issue discount or acquisition discount
                                    on the treasury security that accrues in such year. You,
                                    however, will not receive any payments other than the
                                    purchase contract payments on the Treasury PEPS Units.
                                    See "United States Federal Income Tax Consequences" in
                                    this prospectus supplement.

                                    As long as you continue to own the trust preferred
                                    securities that you separated from your PEPS Units, you
                                    will receive distributions on them, separately from the
                                    Treasury PEPS Units.

You Can Recreate PEPS Units.......  If you own 40 Treasury PEPS Units, you may recreate 40
                                    PEPS Units at any time prior to or on the seventh
                                    business day preceding November 16, 2002. Because the
                                    treasury security has a principal amount at maturity of
                                    $1,000, you must recreate PEPS Units from Treasury PEPS
                                    Units in multiples of 40. For each group of 40 Treasury
                                    PEPS Units you submit, you will receive 40 PEPS Units.

                                    To recreate PEPS Units, you must:

                                        - for each group of 40 PEPS Units you wish to
                                        recreate, transfer 40 trust preferred securities to
                                          the securities intermediary. The securities
                                          intermediary then will deposit the trust preferred
                                          securities in the collateral account maintained
                                          under the pledge arrangement. The 40 trust
                                          preferred securities will become the collateral
                                          supporting your obligation to purchase the shares
                                          of our common stock, and the collateral agent will
                                          release the treasury security from the pledge.
                                          That treasury security then will be freely
                                          tradable and will not be part of any PEPS Unit;
                                          and

                                        - pay to the collateral agent any fees or expenses
                                        incurred in connection with the substitution.

You May Settle the Purchase
Contracts of Treasury PEPS Units
By Paying Cash or Having the
Proceeds of the Pledged Treasury
Security Applied..................  Unless you notify the purchase contract agent that you will pay cash for the shares of our common stock, upon
                                    settlement of the purchase contracts related to the
                                    Treasury PEPS Units, we will receive the proceeds of the
                                    treasury security being held as collateral under the
                                    pledge arrangement. This will satisfy your obligation to
                                    deliver the purchase price for the shares of our common
                                    stock, and you will receive the shares of our common
                                    stock.

You May Settle the Purchase
Contract Early....................  You may satisfy your obligation to purchase shares of our common stock under your purchase contract at any
                                    time by delivering $25 in cash prior to 5:00 p.m., New
                                    York City Time on the seventh business day preceding the
                                    purchase contract settlement date.

                                    If you settle early:

                                    - You must deliver to the purchase contract agent a
                                    notice indicating your election to "settle early".

                                    - You must deliver a cash payment of $25 for each
                                    purchase contract being settled.

                                    - You will receive, for each PEPS Unit or Treasury PEPS
                                    Unit you surrender, both:

                                        - 1.0112 shares of our common stock, regardless of
                                        the market price of the shares of our common stock
                                          on the date of early settlement and subject to
                                          anti-dilution adjustments in some circumstances;
                                          and

                                        - your trust preferred security (if you are settling
                                        a PEPS Unit) or a 1/40 undivided beneficial interest
                                          in a treasury security (if you are settling a
                                          Treasury PEPS Unit).

                                    - You will not receive any further purchase contract
                                    payments from us.

                                    - You will retain the right to have your trust preferred
                                    securities remarketed.

                                    You may settle Treasury PEPS Units early only in
                                    multiples of 40.

If You Elect to Have Your Trust
Preferred Securities That Are Not
Part of PEPS Units Remarketed and
the Remarketing Fails, You Will
Retain Possession of Your Trust
Preferred Securities and the Reset
Rate Will Be Determined by a
Formula...........................  If the remarketing agent cannot remarket the trust preferred securities by three business days prior to the
                                    purchase contract settlement date, you will retain
                                    possession of your trust preferred securities and the
                                    reset rate will be determined by a formula described
                                    under "Description of the Trust Preferred Securities--
                                    Distribution Rate Reset--Failed Remarketing" in this
                                    prospectus supplement.

Interest Payments on the Senior
Deferrable Notes..................  The Trust will use all the proceeds from the sale of its common securities and the trust preferred securities,
                                    collectively, the "trust securities", to purchase the
                                    senior deferrable notes from us. The senior deferrable
                                    notes will be the sole assets of the Trust. We will pay
                                    interest on the senior deferrable notes to the Trust on
                                    a quarterly basis. The Trust will use those interest
                                    payments to pay distributions on the trust preferred
                                    securities. We have the right to defer interest payments
                                    on the senior deferrable notes in which case the Trust
                                    will not have any funds to pay distributions on the
                                    trust preferred securities. We will pay to the Trust
                                    additional interest on any deferred interest payments at
                                    the current rate (compounded quarterly). After a
                                    successful remarketing of the trust preferred
                                    securities, the interest rate on the senior deferrable
                                    notes will reset to equal the reset rate on the trust
                                    preferred securities.

Substitution of Treasury Portfolio
upon Tax Event....................  If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the Trust or the
                                    senior deferrable notes, then a tax event may occur. If
                                    a tax event occurs, we, as issuer of the senior
                                    deferrable notes, may redeem the senior deferrable notes
                                    held by the Trust. If the senior deferrable notes are
                                    redeemed before November 16, 2002, the money received
                                    from the redemption will be used to purchase a treasury
                                    portfolio of zero-coupon U.S. treasury securities that
                                    mature on or prior to November 16, 2002, and the Trust
                                    will be dissolved. The treasury portfolio will replace
                                    the trust preferred securities as the collateral
                                    securing your and the other holders' obligations to
                                    purchase our common stock under the purchase contracts.
                                    If the senior deferrable notes are redeemed, then each
                                    PEPS Unit will consist of a purchase contract for our
                                    common stock and an ownership interest in the treasury
                                    portfolio.

Distribution of the Senior
Deferrable Notes..................  We may dissolve the Trust at any time if certain conditions are met. If the Trust is dissolved after the
                                    purchase contract settlement date (other than as a
                                    result of the redemption of the senior deferrable notes)
                                    and you continue to hold trust preferred securities, you
                                    will receive your pro rata share of the senior
                                    deferrable notes held by the Trust (after any creditors
                                    of the Trust have been paid). If the Trust is dissolved
                                    prior to the purchase contract settlement date, then
                                    these senior deferrable notes will be substituted for
                                    the trust preferred securities and will be pledged as
                                    collateral to secure your obligation to purchase our
                                    common stock under your purchase contracts.

Investing in the PEPS Units Is Not
the Equivalent of Investing in Our
Common Stock......................  The aggregate of the purchase contract payments and the distributions on the trust preferred securities will be
                                    paid at a rate per year that is greater than the current
                                    dividend yield on our common stock. However, because the
                                    number of shares of our common stock that you will
                                    receive upon settlement of the purchase contracts may
                                    decline by approximately 13.8% as the applicable market
                                    value increases, the PEPS Units give you less
                                    opportunity for equity appreciation than you would have
                                    if you invested directly in our common stock.

The Purchase Contract Will
Terminate Upon Our Bankruptcy.....  The purchase contract will terminate automatically if certain bankruptcy, insolvency or reorganization events
                                    occur with respect to us. If the purchase contract
                                    terminates upon one of these events, then your rights
                                    and obligations under your purchase contract also will
                                    terminate, including your right to receive accrued
                                    purchase contract payments and your obligation to pay
                                    for, and your right to receive, shares of our common
                                    stock. Upon termination, you will receive your trust
                                    preferred security or your treasury security, as the
                                    case may be, free of our security interest.

The PEPS Units Have Been Approved
for Listing on the New York Stock
Exchange..........................  The PEPS Units have been approved for listing on the New
                                    York Stock Exchange under the symbol "UCUPrW".

                                    If Treasury PEPS Units are created and then traded at a
                                    volume that satisfies applicable exchange listing
                                    requirements, we will try to list them on the national
                                    securities exchanges or associations on which the PEPS
                                    Units are then listed or quoted. We, however, have no
                                    obligation to do so.

The Symbol for Our Common Stock on
the New York Stock Exchange.......  UCU

United States Federal Income Tax
Consequences......................  Because a PEPS Unit will consist of a purchase contract and a trust preferred security, the purchase price of
                                    each PEPS Unit will be allocated between the purchase
                                    contract and the related trust preferred security in
                                    proportion to their relative fair market values at the
                                    time of purchase. We expect that, at the date of
                                    issuance of the PEPS Units, the fair market value of
                                    each purchase contract will be $0 and the fair market
                                    value of each trust preferred security will be $25.

                                    We intend to report the purchase contract payments as
                                    income to you, but you may want to consult your tax
                                    advisor concerning alternative characterizations.

                                    If you own a PEPS Unit, you will include in gross income
                                    your proportionate share of income on the trust
                                    preferred securities when such income is paid or accrued
                                    in accordance with your regular method of tax
                                    accounting.

                                    If you own a Treasury PEPS Unit, you will be required to
                                    include in gross income each year your allocable share
                                    of any original issue discount or acquisition discount
                                    on the treasury security that accrues in such year.

                                    Because there is no statutory, judicial or
                                    administrative authority directly addressing the tax
                                    treatment of the PEPS Units or instruments similar to
                                    the PEPS Units, you are urged to consult your own tax
                                    advisor concerning the tax consequences of an investment
                                    in the PEPS Units. For additional information, see
                                    "United States Federal Income Tax Consequences" in this
                                    prospectus supplement.

Use of Proceeds...................  The Trust will use all of the proceeds received from the sale of the PEPS Units to purchase the senior deferrable
                                    notes from us. We expect to use the proceeds from the
                                    sale of the senior deferrable notes to the Trust to
                                    reduce short-term debt and other short-term obligations
                                    incurred in connection with acquisitions, construction
                                    and repayment of long-term debt and for general
                                    corporate purposes.

                  ILLUSTRATION OF PEPS UNIT TERMS AND FEATURES

    The following illustrates some of the key terms and features of the PEPS Units.

COMPONENTS OF EACH PEPS UNIT:       - A contract to purchase shares of our common stock on
                                    or prior to November 16, 2002

                                    - A trust preferred security of the Trust due November
                                      16, 2004

ISSUE PRICE OF EACH PEPS UNIT:      $25

YIELD ON EACH PEPS UNIT:            9.75%, consisting of:

                                    - Purchase contract payments of 2.40% per year, paid
                                    quarterly, of the $25 stated amount per PEPS Unit; and

                                    - Distributions on the trust preferred security at a
                                    rate of 7.35% per year, paid quarterly, until November
                                      16, 2002. On November 16, 2002, following a
                                      remarketing of the trust preferred securities, the
                                      distribution rate will be reset at a rate that will be
                                      equal to or greater than 7.35% per year.

REFERENCE PRICE:                    $21.3125

THRESHOLD APPRECIATION PRICE:       $24.7225 (a 16% premium to the reference price)

    A PEPS Unit consists of two components, a purchase contract and a trust preferred security. The return to a PEPS Unit investor will depend upon the return provided by each of these components. For an investor that holds the PEPS Unit until remarketing and uses the proceeds from the remarketing to settle the purchase contract, the return will be comprised of the following:

                   PURCHASE CONTRACT                                               TRUST PREFERRED SECURITY
-------------------------------------------------------             -------------------------------------------------------
   Value of shares         +        Purchase contract        +      Distributions on the       +        Proceeds, if any,
     delivered at                    payments equal to                  trust preferred                   above $25.0625
    maturity of the                   2.40% per year                  securities at 7.35%                 received in the
   purchase contract                until November 16,                   of the stated                  remarketing of the
    on November 16,                        2002                       liquidation amount                  trust preferred
         2002                                                           per year until                   security prior to
                                                                       November 16, 2002                 November 16, 2002

PURCHASE CONTRACT

    The purchase contract obligates you to purchase our common stock. You can satisfy this obligation by settling early or by electing to pay cash before seven business days prior to November 16, 2002 or by participating in the remarketing. If you settle early you will receive for each PEPS Unit 1.0112 shares of our common stock, regardless of the market price of our common stock on the date of early settlement.

    Otherwise the number of shares delivered to you will depend on the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to November 16, 2002.

    - If the average closing price equals or exceeds $24.7225, the threshold appreciation price, you will receive 1.0112 shares. This is calculated by dividing the PEPS Unit issue price by the threshold appreciation price ($25/$24.7225 = 1.0112).

    - If the average closing price is greater than $21.3125 but less than $24.7225, you will receive a number of shares that produces a value of $25.

    - If the average closing price is less than or equal to $21.3125, the investor will receive 1.1730 shares. This is calculated by dividing the PEPS Unit issue price by the assumed common stock share price at issue ($25/$21.3125 = 1.1730).

    The following graphs show the number of shares of our common stock that would be delivered for each purchase contract on November 16, 2002 and the value of the shares delivered on November 16, 2002 depending upon our common stock share price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           NUMBER OF SHARES DELIVERED PER PURCHASE CONTRACT ON NOVEMBER 16, 2002
Number
of Shares
Delivered
Per Purchase
Contract                                             Deliver between         Deliver 1.0112
1.1730                                             1.0112 and 1.1730             shares per
1.0112                                               shares to equal      purchase contract
Deliver 1.1730                                      $25 per purchase
shares per                                                  contract
purchase contract                                           $21.3125               $24.7225

                                                               STOCK
                                                            PRICE AT
UtiliCorp Common Stock at November 16, 2002                 MATURITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              VALUE OF SHARES DELIVERED PER PURCHASE CONTRACT ON NOVEMBER 16, 2002
Value of
Shares
Delivered
Per Purchase                                                          Equal to
Contract                                                           share price
Value =                                                            of $21.3125
1.1730 x UCU
Stock Price                                                            Value =          Equal to
Percentage Change in UtiliCorp Common Stock                       1.0112 x UCU       share price
Price from Reference Price                       Value = $25       Stock Price       of $24.7225

Values of x axis    $35 $30 $25 $20 $15 $10

Values of y axis    -40% -35% -30% -25% -20% -15% -10% -5% 0 5% 10% 15% 20% 25% 30% 35% 40%

    - Prior to November 16, 2002, so long as the purchase contract is outstanding, we will pay you a purchase contract payment equal to 2.40% of the $25 stated amount per PEPS Unit per year, paid quarterly.

TRUST PREFERRED SECURITY

    The trust preferred securities described above will bear interest at a rate of 7.35% per year, paid quarterly, until November 16, 2002. After that date, the distribution rate will be reset following the remarketing of the trust preferred securities. The trust preferred securities will mature on November 16, 2004.

    The trust preferred security will serve as collateral for your purchase contract obligation. If you do not substitute a treasury security for the trust preferred security or elect to settle the purchase contract for cash or to settle the purchase contract early, the trust preferred security will be remarketed and the proceeds from the remarketing will be used to settle the purchase contract. Any proceeds received from the remarketing in excess of $25.0625 per trust preferred security will be paid to you.

COMPARISON OF INVESTMENT RETURNS FOR A PEPS UNIT AND OUR COMMON STOCK

    The following table compares the hypothetical return you would realize by investing in a PEPS Unit compared to investing in our common stock on the same day. If you buy a PEPS Unit, your investment would be substantially similar to the risks and rewards of an investment in our common stock. However, you would not benefit from the first 16% appreciation in the market value per share of our common stock. In addition, you would receive only 86.21% of the appreciation in market value per share of our common stock above the threshold appreciation price. Finally, until you settle the purchase contract, you would not receive any dividends on our common stock. Instead, you would receive payments on your PEPS Unit at a rate of 9.75% per year until November 16, 2002.

    You should note that this analysis assumes that:

    - we continue to pay quarterly dividends on our common stock totaling $1.20 per share per year; and

    - there are no proceeds above $25.0625 received by you in connection with the remarketing of the trust preferred security.

  CHANGE IN                                   VALUE OF       PRETAX
  UTILICORP    HYPOTHETICAL                    SHARES      ANNUALIZED       PRETAX
COMMON STOCK     UTILICORP       SHARES       DELIVERED      RATE OF       ANNUALIZE
 PRICE FROM    COMMON STOCK   DELIVERED PER      PER        RETURN ON       RATE OF
  REFERENCE      PRICE AT       PURCHASE      PURCHASE      UTILICORP      RETURN ON
    PRICE        MATURITY       CONTRACT      CONTRACT    COMMON STOCK    PEPS UNITS
-------------  -------------  -------------  -----------  -------------  -------------
       (40%)     $   12.79         1.1730     $   15.00         (9.54%)        (4.41%)
       (30%)     $   14.92         1.1730     $   17.50         (5.09%)        (0.29%)
       (20%)     $   17.05         1.1730     $   20.00         (1.14%)         3.39%
       (10%)     $   19.18         1.1730     $   22.50          2.41%          6.71%
        (5%)     $   20.25         1.1730     $   23.75          4.05%          8.26%
         0%      $   21.31         1.1730     $   25.00          5.63%          9.75%
         5%      $   22.38         1.1172     $   25.00          7.14%          9.75%
        10%      $   23.44         1.0664     $   25.00          8.59%          9.75%
        20%      $   25.58         1.0112     $   25.86         11.32%         10.74%
        30%      $   27.71         1.0112     $   28.02         13.86%         13.10%
        40%      $   29.84         1.0112     $   30.17         16.24%         15.31%

    The above diagrams and tables do not represent all potential outcomes from an investment in PEPS Units. For example, prior to seven business days preceding November 16, 2002, an investor may substitute a treasury security for the trust preferred security as collateral. By substituting a zero-coupon treasury security for 40 trust preferred securities, an investor may achieve higher or lower rates of return than shown above. The actual returns will vary depending upon a number of factors, including:

    - the price of the zero-coupon treasury security;

    - the potential trading price of the trust preferred securities; and

    - the costs and expenses associated with creating a Treasury PEPS Unit.

    An investor that creates a Treasury PEPS Unit, or an investor that settles the purchase contract early or for cash, and continues to hold the trust preferred security will continue to receive cash distributions on the trust preferred security until November 16, 2004. The distribution rate on the trust preferred securities will be reset on November 16, 2002 to the rate determined in the remarketing of the trust preferred securities.

    The return for a PEPS Unit investor may be greater if any proceeds above $25.0625 are received in the remarketing of the trust preferred security.

                                  RISK FACTORS

    AN INVESTMENT IN PEPS UNITS INVOLVES A NUMBER OF RISKS. BEFORE DECIDING TO BUY ANY PEPS UNITS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS ABOUT RISKS CONCERNING AN INVESTMENT IN PEPS UNITS.

    BECAUSE A PEPS UNIT CONSISTS OF A PURCHASE CONTRACT TO ACQUIRE SHARES OF OUR COMMON STOCK AND A TRUST PREFERRED SECURITY ISSUED BY THE TRUST, YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO OUR COMMON STOCK AND THE TRUST PREFERRED SECURITIES, AS WELL AS THE PEPS UNITS. YOU SHOULD CAREFULLY REVIEW THE FOLLOWING INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS ABOUT RISKS CONCERNING AN INVESTMENT IN ALL OF THESE SECURITIES AND IN US.

RISK FACTORS RELATING TO THE PEPS UNITS

    YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK

    The value of the shares of our common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the time of settlement. Because the price of our common stock fluctuates, the aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per PEPS Unit. If the market value of our common stock near the time of settlement is less than $21.3125, the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in a PEPS Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our common stock prior to settlement of the purchase contract.

    YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF
     OUR COMMON STOCK

    The aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day before November 16, 2002 equals or exceeds the threshold appreciation price of $24.7225 (which represents an appreciation of 16% over the reference price of $21.3125). Therefore, during the period prior to settlement, an investment in a PEPS Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference price of $21.3125 but falls below the threshold appreciation price of $24.7225, you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price, you will realize only 86.21% of the equity appreciation for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of shares of our common stock that you would receive at various average market prices.

    THE MARKET PRICE OF OUR COMMON STOCK IS UNPREDICTABLE

    It is impossible to predict whether the market price of our common stock will rise or fall. Many factors influence the trading price of our common stock, including those described below under "--Risk Factors Relating to UtiliCorp" and "Forward Looking Statements."

    The market for our common stock likely will influence, and be influenced by, any market that develops for the PEPS Units. For example, investors' anticipation of the distribution into the market of the additional shares of our common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase their volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of our common stock issuable upon settlement of the purchase contracts would constitute approximately 12.53% of our common stock outstanding as of September 23, 1999. The price of our common stock also could be affected by possible sales of our common stock by investors who view the PEPS Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the PEPS Units and our common stock.

    THE PEPS UNITS AND TREASURY PEPS UNITS PROVIDE LIMITED SETTLEMENT RATE
     ADJUSTMENTS

    The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with acquisitions or certain other transactions, which may adversely affect the price of our common stock. The terms of the PEPS Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the PEPS Units for any reason.

    YOU HAVE NO SHAREHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK

    Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions (including rights under our shareholders' rights plan) on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

    THE YIELD ON THE PEPS UNIT IS FIXED

    We cannot assure you that the yield on the PEPS Unit will remain higher than the dividend yield on the shares of our common stock. You will be entitled to receive aggregate cash distributions at the rate of 9.75% of the stated amount per PEPS Unit per year, consisting of purchase contract payments of $.60 and distributions on the related trust preferred security of $1.8375. We currently pay cash dividends at the rate of $1.20 per share of our common stock per year (equivalent to 5.6305% of the $21.3125 reference price per year).

    HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS

    You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust, and generally will have no voting rights, except in the limited circumstances described under "Description of the Preferred Securities--Voting Rights; Amendment of Declaration" in the accompanying prospectus.

    WE MAY REDEEM THE SENIOR DEFERRABLE NOTES UPON OCCURRENCE OF A TAX EVENT

    We may redeem the senior deferrable notes (and thereby cause the redemption of the trust securities) in whole at any time upon the occurrence and continuation of a tax event. See "Description of the Senior Deferrable Notes-- Tax Event Redemption" in this prospectus supplement. A tax event redemption is likely to constitute a taxable event to the beneficial owners of the trust preferred securities. If a tax event redemption occurs prior to settlement under the purchase contracts, the Trust will distribute the applicable redemption price to the securities intermediary, in liquidation of the PEPS Unit holders' interests in the Trust. The securities intermediary will use the redemption amount to purchase the treasury portfolio as substitute collateral on behalf of the holders of the PEPS Units. It is impossible to predict the impact that the substitution of the treasury portfolio as collateral for the redeemed trust preferred securities will have on the market price of the PEPS Units.

    WE WILL HAVE THE OPTION TO DEFER PURCHASE CONTRACT PAYMENTS

    We will have the right to defer payment of all or part of the purchase contract payments on the purchase contracts until no later than the purchase contract settlement date. We will pay additional purchase contract payments on any deferred installments of purchase contract payments at a rate of 9.75% per year (compounding quarterly) until paid. If the purchase contracts are settled early (at your option) or terminated, you will have no right to receive any accrued deferred purchase contract payments.

    WE WILL ALSO HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE SENIOR
     DEFERRABLE NOTES HELD BY THE TRUST

    If we exercise our right to defer interest payments on the senior deferrable notes, the Trust will not have enough funds to make the distributions on the trust preferred securities. In this case, even though you would not be receiving distributions on your trust preferred securities, you would be required to include the stated distribution amount on the trust preferred securities in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and would not receive cash distributions on your trust preferred securities until we make an interest payment on the senior deferrable notes. See "United States Federal Income Tax Consequences--Trust Preferred Securities--Interest Income and Original Issue Discount" in this prospectus supplement.

    If we exercise our right to defer payments of interest on the senior deferrable notes, the market price of the PEPS Units is likely to decrease. In addition, the mere existence of the right to defer interest payments may cause the market price of the PEPS Units to be more volatile than the market price of other securities that are not subject to such deferrals.

    RIGHTS UNDER THE GUARANTEE

    Under the guarantee to be executed by us for the benefit of the holders from time to time of the trust preferred securities, we will irrevocably guarantee the payment of various amounts payable with respect to the trust preferred securities, including accumulated distributions, the redemption price and amounts payable upon dissolution of the Trust, but only to the extent that the Trust has funds available for those payments. The Trust depends on us for its source of funds to make distributions on the trust preferred securities when due. If we were to default on our obligations to pay principal of or interest on the senior deferrable notes, the Trust would not have sufficient funds to pay distributions or other amounts on the trust preferred securities, and you would not be able to rely upon the guarantee for payment of these amounts. Instead, you would have to (1) rely on the property trustee enforcing its rights as the registered holder of the senior deferrable notes or (2) enforce the rights of the property trustee or assert your own right to bring an action directly against us to enforce payments on the senior deferrable notes. The declaration of trust provides that, by acceptance of the trust preferred securities, you agree to the provisions of the guarantee and the indenture under which the senior deferrable notes will be issued.

    YOUR PLEDGED TRUST PREFERRED SECURITY WILL BE ENCUMBERED BY OUR SECURITY
     INTEREST

    Although you will be the beneficial owner of the underlying pledged trust preferred security, that pledged trust preferred security will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged trust preferred security from this pledge arrangement, except to create Treasury PEPS Units or if you settle the purchase contract early or settle the purchase contracts for cash as described in this prospectus supplement.

    SECONDARY TRADING IN THE PEPS UNITS, TREASURY PEPS UNITS AND THE TRUST PREFERRED SECURITIES MAY BE LIMITED

    It is impossible to predict how the PEPS Units, the Treasury PEPS Units and the trust preferred securities will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

    The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "UCUPrW". However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the PEPS Units. If holders of the PEPS Units create Treasury PEPS Units, the liquidity of the PEPS Units could be adversely affected. Moreover, if the number of PEPS Units falls below the New York Stock Exchange's requirement for continued listing (whether as a result of the creation of Treasury PEPS Units or otherwise), the PEPS Units could be delisted from the New York Stock Exchange, or trading in the PEPS Units could be suspended.

    If Treasury PEPS Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges or associations as the PEPS Units. However, we do not presently plan to list the Treasury PEPS Units or the trust preferred securities on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the PEPS Units, the Treasury PEPS Units and the trust preferred securities. However, they are not obligated to do so and they may discontinue any market making at any time.

    THE PURCHASE CONTRACT AGREEMENT IS NOT QUALIFIED UNDER THE TRUST INDENTURE ACT AND THEREFORE THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED

    The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests", provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the PEPS Unit.

    DELIVERY OF SECURITIES SUBJECT TO POTENTIAL DELAY

    The purchase contract will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contract terminates upon one of these events, your rights and obligations under your purchase contract also will terminate, including your right to receive accrued purchase contract payments and your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security or your treasury security. Notwithstanding the automatic termination of the purchase contracts, imposition of an automatic stay under Section 362 of the Bankruptcy Code may delay the delivery to you of your securities being held as collateral under the pledge arrangement.

RISK FACTORS RELATING TO UTILICORP

    WE ARE EXPOSED TO MARKET RISK AND MAY INCUR LOSSES FROM OUR MARKETING AND
     TRADING OPERATIONS

    We routinely enter into financial contracts to position our trading portfolios. Our trading portfolios consist of physical and financial gas, electricity, coal, other commodities and interest rate contracts. These contracts take many forms including futures, swaps and options. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize losses from our trading activities. Our trading portfolios are also subject to the risk that parties with whom we enter into contracts fail to perform their obligations under their contracts with us.

    We currently enter into financial contracts to hedge or limit our exposure to trading losses. However, these strategies may not prove to be effective and we may still incur losses.

    We have commenced marketing and trading operations in the United Kingdom and Canada and have recently opened up a marketing and trading office in Spain. We incur similar trading risks and market exposures in these foreign markets. As we open additional foreign offices and our trading volumes in these offices increase, we will be exposed to additional trading risks.

    Although we strictly adhere to trading guidelines established by our board of directors and carefully qualify our market risk using advanced methodologies, there can be no assurance that these practices will prevent trading losses or that losses attributable to trading will not be material.

    WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY IF WE ARE UNABLE TO ACCESS OR GENERATE CAPITAL AT COMPETITIVE RATES

    Our ability to achieve our projected 10% earnings growth per year beginning in the year 2000 will depend on our successful implementation of our strategy, which includes growth through strategic acquisitions, alliances and investments and entrance into new international markets. Our ability to implement our strategy will be directly affected by our ability to access capital at competitive rates and our ability to successfully monetize previously acquired assets. If we are not able to access or generate capital at competitive rates, our growth will be adversely affected. A number of factors could affect our ability to access or generate capital including:

    - general economic conditions

    - capital market conditions

    - market prices for electricity and gas

    - the overall health of the utility industry

    - our ability to maintain our current credit ratings

    - our capital structure

    If we are unable to access capital markets at competitive rates to fuel our growth, it is unlikely that we will meet our targeted growth rates which could adversely affect the value of the PEPS Units and our common stock.

    WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES INTO OUR
     OPERATIONS

    During 1999, we have announced approximately $2 billion of domestic and international strategic transactions. Additionally, we intend to acquire other businesses in the future. Our ability to successfully integrate acquired businesses into our operations will depend on, among other things:

    - the adequacy of our implementation plans

    - the ability to achieve desired operating efficiencies

    - regulatory approval of the acquisitions on favorable terms

    If we are unable to successfully integrate new businesses into our operations, our future earnings could be adversely affected, which would in turn adversely affect the value of the PEPS Units and our common stock.

    THE VOLATILITY OF NATURAL GAS AND NATURAL GAS LIQUIDS PRICES CAN SIGNIFICANTLY AFFECT THE EARNINGS CONTRIBUTION FROM THE ENERGY ASSETS SEGMENT OF OUR AQUILA ENERGY BUSINESS GROUP

    Our Energy Assets segment gathers, stores, transports and processes natural gas and natural gas liquids. As a result, our earnings are dependent on the prices of natural gas and natural gas liquids. For every $.10 change (annualized) in price for a million cubic foot of gas, our EBIT is impacted by approximately $0.5 million. For every $0.01 change (annualized) in the price of natural gas liquids, our EBIT is impacted by approximately $1.5 million. As a result, the volatility of natural gas and natural gas liquids prices could have a significant impact on our earnings. The prices for natural gas and natural gas liquids can change materially because of changes in economic and market conditions that are beyond our control, including:

    - changes in supply and demand

    - the pace of third party well drilling efforts

    - the availability and prices of alternative energy sources

    - government regulations

    - industry-wide inventory levels

    - the seasons and weather in general

    - energy construction efforts

    OUR DEVELOPMENT OF A MERCHANT POWER PLANT MAY NOT BE SUCCESSFUL OR
     PROFITABLE

    We are currently constructing a 600 MW merchant power plant in Pleasant Hill, Missouri, and we may pursue similar projects in the future. The construction of a power plant involves many risks, including:

    - shortages and inconsistent qualities of equipment, material and labor

    - work stoppages

    - obtaining required permits

    - unforeseen engineering problems

    - environmental and geological problems

    - unanticipated cost increases

any of which could give rise to delays, cost overruns or the termination of plant construction or development.

    In addition, if there are any delays in the construction of the Missouri plant, those delays may impact the plant's ability to achieve commercial operations or certain operating levels by specified dates. If the plant is not operational on schedule, the counterparties to the power purchase agreements may have the right to terminate the contract.

    The Missouri plant will be a merchant facility. As such, we will not be guaranteed any specified rate of return on our investment in the plant or be guaranteed that we can recover all of our costs. If we are unable to recover the costs of our investment in this facility, our business, results of operations, and financial condition could be adversely affected. To the extent that our earnings are reduced by these events, the value of the PEPS Units, as well as our common stock could be adversely affected.

    THE EARNINGS CONTRIBUTION FROM OUR AUSTRALIAN OPERATIONS MAY DECREASE IN THE
     NEAR FUTURE

    After January 1, 2001, all Australian energy customers will be able to choose their energy suppliers. In addition, at that time the rates that utilities, such as United Energy, may charge will be reset. Although the new rate level cannot be predicted, we currently believe that rates will be lower than existing rates.

    As a result of the deregulation of the Australian market and the potentially reduced rates, we believe that the revenues generated from our Australian operations will be reduced and that earnings from these operations may be negatively impacted. To the extent that our earnings are reduced by these events, the value of the PEPS Units, as well as our common stock, could be adversely affected.

                                  THE COMPANY

OVERVIEW

    Formed in 1985, UtiliCorp United Inc. has expanded into a diversified global energy networks and merchant operator by acquiring domestic and international businesses and building upon its expertise in energy marketing and trading. Today, we operate regulated or merchant power businesses on three continents. Our businesses are organized into three groups consisting of U.S. Utilities and Aquila Energy and International. Our international operations are located in Australia, New Zealand, Europe, and Canada. Our consolidated operations generated total normalized earnings before interest and taxes (EBIT) of $373.6 million for the twelve months ended June 30, 1999.

BUSINESS SEGMENTS

U.S. UTILITIES

    Our U.S. Utilities group consists of our domestic regulated electric and natural gas network operations and supply assets. We strive to be a competitively priced, safe, and reliable provider of electricity and natural gas. We serve over 1.2 million regulated customers primarily located in the Midwest. For the twelve months ended June 30, 1999, U.S. Utilities contributed $208.3 million or 55.8% of our total normalized EBIT, representing our largest business segment as measured by total normalized EBIT contribution.

    U.S. Utilities operates in eight states and has both winter-peaking and summer-peaking gas and electric utilities. We believe this mixture of gas and electric operations and geographic diversity limits our exposure to earnings volatility from a single state, fuel, or regulatory ruling.

    U.S. Utilities derives its revenues from the sale of electricity and gas to a diversified set of regulated customers and other utilities. Regulated customers include residential, industrial and commercial users. The composition of U.S. Utilities sales for the twelve months ended June 30, 1999, is as follows:

        EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       TOTAL SALES               ELECTRIC                NATURAL GAS

                                RESIDENTIAL              RESIDENTIAL
        ELECTRIC                   38.8%                    61.9%
          50.2%
                                COMMERCIAL               COMMERCIAL
           GAS                     26.1%                    25.4%
          49.8%
                                   OTHER                    OTHER
                                   22.8%                    7.9%

                                INDUSTRIAL               INDUSTRIAL
                                   12.3%                    4.8%

    STRATEGIC OBJECTIVES

        U.S. Utilities' main objectives are to:

           - Maximize return on invested capital

           - Establish a platform of procedures and standards for operations that, when replicated, will add value to acquired businesses and other opportunities

    NETWORK OPERATIONS. U.S. Utilities' network operations currently distribute power to over 1.2 million electric and gas customers.

    - ELECTRIC OPERATIONS. We serve approximately 379,000 electric customers in Missouri, Kansas, Colorado, and West Virginia. Including acquisitions, our customers have grown at a compound annual growth of 7.1% per year since 1985. Over the same period, revenues from electric sales have grown at a compound annual rate of 9.0% and volumes, measured in electric megawatt hours, "MWHs," have grown at a compound annual rate of 11.3%.

    - GAS OPERATIONS. We serve approximately 848,000 natural gas customers in Missouri, Kansas, Colorado, West Virginia, Minnesota, Michigan, Nebraska, and Iowa. Including growth through acquisitions, the number of U.S. Utilities gas customers has grown at a compound annual rate of 6.3% since 1985. Over the same period, revenues from sales of natural gas have grown at a compound annual rate of 18.4% and volumes, measured in billion cubic feet, "Bcf," have grown at a compound annual rate of 23.6%.

    SUPPLY ASSETS. U.S. Utilities supplies wholesale electricity to our network operations and to other utilities, municipalities, and large customers. Supply Assets has 1,680 MWs of regulated, non-nuclear capacity located in Missouri, Kansas, and Colorado. During 1998, these generating facilities produced approximately 6,622,808 MWHs of electricity equaling approximately 53% of all electricity we sold domestically. The remaining 47% of electricity we sold was purchased from other sources. During 1998 in the United States, we generated approximately 84% of our electricity from coal-fired facilities and approximately 16% from oil- or natural gas-fired facilities. We believe our exposure to stranded investment is minimal primarily as a result of our low-cost, non-nuclear portfolio of production assets. For the year ended December 31, 1998, our capacity and net generation by fuel source for our regulated generation were as follows:

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                CAPACITY                             NET GENERATION

               GAS & OIL                               GAS & OIL
                 47.1%                                   16.5%

                  COAL                                    COAL
                 52.9%                                   83.5%

    We have entered into long-term coal supply contracts for our coal-burning plants at what we believe are favorable prices. As shown below, for the year ended December 31, 1998, the cost of our coal-generated power per MW was below our region's average cost.

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          1998 PRODUCTION COST PER MW
                     COAL-FIRED PLANTS OVER 150 MW CAPACITY

UTILICORP UNITED                          $14.79
REGION(1)                                 $16.89
Values of y axis
  $20.00 $16.00 $12.00 $8.00 $4.00 $0.00

(1) Represents a weighted average of production costs of similar plants in the Southwest Power Pool, the Mid-Continent Area Power Pool, and the Mid-American Interconnected Network.

    PENDING ACQUISITIONS. We are in the process of acquiring The Empire District Electric Company and St. Joseph Light & Power Company, two adjacent Missouri-based utilities, for approximately $1.1 billion combined, including the assumption of debt. These acquisitions will add approximately 207,000 electric and approximately 6,000 gas customers to our domestic network businesses. In addition, these properties increase our domestic generation capability by approximately 1,300 MWs or 75%, significantly expanding our Midwest platform. We expect these pending acquisitions to close in 2000.

AQUILA ENERGY

    Aquila Energy, "Aquila", includes our Energy Assets and Energy Marketing businesses, which together serve the merchant power segment. Through these combined businesses, we believe that we are able to provide additional trading liquidity in the marketplace and create value around our merchant assets. For the twelve months ended June 30, 1999, Aquila represented $61.9 million or 16.6% of our total normalized company EBIT. Energy Assets contributed $44.4 million or 71.7% of Aquila's total normalized EBIT and Energy Marketing contributed $17.5 million or 28.3% of Aquila's total normalized EBIT.

    STRATEGIC OBJECTIVES

        Aquila's main objectives are to:

           - Enhance our merchant function through control or ownership of selected midstream assets

           - Focus sales and marketing by region and industry and replicate successful transactions

           - Enhance our value to customers by increasing our number of tailored product offerings

           - Leverage infrastructure to maintain low per unit cost volume

           - Diversify risk by expanding into new products such as weather derivatives, natural gas liquids, pollution credits, coal, and generation capacity

           - Extend merchant capabilities to select international markets

    ENERGY ASSETS. Our Energy Assets segment comprises our midstream merchant assets, which include gas gathering, transporting, processing, liquids storage and merchant generation facilities. Through this segment, we seek to enhance our capabilities to provide better products and services to our customers and to optimize assets with our trading organization. For the twelve months ended June 30, 1999, Energy Assets represented $44.4 million or 11.9% of our total normalized EBIT.

    Aquila owns or holds interests in numerous midstream merchant assets. Representative merchant assets include:

    - An integrated network consisting of a 3,400-mile intrastate merchant pipeline, four gas processing facilities, natural gas gathering systems and transportation assets in Texas and Oklahoma. These assets provide services to natural gas producers by connecting producers' wells to a pipeline (gathering), transporting the gas to the processing plants and then processing the gas before delivery to the market. Control of this network provides us with a significant source of production volume and liquidity.

    - An equity interest in the Oasis Pipeline Company, a 600-mile regulated gas pipeline that connects the Katy Hub in western Texas to the Waha Hub in eastern Texas. This asset allows Aquila to take advantage of the pricing spreads between these two hubs.

    - The Katy Hub natural gas storage facility that serves as a connection point to 11 pipelines including Oasis. The facility permits up to 27.5 billion cubic feet of natural gas storage capacity. Katy Hub storage facility provides price liquidity in a vital trading region and allows the trading organization to add value to this energy asset.

    - A 600 MW combined-cycle, gas-powered merchant plant which is currently under development. Single cycle turbine construction is expected to be completed by mid-2001 and the plant is expected to be fully operational by 2002. The estimated cost to construct the facility is $277 million, which we expect to finance at the project level. A majority of the generated power from the plant is contracted to be sold to U.S. Utilities to serve native load demands in Missouri through 2005, with the remainder to be marketed by Aquila. We anticipate that power from the plant after expiration of the contract in 2005 will be marketed by Aquila through a joint venture.

    - Equity interests in independent power projects with prorated capacity of 254 MWs. All the operating projects have long-term power sale agreements in place which help to stabilize revenue streams from these projects.

    ENERGY MARKETING. Aquila markets and trades natural gas and power to industrial and wholesale customers in nearly all of the contiguous 48 states and Canada. For the twelve months ended June 30, 1999, Energy Marketing represented $17.5 million or 4.7% of our total normalized EBIT.

    Aquila was an early entrant in the energy marketing industry, establishing itself in 1986 in natural gas marketing. Over the years, Aquila has leveraged its natural gas marketing expertise into other commodities. In 1995, Aquila began marketing power and quickly established itself as one of the market leaders. Aquila also markets and trades coal, weather derivatives, pollution credits, and oil.

    One of the foundations underlying Aquila's growth in energy marketing is its risk management systems. Aquila was one of the first companies to develop a risk management system capable of pricing and monitoring commodity trading markets. Strong risk management systems, along with an independent trading control function, form a system of internal control that constantly monitors the trading activity.

    As of June 30, 1999, Aquila was ranked as the fourth-largest marketer of natural gas in North America and the second largest marketer of power. On a combined BTU equivalent basis, Aquila was the second-largest marketer of energy in North America. This extensive volume of trading activity gives us the market liquidity to offer customers an array of products, services and combination options to enhance the value of both the customer's assets and Aquila's midstream assets.

    The charts below show that since 1995, Aquila has achieved significant compound annual growth in its natural gas and electricity businesses and, consequently, has rapidly risen in the energy marketing rankings for both gas and electricity.
          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 NATURAL GAS 54% CAGR(1)
                                  BCF/DAY       RANKING
1995                                1.9               16TH
1996                                3.5                9TH
1997                                6.8                5TH
1998                                9.6                3RD
YTD 1999                           10.6                4TH
Values of y axis BCF/DAY 12 10 8 6 4 2 0

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ELECTRICITY 199% CAGR (1)(2)
                                    MWH/YR
                                (in millions)   RANKING
1995                                        .1
1996                                       6.5    5TH
1997                                      65.3    5TH
1998                                     121.2    4TH
LTM 1999                                 173.6    2ND
Values of y axis MWH/YEAR 160 120 80 40 0

------------------------

Note: CAGR represents compound annual growth rate.

(1) Numbers in bars represent industry peer group ranking by volume.

(2) Electricity operations began in December 1995. Accordingly, 1995 results are not included in CAGR.

INTERNATIONAL

    Extending our U.S. strategy, we have acquired or built energy network or merchant businesses in Australia, New Zealand, Europe, and Canada. Over the last five years, we have completed or announced approximately $1.4 billion of international investments and continue to seek early entry and expansion into markets that provide a combination of stable and attractive political environments.

    International contributed $104.3 million or 27.9% of our total normalized EBIT for the twelve months ended June 30, 1999. International normalized EBIT by country is as follows:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         NORMALIZED EBIT
12 MONTHS ENDED JUNE 30,1999
(IN MILLIONS)
AUSTRALIA                               $19.4
CANADA                                  $18.5
EUROPE                                  $14.2
NEW ZEALAND                             $52.2

    Our management approach to our international businesses includes the use of expatriate employees to enhance work practices and operational efficiencies and to ensure standardization and integration of systems. We generally seek to finance investments in local currency to mitigate foreign currency exposures. We require all international businesses to take part in the same operating and strategic reviews as our domestic businesses.

    STRATEGIC OBJECTIVES

        International's main objectives are to:

           - Acquire network assets and improve operations in select international markets

           - Leverage and transfer knowledge, procedures, policies and people between U.S. domestic and International operations

           - Monetize investments and reinvest proceeds to continue to take advantage of global privatization opportunities

           - Develop merchant businesses in the United Kingdom, Continental Europe and Australia.

    Our international strategy is exemplified by our experience in both Australia and New Zealand.

    AUSTRALIA. We manage and own 34% of United Energy Limited. United Energy is an Australian electric distribution company serving approximately 546,000 customers in the state of Victoria in and around the city of Melbourne. United Energy's service territory comprises approximately 25% of Victoria's population and 6% of Australia's total population. Approximately 90% of United Energy's customers are residential.

    The electricity market in Victoria is being deregulated in stages. Currently, industrial and large commercial customers with yearly usage above 160 MWHs can choose their retail electricity suppliers. After January 1, 2001, all United Energy customers will be able to choose their retail electricity suppliers. Approximately 85% of United Energy's gross profits come from network charges that would not be affected by customer choice.

    In May 1998, United Energy completed an initial public offering of its common stock. We acquired 49.9% of the utility in 1995. The offering reduced our equity ownership in United Energy to our current 34%.

    In March 1999, we, along with a partner, were successful bidders for Multinet/Ikon, a gas network and retail company serving approximately 587,000 customers in Victoria. Our investment of $224 million provides us with a 50% economic interest in Multinet/Ikon. We plan to be involved in utility privatizations of other Australian states as they occur.

    NEW ZEALAND. We own 79% of UnitedNetworks Limited, an electric network company that serves approximately 471,000 customers around the cities of Auckland, Wellington, and the surrounding areas. As part of New Zealand's Electricity Industry Reform Act of 1998, companies were required to separate ownership of their network and generation and retail businesses. Pursuant to the regulatory enactment, we have made substantial investments in New Zealand as we have concentrated growing our network business and acquired two additional network properties. Including these properties, UnitedNetworks currently delivers power to approximately 30% of New Zealand's customer base, making it the largest network provider in New Zealand. We continue to look for business expansion opportunities in New Zealand.

    EUROPE. In Europe, we own a natural gas marketing and transportation company in the United Kingdom that provides transportation and balancing services to aggregators that, in turn, serve over 1.3 million customers, 1 million of which were added in the past 12 months. Aggregators are independent U.K. businesses licensed to serve the natural gas needs of retail customers. The U.K. retail natural gas market is completely deregulated with all of its approximately 19 million customers able to choose their natural gas supplier.

    Using our U.K. operations as a platform, we announced expansion into Europe last spring with an initial sales office opening in Spain. We plan to continue to open sales and trading offices in Europe and will seek energy-related assets as opportunities warrant. Recently we renamed our European investment "Aquila Energy Europe" to reflect the merchant nature of the business.

    CANADA. We own West Kootenay Power, a hydroelectric utility with 205 MWs of generating capacity serving 132,000 direct and indirect customers in British Columbia. About 89% of West Kootenay Power's direct customers are residential. West Kootenay Power 's generated power costs are some of the lowest in its region. West Kootenay Power is regulated under a progressive regulatory model that incorporates a performance-based ratemaking scheme that balances customer and shareholder needs.

                                   THE TRUST

    The Trust is a statutory business trust that was created under the Delaware Business Trust Act. Prior to the issuance of the PEPS Units, the declaration of trust governing the Trust will be amended and restated in its entirety, substantially in the form filed as an exhibit to the registration statement. We will hold all of the common securities of the Trust in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. Upon the sale and issuance of the common securities and the trust preferred securities of the Trust, the Trust will use all of the proceeds to purchase the senior deferrable notes from us. The Trust's business and affairs will be conducted initially by five trustees, three of which are employees, officers or persons affiliated with us, the "regular trustees". The fourth trustee is Bank One Trust Company, NA, a financial institution that is unaffiliated with us, which serves as property trustee under the declaration, the "property trustee". The fifth Trustee is Bank One Delaware, Inc., which serves as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act.

                                USE OF PROCEEDS

    The net proceeds from the sale of 9,000,000 PEPS Units, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $217.7 million ($241.9 million if the underwriters' over-allotment option is exercised in full).

    The Trust will use all of the proceeds received from the sale of the PEPS Units to purchase the senior deferrable notes from us. We expect to use the proceeds from the sale of the senior deferrable notes to the Trust to reduce short-term debt and other short-term obligations incurred in connection with acquisitions, construction and repayment of long-term debt and for general corporate purposes.

    At June 30, 1999, we had outstanding short-term borrowings (excluding current maturities of long-term debt) of approximately $467.2 million with a weighted average interest cost of 5.58%.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed on the New York, Pacific and Toronto Stock Exchanges and is traded under the symbol "UCU". The high and low sales prices for our common stock as reported on the New York Stock Exchange composite transactions reporting system and dividends paid are shown in the following table for the periods indicated.

                                                                                                      PRICE RANGE
                                                                                  QUARTERLY CASH  --------------------
                                                                                    DIVIDENDS       HIGH        LOW
                                                                                  --------------  ---------  ---------
1997
           First Quarter........................................................    $    .2933    $   18.83  $   17.00
           Second Quarter.......................................................         .2933        19.59      17.17
           Third Quarter........................................................         .2933        20.59      19.33
           Fourth Quarter.......................................................         .2933        26.04      20.09
                                                                                       -------
                                                                                    $   1.1732
                                                                                       -------
                                                                                       -------

1998
           First Quarter........................................................    $      .30    $   26.29  $   23.33
           Second Quarter.......................................................           .30        26.33      23.21
           Third Quarter........................................................           .30        26.25      22.63
           Fourth Quarter.......................................................           .30        24.46      22.87
                                                                                       -------
                                                                                    $     1.20
                                                                                       -------
                                                                                       -------

1999
           First Quarter........................................................    $      .30    $   24.75  $   22.44
           Second Quarter.......................................................           .30        26.00      22.00
           Third Quarter (through September 23, 1999)...........................           .30        24.88      21.25
                                                                                       -------
                                                                                    $      .90
                                                                                       -------
                                                                                       -------

------------------------

    On September 23, 1999, the last reported sales price for the common stock on the New York Stock Exchange was $21.3125 per share. As of September 23, 1999, we had 40,606 common shareholders of record.

    Cash dividends on our common stock and the common stock of our predecessor have been paid each year since 1939.

    Our board of directors' current policy is to pay cash dividends on our common stock on a quarterly basis. Future cash dividends will depend on our earnings, cash flow, financial condition, and other factors deemed relevant by our board of directors (See "Description of Common Stock" in the accompanying prospectus for certain restrictions upon the payment of cash dividends).

    We have a Dividend Reinvestment and Common Stock Purchase Plan, "Drip Plan". Under the Drip Plan, our shareholders may automatically reinvest common stock cash dividends in shares of our common stock. The Drip Plan currently provides for reinvestment at 95% of applicable market prices. Investors and existing shareholders may make optional cash purchases of common stock at 100% of applicable market prices in amounts up to $10,000 per month.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of June 30, 1999, and as adjusted at that date to reflect: (a) the sale of $225 million of PEPS Units offered pursuant to the offering and (b) the application of the net proceeds as described under "Use of Proceeds" in this prospectus supplement.

                                                                      AS OF JUNE 30, 1999
                                                               ---------------------------------
                                                                               AS ADJUSTED
                                                                          ----------------------
                                                                             PRO          %
                                                                ACTUAL      FORMA    CAPITALIZATION
                                                               ---------  ---------  -----------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)

Short-term debt, including current maturities................  $   639.6  $   414.6         9.8%

Long-term debt...............................................    1,979.8    1,990.0        47.1
Company-obligated mandatorily redeemable, preferred
  securities of a partnership................................      100.0      100.0         2.4
Company-obligated security of trust holding solely parent
  company senior deferrable notes............................         --      225.0         5.3

Common shareholders' equity:
Common stock, par value $1 per share, authorized 200,000,000 shares, outstanding 93,605,736 shares; Class A common
  stock, par value $1 per share, authorized 20,000,000
  shares, none outstanding...................................       93.6       93.6
Premium on capital stock.....................................    1,258.0    1,247.8
Retained earnings............................................      211.3      211.3
Treasury stock, at cost......................................      (19.0)     (19.0)
Translation adjustment.......................................      (38.3)     (38.3)
                                                               ---------  ---------
  Total common shareholders' equity..........................    1,505.6    1,495.4        35.4
                                                               ---------  ---------  -----------
      Total capitalization...................................  $ 4,225.0  $ 4,225.0       100.0%
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                         SELECTED FINANCIAL INFORMATION

    You should read the following tables in conjunction with the financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus and in conjunction with the "Prospectus Supplement Summary--Recent Developments" section in this prospectus supplement.

                                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                    1998(1)     1997(2)     1996(3)     1995(4)       1994
                                                   ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales............................................  $ 12,563.4  $  8,926.3  $  4,332.3  $  2,792.6  $  2,398.1
Normalized EBIT..................................       347.2       339.1       316.3       264.4       240.0
Income from operations...........................       240.8       243.3       225.8       227.1       228.0
Net income.......................................       132.2       122.1       105.8        79.8        94.4
Earnings available for common shares.............       132.2       121.8       103.7        77.7        91.4
Basic earnings per common share..................        1.65        1.51        1.46        1.15        1.39
Diluted earnings per common share................        1.63        1.51        1.46        1.14        1.37
Normalized diluted earnings per common share.....        1.62        1.50        1.39        1.33        1.43
Cash dividends per common share..................        1.20        1.17        1.17        1.15        1.13

                                                                              TWELVE MONTHS ENDED JUNE 30,
                                                                        ----------------------------------------
                                                                                    1999                 1998
                                                                        ----------------------------  ----------
                                                                          PRO FORMA(5)      ACTUAL      ACTUAL
                                                                        ----------------  ----------  ----------
                                                                                      (UNAUDITED)
                                                                         (DOLLARS IN MILLIONS EXCEPT PER SHARE
                                                                                                      AMOUNTS)
Sales.................................................................    $   14,874.1    $ 14,874.1  $ 10,777.0
Normalized EBIT.......................................................           373.6         373.6       332.8
Income from operations................................................           316.1         316.1       231.2
Net income............................................................           136.6         142.2       117.8
Earnings available for common shares..................................           136.6         142.2       117.8
Basic earnings per common share.......................................            1.59          1.65        1.47
Diluted earnings per common share.....................................            1.58          1.64        1.45
Normalized diluted earnings per common share..........................            1.58          1.64        1.50
Cash dividends per common share.......................................            1.20          1.20        1.19

                                 AS OF JUNE 30, 1999                      AS OF DECEMBER 31,
                              -------------------------  -----------------------------------------------------
                              AS ADJUSTED(5)   ACTUAL      1998       1997       1996       1995       1994
                              --------------  ---------  ---------  ---------  ---------  ---------  ---------
                                     (UNAUDITED)
                                               (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets................    $  6,826.1    $ 6,826.1  $ 5,991.5  $ 5,113.5  $ 4,739.8  $ 3,885.9  $ 3,111.1
Short-term debt (including
  current maturities).......         414.6        639.6      484.4      263.4      277.7      303.7      321.2
Long-term debt..............       1,990.0      1,979.8    1,375.8    1,358.6    1,470.7    1,355.4      976.9
Preference and preferred
  stock(6)..................         325.0        100.0      100.0      100.0      125.0       25.4       25.4
Common shareholders'
  equity....................       1,495.4      1,505.6    1,446.3    1,163.6    1,158.0      946.3      906.8
Book value per common
  share.....................         16.11        16.22      15.83      14.43      14.50      13.73      13.49

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------

(1) In 1998 we recorded the following items that effect comparability:

    - A $27.7 million provision for impaired assets related to retail gas marketing assets, an independent power project and a partnership

    - A $6.6 million loss related to the settlement of two above-market gas contracts

    - A $6.8 million loss related to a judgment against us on a disputed gas supply contract

    - A $45.3 million gain related to United Energy Limited's sale of 42% of its common stock to the public

(2) In 1997 we recorded the following items that effect comparability:

    - A $26.5 million provision for impaired assets related to certain technology and royalty assets

    - A $6.5 million reserve primarily for unfavorable gas supply contracts

    - An extraordinary loss of $7.2 million net of tax related to the early retirement of long-term debt

    - A $53.0 million gain related to a terminated merger

    - A $4.8 million provision net of tax related to a change in accounting principles

(3) In 1996 we recorded the following items that effect comparability:

    - An $11.0 million expense for deferred merger costs

    - A $20.9 million gain related to a gain from a sale lease transaction partially offset by certain restructuring reserves related to changes in power project agreements

(4) In 1995, we recorded the following items that affect comparability:

    - A $34.6 million provision for impaired assets

    - A $29.8 million increase to income from operations related to a change in accounting method

(5) The pro forma financial data reflects:

    (a) the sale of $225 million of PEPS Units offered pursuant to the offering and (b) the application of the net proceeds as described under "Use of Proceeds" in this prospectus supplement

(6) This caption includes the company-obligated, mandatorily redeemable preferred securities of a partnership and the Trust from this offering.

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet under the caption "Company-Obligated Security of Trust Holding Solely Parent Company Senior Deferrable Notes". The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be the senior deferrable notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Minority Interest in Trust and Partnership", whether paid or accumulated.

    The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity. The present value of the purchase contract payments will initially be charged to equity, with a credit to liabilities.

    Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the PEPS Units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                         DESCRIPTION OF THE PEPS UNITS

    The following is a summary of some of the terms of the PEPS Units. This summary together with the summary of some of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the trust preferred securities set forth under the captions "Description of the Purchase Contracts", "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Trust Preferred Securities" in this prospectus supplement contain a description of all of the material terms of the PEPS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the trust preferred securities that have been filed or incorporated by reference as exhibits to the registration statement. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus.

PEPS UNITS

    Each PEPS Unit offered will initially consist of:

    - a purchase contract under which (1) the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts-- General" or "Description of the Purchase Contract--Early Settlement" in this prospectus supplement, as the case may be and (2) we will pay purchase contract payments to the holder at a rate of 2.40% per year, paid quarterly; and

    - a trust preferred security, having a stated liquidation amount of $25, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of the senior deferrable notes.

    The trust preferred security will be pledged under the pledge agreement to secure the holder's obligation to purchase our common stock under the purchase contract.

    We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, to cause the senior deferrable notes to be distributed to the holders of the trust securities. Prior to the distribution of the senior deferrable notes, we will be required to obtain an opinion of counsel that the distribution of the senior deferrable notes will not be taxable to the holders of the trust preferred securities for United States federal income tax purposes. References in this prospectus supplement to trust preferred securities, unless the context otherwise requires, include the senior deferrable notes that have been delivered to the holders of the trust preferred securities upon dissolution of the Trust.

    In addition, if a tax event occurs prior to the purchase contract settlement date, we may cause the senior deferrable notes (and, thus, the trust preferred securities) to be redeemed, a "tax event redemption". Upon a tax event redemption, the securities intermediary will use the proceeds from the redemption of the senior deferrable notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the senior deferrable notes, the "treasury portfolio". The treasury portfolio will be substituted for the redeemed trust preferred securities as the collateral securing the holders' obligations under the related purchase contracts and the Trust will be dissolved.

    If the Trust is dissolved at a time when the trust preferred securities are a part of the PEPS Unit, each PEPS Unit thereafter will consist of a purchase contract plus either a senior deferrable note having a principal amount of $25 or the applicable ownership interest of the treasury portfolio, as applicable, instead of a trust preferred security. If the Trust is dissolved at a time when the trust preferred securities are no longer a part of the PEPS Unit, the holder of the trust preferred securities will receive either a senior deferrable note or cash in an amount equal to the redemption price of the senior deferrable note, as applicable.

    An "applicable ownership interest" means, with respect to a PEPS Unit and the treasury portfolio, (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to November 16, 2002 and (2) for each scheduled interest payment date on the senior deferrable notes that occurs after the date upon which the senior deferrable notes are redeemed due to a tax event, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date. Unless otherwise specified, references in this prospectus supplement to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

    The purchase price of each PEPS Unit will be allocated between the purchase contract and the trust preferred security in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each trust preferred security will be $25. This position generally will be binding on each beneficial owner of a PEPS Unit (but not on the IRS).

    So long as the units are in the form of PEPS Units, either the related trust preferred securities or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our common stock under the related purchase contracts.

CREATING TREASURY PEPS UNITS BY SUBSTITUTING A TREASURY SECURITY FOR TRUST
  PREFERRED SECURITIES

    Each holder of 40 PEPS Units may create 40 Treasury PEPS Units by substituting for the trust preferred securities that are a part of the PEPS Units a treasury security having an aggregate principal amount at maturity equal to $1,000.

    Each Treasury PEPS Unit will consist of:

    - a purchase contract under which (1) the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate and (2) we will pay purchase contract payments to the holder; and

    - a 1/40 undivided beneficial ownership interest in a zero-coupon U.S. treasury security (CUSIP No. 912833 FR6) with a principal amount at maturity equal to $1,000 and maturing on November 15, 2002, the business day preceding the purchase contract settlement date.

    The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which Bank One Trust Company, NA (formerly The First National Bank of Chicago), acting as indenture trustee with respect to the senior deferrable notes and property trustee under the declaration of trust, is closed for business.

    The Treasury PEPS Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our common stock under the purchase contract.

    Holders of PEPS Units may create Treasury PEPS Units at any time on or prior to the seventh business day preceding November 16, 2002. Because the treasury security is issued in integral multiples of $1,000, holders of PEPS Units may create Treasury PEPS Units only in integral multiples of 40.

    To create 40 Treasury PEPS Units, a holder is required to:

    - deposit with the securities intermediary a zero-coupon U.S. treasury security (CUSIP No. 912833 FR6) with a principal amount at maturity equal to $1,000 and maturing on November 15, 2002; and

    - transfer to the purchase contract agent 40 PEPS Units, accompanied by a notice stating that the holder of the PEPS Units has deposited a treasury security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related 40 trust preferred securities.

    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 trust preferred securities from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

    - cancel the 40 PEPS Units;

    - transfer the related 40 trust preferred securities to the holder; and

    - deliver 40 Treasury PEPS Units to the holder.

    The treasury security will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our common stock under the related purchase contracts. These trust preferred securities thereafter will trade separately from the Treasury PEPS Units.

    Holders who create Treasury PEPS Units or recreate PEPS Units (as discussed below) will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" in this prospectus supplement.

RECREATING PEPS UNITS

    Each holder of 40 Treasury PEPS Units may recreate 40 PEPS Units by:

    - depositing with the securities intermediary 40 trust preferred securities; and

    - transferring to the purchase contract agent 40 Treasury PEPS Units, accompanied by a notice stating that such holder has deposited 40 trust preferred securities with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

    Upon receiving instructions from the purchase contract agent and confirmation of receipt of the trust preferred securities by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

    - cancel the 40 Treasury PEPS Units;

    - transfer the related treasury security to the holder; and

    - deliver 40 PEPS Units to the holder.

    Holders of Treasury PEPS Units may recreate PEPS Units at any time on or prior to the seventh business day preceding November 16, 2002.

CURRENT PAYMENTS

    Holders of PEPS Units will be entitled to receive aggregate cash distributions at a rate of 9.75% of the stated amount of $25 per year from and including September 29, 1999, payable quarterly in arrears, on February 16, May 16, August 16 and November 16, starting November 16, 1999 subject to increase as described under "Description of the Purchase Contracts--Purchase Contract Payments" in this prospectus supplement. The payments on the PEPS Units will consist of (1) purchase contract payments at the rate of 2.40%, per year, paid quarterly, of $25, the stated amount per year, and (2) cash distributions payable on the trust preferred securities by the Trust or the senior deferrable notes or amounts payable in respect of the treasury portfolio, as applicable, payable at the rate of 7.35% of the stated liquidation or principal amount per year, paid quarterly. We may defer (1) purchase contract payments and (2) interest payments on the senior deferrable notes which will effectively be a deferral of the cash distribution on the trust preferred securities since the Trust's only source of funds is the interest payments we make on the senior deferrable notes.

    If a holder of PEPS Units creates Treasury PEPS Units by substituting a treasury security for the trust preferred securities, the only payments that such holder will receive with respect to the Treasury PEPS Units will be the quarterly purchase contract payments. Original issue discount will accrue on the related treasury security. If a Treasury PEPS Unit holder continues to hold the trust preferred security that has been separated from the PEPS Unit, it will continue to receive distributions on such trust preferred security.

LISTING OF THE PEPS UNITS AND THE TREASURY PEPS UNITS

    The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "UCUPrW". If Treasury PEPS Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the trust preferred securities on any securities exchange.

MISCELLANEOUS

    We may purchase from time to time any of the PEPS Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

    The following description is a summary of some of the terms of the purchase contracts. It supplements the description of the stock purchase contracts in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The purchase contracts will be issued pursuant to the purchase contract agreement between us and Bank One Trust Company, NA as purchase contract agent. The following description of certain terms of the purchase contracts and certain provisions of the purchase contract agreement in this prospectus supplement and their description in the accompanying prospectus contain a description of their material terms but do not purport to be complete, and reference is hereby made to the copy of the purchase contract agreement that is filed as an exhibit or incorporated by reference to the registration statement.

    A holder of a PEPS Unit or a Treasury PEPS Unit can satisfy his or her obligation under the purchase contract to purchase our common stock on or prior to the purchase contract settlement date in one of three ways. Such holder can settle his or her purchase contract obligation by:

    - settling through the remarketing procedures described under "--Settlement through Remarketing";

    - settling by paying cash as described under "--Notice to Settle with Cash"; or

    - settling early at any time on or prior to the seventh business day preceding November 16, 2002 as described under "--Early Settlement".

    Any reference in this prospectus supplement to a PEPS Unit holder's or a Treasury PEPS Unit holder's obligation to purchase and us to sell our common stock on or by the purchase contract settlement date is an obligation that can only be satisfied by one of the above three settlement methods. Each of the three settlement methods requires you to make a decision about how you wish to satisfy you purchase contract obligation to purchase our common stock and take the appropriate steps no later than seven business days prior to November 16, 2002. If you are a PEPS Unit holder and you do nothing your trust preferred securities will be remarketed on the remarketing date and if you are a Treasury PEPS Unit holder we will receive at maturity the principal amount of the related treasury security which will be applied to satisfy your obligation under your purchase contracts as more fully described under "--Settlement through Remarketing".

    Each purchase contract that is a part of a PEPS Unit or a Treasury PEPS Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, the "settlement rate" (subject to adjustment as described under "--Anti-Dilution Adjustments" below):

    - If the applicable market value, as defined below, is equal to or greater than $24.7225, the threshold appreciation price, then each purchase contract will be settled for 1.0112 shares. (The reference price equals the closing price of our common stock on the date of this prospectus supplement, subject to anti-dilution adjustments, the "reference price". The threshold appreciation price represents an appreciation of 16% above the reference price of $21.3125.)

    - If the applicable market value is less than the threshold appreciation price but greater than the reference price, then each purchase contract will be settled for a number of shares having a value, based on the average applicable market value, equal to $25.

    - If the applicable market value is less than or equal to the reference price, then each purchase contract will be settled for 1.1730 shares of our common stock.

    For illustrative purposes only, the following table shows the number of shares of our common stock issuable upon settlement of each purchase contract at various assumed applicable market values. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. Given the reference price of $21.3125 and the threshold appreciation price of $24.7225, a holder of a PEPS Unit would receive on the purchase contract settlement date the following number of shares of our common stock:

                        APPLICABLE                              NUMBER OF
                          MARKET                                SHARES OF
                          VALUE                              OUR COMMON STOCK
                    ------------------                      ------------------
                         $19.6075                                 1.1730
                         $21.3125                                 1.1730
                         $23.0175                                 1.0861
                         $24.7225                                 1.0112
                         $26.4275                                 1.0112

    As the above table illustrates, if, on the purchase contract settlement date, the applicable market value is greater than or equal to $24.7225, we will be obligated to deliver 1.0112 shares of our common stock for each purchase contract. As a result, the holder would receive 86.21% of the appreciation in the market value of the shares of our common stock above $24.7225. If, on the purchase contract settlement date, the applicable market value is less than $24.7225 but greater than $21.3125 we will be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our common stock for that period. If, on the purchase contract settlement date, the applicable market value is less than or equal to $21.3125, we will be obligated to deliver 1.1730 shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of our common stock for that period.

    The term "applicable market value" means the average of the closing prices, as defined below, of the shares of our common stock on each of the 20 consecutive trading days, as defined below, ending on the third trading day prior to the purchase contract settlement date.

    The term "closing price" of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of shares of our common stock on the New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or if shares of our common stock are not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, Inc., or (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

    The term "trading day" means a day on which the shares of our common stock
(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

    We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

    Prior to the settlement of a purchase contract, the shares of our common stock underlying the purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights (including under our shareholder rights plan) of a holder of our common stock by virtue of holding such purchase contract.

    By purchasing a PEPS Unit or a Treasury PEPS Unit, a holder will be deemed to have, among other things:

    - irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract on behalf of such holder;

    - agreed to be bound by the terms and provisions of the related purchase contract;

    - irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the pledge agreement on behalf of such holder; and

    - agreed to be bound by the pledge arrangement contained in the pledge agreement.

    In addition, each holder will be deemed to have agreed to treat itself as the owner of the related trust preferred security, treasury security or applicable ownership interest of the treasury portfolio, as the case may be, and to treat the senior deferrable notes as our indebtedness for United States federal, state and local income and franchise tax purposes.

SETTLEMENT THROUGH REMARKETING

    PEPS Unit holders:

    - who fail to notify the purchase contract agent, prior to 5:00 p.m., New York City time, on the seventh business day prior to November 16, 2002, of their intention to effect settlement of the related purchase contracts with cash in the manner described under "--Notice to Settle with Cash", or

    - who so notify the purchase contract agent but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to November 16, 2002, or

    - who do not settle early the related purchase contract prior to 5:00 p.m., New York City time, on the seventh business day prior to November 16, 2002 in the manner described under "--Early Settlement"

will have their trust preferred securities remarketed three business days prior to November 16, 2002, the remarketing date. These PEPS Unit holders will join the holders of trust preferred securities who have elected to have their trust preferred securities remarketed.

    Pursuant to the remarketing agreement between the remarketing agent and us, the remarketing agent will use its reasonable efforts to remarket the trust preferred securities on the remarketing date at a price at least equal to $25.0625. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price of at least $25.0625 per trust preferred security immediately prior to remarketing, then the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing. Of the proceeds from the remarketing of the trust preferred securities that are a part of the PEPS Units, $25 will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the related purchase contracts and $.0625 will automatically be applied to pay the remarketing agent for its services in connection with the remarketing. Any proceeds above $25.0625 per trust preferred security will be delivered to you. These excess proceeds will be paid to you at the same time we pay the final purchase contract payment. See "Description of the Trust Preferred Securities-- Distribution Rate Reset" in this prospectus supplement.

    If the remarketing agent cannot remarket the trust preferred securities, a "failed remarketing" will occur. If you are a PEPS Unit holder who did not settle your purchase contract early, we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your trust preferred security pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on such trust preferred security in cash to the purchase contract agent for payment to the holders of the PEPS Units of which such senior deferrable notes are a part. We will cause a notice of such failed remarketing to be published on November 14, 2002, the second business day prior to the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be THE WALL STREET JOURNAL, and on Bloomberg News.

    In the event of a failed remarketing, if you are a holder of a trust preferred security that is not a part of a PEPS Unit, such as a PEPS Unit holder who settled the purchase contract early or a Treasury PEPS Unit holder, the distribution rate on your trust preferred security will be set at the rate determined by a formula, set forth under "Description of the Trust Preferred Securities--Distribution Rate Reset--Failed Remarketing" in this prospectus supplement.

    As long as the PEPS Units, the Treasury PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with The Depository Trust Company, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding PEPS Units, Treasury PEPS Units or trust preferred securities of such remarketing and of the procedures to be followed for settlement with cash. We have agreed that, if required under the U.S. federal securities laws, we will try to have in effect a registration statement covering the trust preferred securities to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

NOTICE TO SETTLE WITH CASH

    A holder of a PEPS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the seventh business day preceding November 16, 2002 if a tax event redemption has not occurred. If you hold a Treasury PEPS Unit or a tax event redemption has occurred you have until 5:00 p.m., New York City time, on the second business day preceding November 16, 2002 to deliver your "Notice to Settle with Cash". A Treasury PEPS Unit holder may only settle their purchase contracts in integral multiples of 40 purchase contracts.

    Such holder must deliver to the securities intermediary a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Such payment must be delivered prior to 11:00 a.m., New York City time, on the fifth business day prior to November 16, 2002, if a tax exempt redemption has not occurred. If you hold a Treasury PEPS Unit or a tax event redemption has occurred, you have until 11:00 a.m., New York City time on the business day prior to November 16, 2002 to deliver your cash payment.

    Upon receipt of such cash payment, the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PEPS Unit. The holder of the PEPS Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

    If the cash payment is not delivered by you by the applicable time and date specified above, the related trust preferred security will be remarketed and we will use the proceeds to satisfy in full your purchase contract obligation or we will receive at maturity the principal amount of the related treasury security in full satisfaction of your purchase contract to buy our common stock on the purchase contract settlement date.

    Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT

    A holder of a PEPS Unit or a Treasury PEPS Unit may settle the related purchase contract prior to the remarketing date by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to, or upon the order of, UtiliCorp United Inc. in an amount equal to $25 multiplied by the number of purchase contracts being settled. A holder of a PEPS Unit or a Treasury PEPS Unit may settle early the related purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day preceding November 16, 2002. If you are a Treasury PEPS Unit holder you may settle your purchase contracts early only in integral multiples of 40 purchase contracts.

    Upon early settlement, we will sell, and the holder will be entitled to buy,
1.0112 shares of our common stock for each PEPS Unit or Treasury PEPS Unit (regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. The holder's right to receive future purchase contract payments will terminate. We will cause (1) the shares of our common stock to be delivered and (2) the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder.

    If the purchase contract agent receives a completed "Election to Settle Early" and payment of $25 for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PEPS Units or Treasury PEPS Units, as applicable, are evidenced by one or more global security certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

PURCHASE CONTRACT PAYMENTS

    Purchase contract payments will be fixed at a rate per year of 2.40% of the $25 stated amount per purchase contract. Purchase contract payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Purchase contract payments will accrue from the date of issuance of the PEPS Units and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 1999.

    We will have the right to defer payment of all or part of the purchase contract payments on the purchase contracts until no later than the purchase contract settlement date, "deferred purchase contract payments". We will pay additional purchase contract payments on any deferred installments of purchase contract payments at a rate of 9.75% per year (compounding quarterly) until paid. If the purchase contracts are settled early (at your option) or terminated, you will have no right to receive any accrued deferred purchase contract payments.

    Purchase contract payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates, which, so long as the PEPS Units or Treasury PEPS Units, as the case may be, remain in book-entry only form, will be the business day preceding the relevant payment dates. Purchase contract payments will be paid through the purchase contract agent, which will hold amounts received in respect of the purchase contract payments for the benefit of the holders of the purchase contracts that are a part of these PEPS Units or Treasury PEPS Units, as the case may be. Subject to any applicable laws and regulations, each such payment will be made as described under "Book-Entry Systems" in this prospectus supplement. If the PEPS Units or Treasury PEPS Units, as the case may be, do not remain in book-entry only form, the relevant record dates will be the fifteenth business day prior to the relevant payment dates. If any date on which purchase contract payments are to be made is not a business day, then payment of the purchase contract payments payable on such date will be made on the next day that is a business day (and without any interest in respect of any such delay), except that, if such business day is in the next calendar year, such payment will be made on the preceding business day.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the settlement rate will be adjusted if certain events occur, including:

    - the payment of dividends (and other distributions) on our common stock made in our common stock;

    - the issuance to all holders of our common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price", as defined below, of our common stock but not including for this purpose our Dividend Reinvestment and Stock Purchase Plan;

    - subdivisions, splits or combinations of our common stock;

    - distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

    - distributions consisting exclusively of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed the greater of: (a) the amount per share of the next preceding quarterly cash dividend on our common stock to the extent that such preceding quarterly dividend did not require an adjustment to the settlement rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of our common stock) and (b) 3.75% of the arithmetic average of the closing prices of our common stock during the ten consecutive trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with our liquidation, dissolution or termination (if an adjustment is required to be made as set forth in this clause as a result of a distribution (i) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds the amount of the largest quarterly dividend permitted to be excluded by this clause or
      (ii) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

    - the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of such tender or exchange offer.

    The term "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related PEPS Unit or Treasury PEPS Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related PEPS Unit or Treasury PEPS Unit immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

    In the case of a merger transaction where more than 30% of the purchase price of our common stock is received in cash you may settle your purchase contract with cash during the one week period beginning on the twenty-first trading day after the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading date after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value".

    If at any time we make a distribution of property to holders of our common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PEPS Units and Treasury PEPS Units. See "United States Federal Income Tax Consequences--PEPS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus supplement.

    In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

    Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the PEPS Units and Treasury PEPS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

    If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

    The purchase contracts and the obligations and rights of us and of the holders of the PEPS Units and Treasury PEPS Units thereunder (including the holders' right to receive accrued purchase contract payments and the obligation and right to purchase and receive shares of our common stock) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon such termination, the collateral agent will release the related trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities to the purchase contract agent for distribution to the holders of the PEPS Units and Treasury PEPS Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

    The trust preferred securities that are a part of the PEPS Units (or the applicable ownership interests of the treasury portfolio that are a part of the PEPS Units, if a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury PEPS Units collectively, the "pledged securities", will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the PEPS Units and the Treasury PEPS Units with respect to such pledged securities will be subject to our security interest therein. No holder of PEPS Units or Treasury PEPS Units will be permitted to withdraw the pledged securities related to such PEPS Units or Treasury PEPS Units from the pledge arrangement except:

    - in the case of a PEPS Unit, to substitute a treasury security for the related trust preferred security;

    - in the case of a Treasury PEPS Unit, to substitute trust preferred securities for the related treasury security (for both (1) and (2), as provided for under "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" and "--Recreating PEPS Units" in this prospectus supplement); and

    - upon early settlement, settlement for cash or termination of the related purchase contracts.

    Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of PEPS Units (unless a tax event redemption has occurred) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related trust preferred securities (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury PEP or PEPS Unit (if a tax event redemption has occurred) will retain beneficial ownership of the related treasury securities or applicable ownership interest of the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

    Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments, together with purchase contract payments received from us, to the holders in whose names the PEPS Units are registered at the close of business on the record date preceding the date of such distribution.

                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
            THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

    Payments on the PEPS Units and Treasury PEPS Units will be payable, the purchase contracts will be settled and transfers of the PEPS Units and Treasury PEPS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PEPS Units or Treasury PEPS Units do not remain in book-entry form, we have the option to make payments on the PEPS Units and Treasury PEPS Units by check mailed to the address of the person entitled thereto as shown on the security register.

    No service charge will be made for any registration of transfer or exchange of the PEPS Units or Treasury PEPS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

    Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    - change any payment date;

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

    - reduce any purchase contract payments or change the place or currency of payment;

    - impair the right to institute suit for the enforcement of a purchase contract;

    - reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

    Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

    - otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

NO CONSENT TO ASSUMPTION

    Each holder of a PEPS Unit or a Treasury PEPS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such PEPS Unit or Treasury PEPS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

MERGER, SALE OR LEASE

    We will covenant in the purchase contract agreement that we will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other entity or group of affiliated entities unless:

    - either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and such corporation expressly assumes all of our obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

    - we are, or such successor corporation is, not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations thereunder.

GOVERNING LAW

    The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

    Bank One Trust Company, NA will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PEPS Units and Treasury PEPS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PEPS Units, the Treasury PEPS Units or the purchase contract agreement.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

    Chase Manhattan Trust Company, National Association will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PEPS Units or Treasury PEPS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

    Chase Manhattan Trust Company, National Association will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

    The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PEPS Units and Treasury PEPS Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury PEPS Units or recreating PEPS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following description is a summary of the terms of the trust preferred securities. It supplements the description of the trust preferred securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The trust preferred securities, which form a part of the PEPS Unit and which, under certain circumstances, will trade separately from the purchase contract also forming a part of the PEPS Unit, will be issued pursuant to the terms of the declaration of trust. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following description of certain terms of the trust preferred securities and certain provisions of the declaration of trust in this prospectus supplement and their description in the accompanying prospectus contain a description of their material terms but do not purport to be complete, and reference is hereby made to the copy of the declaration of trust (including the definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

DISTRIBUTIONS

    Distributions on each trust preferred security will accumulate and be payable at a rate per year of 7.35% of the stated liquidation amount of $25 per trust preferred security until November 16, 2002, and at the reset rate thereafter. Distributions not paid on the scheduled payment date will accumulate and compound quarterly at the rate of 9.75% per year through and including November 16, 2002, and at the reset rate thereafter. The term "distribution", as used herein, includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed (1) for any full quarterly distribution period, on the basis of a 360-day year of twelve 30-day months, and (2) for any period shorter than a full quarterly distribution period, on the basis of a 30-day month and, for any period of less than one month, on the basis of the actual number of days elapsed per 30-day month.

    Distributions on the trust preferred securities will be cumulative, will accumulate from the first date of issuance of the trust preferred securities and will be payable quarterly, in arrears, on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 1999.

    Distributions are payable only to the extent that payments are made to the Trust in respect of the senior deferrable notes held by the property trustee and to the extent the Trust has funds available for the payment of such distributions.

DISTRIBUTION RATE RESET

    The reset rate on the trust preferred securities will be determined on the third business day prior to the purchase contract settlement date, the "remarketing date" and actually reset on November 16, 2002. The reset rate, which will be equal to or greater than 7.35% per year, will be the rate per year that results from the remarketing of (1) the trust preferred securities that are a part of PEPS Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given such notice but failed to deliver cash, and (2) the trust preferred securities that are not a part of PEPS Units (that is, the trust preferred securities that are owned by Treasury PEPS Unit holders, by PEPS Unit holders who elected to settle for cash or to settle early or by holders who purchased trust preferred securities in a secondary trading transaction), as to which the holders have requested remarketing.

    On the remarketing date, the remarketing agent will use reasonable efforts to remarket these trust preferred securities. If the remarketing agent determines that it can remarket the trust preferred securities at $25.0625 per trust preferred security (without an increase in the rate), then the reset rate will equal 7.35%. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for purchase at a price of $25.0625 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at that time, and then the reset rate will equal that increased rate.

REMARKETING PROCEDURES

    Set forth below is a summary of the procedures to be followed in connection with a remarketing of the trust preferred securities (or, if the senior deferrable notes have been distributed to holders of the trust preferred securities in liquidation of the Trust, a remarketing of the senior deferrable notes):

    As long as the PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding trust preferred securities or PEPS Units of the remarketing.

    Not later than 5:00 p.m., New York City time, on the seventh business day preceding November 16, 2002, any holder of trust preferred securities that are a part of the PEPS Units may elect to have its trust preferred securities remarketed. Holders of PEPS Units that do not settle their related purchase contract early or that do not give notice prior to such time of their intention to settle their related purchase contract early or to settle their related purchase contract for separate cash, and holders who give such notice but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to November 16, 2002, will be deemed to have consented to the disposition of the trust preferred securities that are a part of their PEPS Units in the remarketing. Holders of trust preferred securities that are not a part of a PEPS Unit who wish to have their trust preferred securities remarketed must give notice of their election to the property trustee prior to 11:00 a.m., New York City time, on the fifth business day prior to November 16, 2002. Any such notice will be irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

    If none of the holders elects to have their trust preferred securities remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole, reasonable discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

FAILED REMARKETING

    If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the trust preferred securities tendered or deemed tendered for purchase, a "failed remarketing" will be deemed to have occurred, and the remarketing agent will so advise DTC, the property trustee, the Trust and us.

    If a failed remarketing occurs and you are a PEPS Unit holder who has not settled your purchase contract early or has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we will exercise our rights as a secured party and take possession of your trust preferred securities. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

    If a failed remarketing occurs and you are a holder of trust preferred securities that are not part of a PEPS Unit, you will retain possession of your trust preferred securities and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below.

    The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior deferrable notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us) is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as the yield to maturity of the trust preferred securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

    The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our senior notes in effect at the close of business on the business day immediately preceding the date of a failed remarketing:

PREVAILING RATING ON
OUR SENIOR NOTES                                                                         SPREAD
-------------------------------------------------------------------------------------  -----------
AA/"Aa"..............................................................................        3.00%
A/"a"................................................................................        4.00%
BBB/"Baa"............................................................................        5.00%
Below BBB/"Baa"......................................................................        7.00%

You should know that we are using the rating on our senior notes as a convenient bench mark to ascertain the "applicable spread" and that if a rating were given to your trust preferred securities by a nationally recognized rating agency, it may or may not be the same as the rating on our senior notes.

For purposes of this definition, the "prevailing rating" of our senior notes shall be:

        (1) AA/"Aa" if our senior notes have a credit rating of AA- or better by Standard & Poor's Ratings Services and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

        (2) if not under clause (1) above, then A/"a" if our senior notes have a credit rating of A- or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

        (3) if not under clauses (1) or (2) above, then BBB/"Baa" if our senior notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us); or

       (4) if not under clauses (1) through (3) above, then Below BBB/"Baa".

Notwithstanding the foregoing, (A) if (i) the credit rating of our senior notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing", or (ii) the credit rating of our senior notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of our senior notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our senior notes by Moody's and S&P and (B) if our senior notes are rated by only one rating agency on or before the remarketing date, the prevailing rating shall at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our senior notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be Below BBB/"Baa".

    By approximately 4:30 p.m., New York City time, on the remarketing date, provided that there has not been a failed remarketing, the remarketing agent will advise (1) DTC, the property trustee and us of the reset rate determined in the remarketing and the number of trust preferred securities sold in the remarketing, (2) each person purchasing trust preferred securities in the remarketing (or the appropriate DTC participant) of the reset rate and the number of trust preferred securities such person is to purchase and (3) each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the trust preferred securities purchased through the facilities of DTC.

    In accordance with DTC's normal procedures, three business days after the remarketing date, the transactions described above with respect to each trust preferred security tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such trust preferred securities delivered by book entry as necessary to effect purchases and sales of such trust preferred securities. DTC will make payment in accordance with its normal procedures.

    If any trust preferred securities holder selling trust preferred securities in the remarketing fails to deliver such trust preferred securities, the direct or indirect DTC participant of such selling holder and of any other person that was to have purchased trust preferred securities in the remarketing may deliver to any such other person a number of trust preferred securities that is less than the number of trust preferred securities that otherwise was to be purchased by such person. In such event, the number of trust preferred securities to be so delivered will be determined by such direct or indirect participant, and delivery of such lesser number of trust preferred securities will constitute good delivery.

    The right of each holder to have trust preferred securities tendered for purchase will be limited to the extent that (1) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement, (2) the remarketing agent is able to find a purchaser or purchasers for tendered trust preferred securities and (3) such purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

    The remarketing agent is not obligated to purchase any trust preferred securities that would otherwise remain unsold in the remarketing. Neither we nor the Trust nor the property trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of trust preferred securities for remarketing. Whether or not there has been a "failed remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

    We will be liable for any and all costs and expenses incurred in connection with the remarketing. However, for the performance of its services, the remarketing agent will retain from the proceeds of the remarketing an amount equal to 0.25% of the aggregate stated liquidation amount of all remarketed trust preferred securities.

REMARKETING AGENT

    The remarketing agent will be Morgan Stanley & Co. Incorporated. We, the Trust and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated, will act as the exclusive remarketing agent and will use reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing. Under certain circumstances, some portion of the trust preferred securities tendered in the remarketing may be purchased by the remarketing agent.

    The remarketing agreement provides that the remarketing agent will incur no liability to us or the Trust or to any holder of the PEPS Units or the trust preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

    We and the Trust have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

    The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with the Trust and us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

                   DESCRIPTION OF THE SENIOR DEFERRABLE NOTES

    The following description is a summary of the terms of the senior deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The senior deferrable notes will be issued under an indenture dated as of November 1, 1990, as supplemented by a twelfth supplemental indenture relating to the senior deferrable notes, between us and Bank One Trust Company, NA (formerly The First National Bank of Chicago), as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the senior deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the twelfth supplemental indenture, and the form of senior deferrable note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

    The senior deferrable notes will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The senior deferrable notes initially will be issued in aggregate principal amount equal to $231,958,775, such amount being the sum of the maximum aggregate stated liquidation amounts of the trust preferred securities and the common securities. If the over-allotment option is exercised in full by the underwriters an additional $25,773,200 of the senior deferrable notes will be issued to the Trust.

    The senior deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 16, 2004.

    We will have the right at any time, subject to certain conditions, to dissolve the Trust and cause the senior deferrable notes to be distributed to the holders of the trust securities. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the senior deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these senior deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

    If the senior deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the senior deferrable notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the senior deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the senior deferrable notes are issued in certificated form, the senior deferrable notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior deferrable notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior deferrable notes. In the event the senior deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the senior deferrable notes will be registrable and the senior deferrable notes will be exchangeable for senior deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any senior deferrable notes is the property trustee, we will make payment of principal and interest on the senior deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

    The indenture does not contain provisions that afford holders of the senior deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the Trust will treat the senior deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment. If the IRS were to disregard this classification, it could have a material adverse effect on our financial condition.

INTEREST

    Each senior deferrable note will bear interest at the rate of 7.35% per year from September 29, 1999 until November 16, 2002, and at the reset rate thereafter, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an "interest payment date", commencing November 16, 1999, to the person in whose name such senior deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the senior deferrable notes do not remain in book-entry only form, the record date will be 15 business days prior to each interest payment date. The interest rate on the senior deferrable notes will be reset on November 16, 2002.

    The amount of interest payable on the senior deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

OPTION TO DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES

    So long as no event of default has occurred and is continuing, we have the right under the indenture at any time during the term of the senior deferrable notes to defer the payment of interest for a period not extending beyond the maturity date of the senior deferrable notes. We refer to any such period of deferral as an "extension period". During such extension period the Trust will no longer have sufficient funds to make quarterly distribution payments on the trust preferred securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid (together with accrued interest at the deferral rate compounded on each succeeding interest payment date) to the Trust. At the end of an extension period, the Trust will make all unpaid distributions (together with accrued distribution payments at the deferral rate compounded on each succeeding payment date) to holders of the trust preferred securities.

    During any extension period, we may not take any of the prohibited actions described under "-- Certain Covenants of UtiliCorp" in this prospectus supplement.

    Prior to the expiration of any extension period, we may further extend the extension period, but not beyond the maturity date of the senior deferrable notes. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period. We must give the indenture trustee written notice of our election of any extension period (or our further extension) at least five business days prior to the earlier of:

    - the date the interest on the senior deferrable notes would have been payable except for the election to begin or extend the extension period;

    - the date the indenture trustee is required to give notice to any securities exchange or to holders of the senior deferrable notes of the record date or the date the interest is payable; and

    - the record date.

    The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the senior deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

CERTAIN COVENANTS OF UTILICORP

    We will covenant that during an extension period or during the continuance of an event of default, we will not:

    - make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any of our debt securities that rank junior to the senior deferrable notes in right of payment;

    - make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks junior to the senior deferrable notes in right of payment; or

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for or as a result of:

       - dividends or distributions in, or options, warrants or rights to subscribe for or purchase, our common stock;

       - any declaration of a dividend in connection with the implementation of a shareholder's rights plan, or the issuance of shares under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

       - a reclassification of our capital stock solely into shares of one or more classes or series of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

       - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

       - the purchase of our common stock in connection with our normal course issuer bid-purchases for the satisfaction by us of our obligations under any benefit plans for our and our subsidiaries' directors, officers or employees or any of our dividend reinvestment plans.

OPTIONAL REDEMPTION

    Upon the occurrence and continuation of a tax event we will have the right to redeem the senior deferrable notes. If we redeem the senior deferrable notes upon the occurrence of a tax event, the proceeds from such redemption will be applied simultaneously to redeem trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so redeemed, at a price per trust security equal to the redemption amount (as defined under "Description of the Senior Deferrable Notes--Tax Event Redemption" in this prospectus statement) plus any accumulated and unpaid distributions thereon to the date of such redemption, and the Trust will be dissolved. If the tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable to the securities intermediary, in liquidation of the PEPS Unit holders' interests in the Trust, will be applied by the securities intermediary to purchase the treasury portfolio. The applicable ownership interest of the treasury portfolio will be pledged to the collateral agent to secure the obligations of the holders of the PEPS Units to purchase our common stock under the related purchase contract.

TAX EVENT REDEMPTION

    If a tax event, as defined below, occurs and is continuing, we may redeem, at our option, the senior deferrable notes in whole (but not in part), at a price equal to, for each senior deferrable note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date". Upon a tax event redemption, the Trust will use the proceeds of such tax event redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the senior deferrable notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the PEPS Unit holders' interests in the Trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the PEPS Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the PEPS Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the PEPS Unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the PEPS Units. If a tax event redemption occurs, holders of trust preferred securities that are not part of PEPS Units will directly receive proceeds from the redemption of the senior notes.

    "Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by Blackwell Sanders Peper Martin LLP or another law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the senior deferrable notes, (2) interest payable by us on the senior deferrable notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "Redemption amount" means, for each senior deferrable note, the product of the principal amount of such senior deferrable note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

    "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer", to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

    "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the PEPS Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

    "Treasury portfolio" means, with respect to the applicable principal amount of senior deferrable notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on such date.

    "Quotation agent" means (1) Morgan Stanley & Co. Incorporated and its respective successors, provided that if Morgan Stanley & Co. Incorporated ceases to be a primary treasury dealer, we will substitute another primary treasury dealer therefor, or (2) any other primary treasury dealer selected by us.

ADDITIONAL INDENTURE PROVISIONS APPLICABLE TO THE SENIOR DEFERRABLE NOTES

    As long as the senior deferrable notes are held by the Trust, it will be an event of default with respect to the senior deferrable notes if the Trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminates its existence except in connection with (1) the distribution of the senior deferrable notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the Trust, (2) the redemption of all of the outstanding trust preferred securities and trust common securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

    We will covenant that, so long as any trust securities remain outstanding, if an event of default under the indenture occurs and written notice of such event has been given to us, then we may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity with or junior in interest to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks on a parity with or junior in interest to the senior deferrable notes (other than (a) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event of default requiring us to purchase our own capital stock, (b) as a result of a reclassification of our capital stock for another class or series of our capital stock, (c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) dividends or distributions in our capital stock, (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the guarantee).

BOOK-ENTRY ISSUANCE

    If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the Trust, the senior deferrable notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The senior deferrable notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The senior deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Systems".

                          DESCRIPTION OF THE GUARANTEE

    The following description is a summary of the terms of the guarantee that will be executed and delivered by us for the benefit of the holders of the trust preferred securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The descriptions contained in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the guarantee, but do not purport to be complete, and reference is hereby made to the form of guarantee (including definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement.

GENERAL

    To the extent set forth in the guarantee and except to the extent paid by the Trust, we will irrevocably and unconditionally agree, to pay in full, to the holders of the trust preferred securities, certain payments, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the Trust, the "guarantee payments", will be subject to the guarantee:

    - any accumulated and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the Trust has funds available therefor;

    - the redemption price, including all accumulated and unpaid distributions to the date of redemption, of trust securities upon redemption of the senior deferrable notes upon the occurrence of a tax event redemption or upon repayment of the senior deferrable notes at maturity, to the extent the Trust has funds available therefor; and

    - upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than following redemption of the trust preferred securities or the distribution of senior deferrable notes to the holders of trust preferred securities in exchange for the trust preferred securities), the lesser of (a) the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on such trust preferred securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust.

We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of trust preferred securities or by causing the Trust to pay such amounts to such holders.

    The guarantee will apply only to the extent the Trust has funds available therefor. If we do not make interest payments on the senior deferrable notes purchased by the Trust, the Trust will not be able to pay distributions on the trust preferred securities and will not have funds available therefor.

    We have, through the guarantee, the senior deferrable notes and the indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

TERMINATION

    The guarantee will terminate upon (1) our payment in full of the redemption price of all of the trust preferred securities, (2) distribution of the senior deferrable notes held by the Trust to the holders of the trust preferred securities or (3) payment in full of the amounts payable in accordance with the declaration of trust upon liquidation of the Trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must return payment of any sums paid under the trust preferred securities or the guarantee.

                               BOOK-ENTRY SYSTEMS

    The Depository Trust Company will act as securities depository for the PEPS units, the Treasury PEPS Units, the trust preferred securities and the senior deferrable notes, as applicable the "securities". The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    If you intend to purchase any of the securites in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security who we refer to as a "beneficial owner", is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securites are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securites is discontinued.

    To facilitate subsequent transfers, all securites deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securites with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securites. DTC's records reflect only the identity of the direct participants to whose accounts such securites are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the securites. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securites are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    We will make any payments on the securites to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

    DTC may discontinue providing its service as securities depository with respect to the securites at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

    Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

    The following Year 2000 disclosure has also been provided to us by DTC: DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of those services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

    Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

    - the accuracy of the records of DTC its nominee or any participant,

    - any ownership interest in the securites, or

    - any payments to, or the providing of notice to participants or beneficial owners.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock acquired under the purchase contracts. Unless otherwise stated, this summary applies only to holders (1) who acquire PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock as capital assets, and (2) who are U.S. holders. U.S. holders include the following:

    - a person who is a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

    - an estate the income of which is subject to United States federal income taxation, regardless of its source; and

    - a trust

       - that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

       - that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

    The tax treatment of holders varies depending on their particular situations. This summary does not deal with special classes of holders. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, and tax-exempt investors;

    - tax consequences to persons that will hold PEPS Units, Treasury PEPS Units, trust preferred securities, or the common stock acquired under the purchase contracts as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "conversion transaction" or "constructive sale;"

    - tax consequences to holders of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock whose functional currency is not the U.S. dollar;

    - tax consequences to stockholders, partners or beneficiaries of a holder of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock acquired under a purchase contract;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    If you are not a U.S. holder, we urge you to consult your own tax advisor regarding the United States federal income tax consequences of an investment in PEPS Units, including the potential application of United States withholding taxes.

    This summary is based upon the Internal Revenue Code of 1986, Treasury regulations (including proposed Treasury regulations) issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below, possibly adversely affecting you.

    No statutory, administrative or judicial authority directly addresses the treatment of PEPS Units or instruments similar to PEPS Units for United States federal income tax purposes. As a result, we cannot assure you that the IRS will agree with the tax consequences described below. We urge you to consult your

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own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PEPS Units, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PEPS UNITS

ALLOCATION OF THE PURCHASE PRICE

    Your acquisition of a PEPS Unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the PEPS Unit. The purchase price will be allocated between the trust preferred security and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the trust preferred security and the purchase contract. We will report the fair market value as of the date of issuance of the PEPS Units of each trust preferred security as $25 and the fair market value of each purchase contract as $0. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position in a statement attached to your timely filed United States federal income tax return for the taxable year in which you acquire a PEPS Unit. Thus, absent such disclosure, you should allocate the purchase price for a PEPS Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

TRUST PREFERRED SECURITIES

    OWNERSHIP OF TRUST PREFERRED SECURITIES. We, the Trust and you, by acquiring PEPS Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities that are a part of the PEPS Units that you own. The remainder of this summary assumes that you will be treated as owning the trust preferred securities that are a part of such PEPS Units for United States federal, state and local income and franchise tax purposes.

    CLASSIFICATION OF THE TRUST. In connection with the issuance of the PEPS Units, Blackwell Sanders Peper Martin LLP will deliver an opinion that, under current law, assuming compliance with the terms of the declaration of trust, and based on certain facts and assumptions contained in the opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. holder of trust preferred securities will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the Trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the senior deferrable notes. See "--Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the senior deferrable notes.

    CLASSIFICATION OF THE SENIOR DEFERRABLE NOTES. We and the Trust will treat and you, by acquiring PEPS Units, agree to treat the senior deferrable notes as indebtedness of UtiliCorp for all United States tax purposes.

    INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. Except as set forth below, you will be required to include the stated interest on the senior deferrable notes in your income at the time the interest is paid or accrues in accordance with your regular method of tax accounting.

    If, however, we exercise our right to defer payments of interest on the senior deferrable notes, the senior deferrable notes will become original issue discount instruments and you will become subject to the special original issue discount rules described below. If the senior deferrable notes become original issue discount instruments, that status will continue as long as the senior deferrable notes remain outstanding.

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    If the senior deferrable notes become original issue discount instruments:

    - you will be required to accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the senior deferrable notes using the constant-yield-to-maturity method of accrual set forth in section 1272 of the Code;

    - you will not separately report the actual cash payments of interest on the senior deferrable notes as taxable income;

    - any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the senior deferrable notes will increase your tax basis; and

    - the amount of cash payments in respect of the accrued original issue discount will reduce your tax basis.

    Treasury regulations would require senior deferrable notes with deferrable interest to be treated as having original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and that original issue discount need not be reported in the absence of actual deferral.

    The Treasury regulations dealing with original issue discount and deferrable payments have not been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could take a position contrary to that set forth in this summary. If the IRS were to assert successfully that the stated interest on the senior deferrable notes was original issue discount regardless of whether we exercise our right to defer payments, you would be required to treat the senior deferrable notes as original issue discount instruments from the date of their issuance.

    SALE, EXCHANGE OR OTHER DISPOSITION OF TRUST PREFERRED SECURITIES. Upon the sale, exchange or other disposition of trust preferred securities (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized (which does not include amounts equal to any accrued but unpaid interest that you have not previously included in gross income, which will be taxable as interest) and your tax basis in the trust preferred securities. Selling expenses will reduce your gain or increase your loss. Gains of individuals from capital assets held for more than one year are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

    DISTRIBUTION OF THE SENIOR DEFERRABLE NOTES. Under current law, a distribution by the Trust of the senior deferrable notes generally will not be taxable. You will have an aggregate tax basis in the senior deferrable notes received in the liquidation equal to your aggregate tax basis in the trust preferred securities surrendered, and the holding period of distributed senior deferrable notes will include the period during which you held the trust preferred securities. You will continue to include interest (or original issue discount) from the senior deferrable notes you receive from the Trust. Upon occurrence of a tax event as described in "Description of Senior Deferrable Notes--Tax Event Redemption" in this prospectus supplement, we will have the option to redeem the senior deferrable notes which will result in a redemption of the trust preferred securities and which will be taxable to you. See "--Tax Event Redemption."

    POSSIBLE ALTERNATIVE CHARACTERIZATION. The Treasury regulations do not deal with instruments involving a reset mechanism identical to the reset in the senior deferrable notes. Thus, it is possible that the IRS could treat the senior deferrable notes as a "contingent payment debt instruments." Under that treatment (1) regardless of your regular method of tax accounting, you would be required to use an accrual method with respect to the senior deferrable notes;
(2) interest income that accrues may exceed stated interest payments actually received; and (3) any gain and all or a portion of any loss on the sale, exchange or other disposition of the senior deferrable notes or the trust preferred securities generally would be ordinary rather that capital in nature.

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PURCHASE CONTRACTS

    INCOME FROM PURCHASE CONTRACT PAYMENTS AND DEFERRED PURCHASE CONTRACT PAYMENTS. The tax treatment of the purchase contract payments and deferred purchase contract payments under current law is unclear because no direct authority addresses the issue. Purchase contract payments and deferred purchase contract payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to purchase contract payments or deferred purchase contract payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of purchase contract payments and deferred purchase contract payments, including the possibility that those payments may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of purchase contract payments and deferred purchase contract payments could affect your tax basis in the shares of our common stock received under a purchase contract or your amount realized upon the sale or disposition of a PEPS Unit or the termination of a purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract," "--Sale of Disposition of Units" and "--Termination of Purchase Contract."

    ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT. You generally will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid instead of a fractional share of our common stock. Subject to the following discussion, your aggregate initial tax basis in the shares of our common stock received under a purchase contract generally should equal (1) the purchase price paid for those shares, plus (2) your tax basis in the purchase contract (if any), less (3) the portion of such purchase price and tax basis allocable to any fractional share. Purchase contract payments or deferred purchase contract payments that were paid to you in cash but were not includible in your income would reduce your tax basis in the purchase contract and the shares of our common stock received under the purchase contract. See "--Income from Purchase Contract Payments and Deferred Purchase Contract Payments." The holding period for shares of our common stock received under a purchase contract will commence on the day you receive the shares.

    OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT. Any dividend paid to you on shares of our common stock will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. You will be required to include any such dividend in your gross income as ordinary income on the day you receive the dividend. Such dividends will be eligible for the dividends received deduction allowed to corporations.

    You will recognize capital gain or loss on any sale or exchange of our common stock in an amount equal to the difference between your amount realized upon the sale of our common stock and your tax basis in our common stock. Capital gains of individuals derived with respect to capital assets held for more than one year are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

    EARLY SETTLEMENT OF A PURCHASE CONTRACT. You will not recognize gain or loss on the receipt of trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon early settlement of a purchase contract and you will have the same tax basis and holding period in such trust preferred securities, treasury portfolio or treasury securities, as the case may be, as before the early settlement.

    TERMINATION OF A PURCHASE CONTRACT. If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of the termination. Purchase contract payments or deferred purchase contract payments, if any, received by you but not includible in your income would either reduce your tax basis in the purchase contract or result in an amount realized on the

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termination of the purchase contract. Any purchase contract payments or deferred purchase contract payments includible in your income but not paid should increase your tax basis in the purchase contract. See "--Income from Purchase Contract Payments and Deferred Purchase Contract Payments." Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. You will not recognize gain or loss on the receipt of the trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon termination of the purchase contract and you will have the same tax basis in the trust preferred securities, treasury portfolio or treasury securities, as the case may be, as before termination.

    ADJUSTMENT TO SETTLEMENT RATE. You might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of that adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the our common stock. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash.

TREASURY PEPS UNITS

    SUBSTITUTION OF TREASURY SECURITY TO CREATE TREASURY PEPS UNITS. If you hold PEPS Units and deliver a treasury security to the securities intermediary in substitution for the trust preferred securities, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the trust preferred securities. You will continue to include in income any interest with respect to the trust preferred securities, and your tax basis in the trust preferred securities and the purchase contracts will not be affected by the delivery and release.

    OWNERSHIP OF TREASURY SECURITIES. Your initial tax basis in the treasury security will be equal to the amount paid for the treasury security. The treasury security will earn original issue discount over its life. As a result, you will be required to include in income each year that the securities intermediary holds a treasury security on your behalf the portion of the original issue discount or acquisition discount that accrues on the treasury security in that year. The tax treatment of original issue discount is described under "--Interest Income and Original Issue Discount."

    SUBSTITUTION OF TRUST PREFERRED SECURITIES TO RECREATE PEPS UNITS. If you hold Treasury PEPS Units and deliver trust preferred securities to the securities intermediary to recreate PEPS Units, you generally will not recognize gain or loss upon the delivery of the trust preferred securities or the release of the treasury security. You will continue to include in income any interest, original issue discount or acquisition discount otherwise includible with respect to the treasury security and the trust preferred securities, and your tax basis in the treasury security, the trust preferred securities and the purchase contract will not be affected by the delivery and release.

SALE OR DISPOSITION OF UNITS

    Upon a disposition of a PEPS Unit or Treasury PEPS Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security or treasury security, as the case may be, that constitute the PEPS Unit or Treasury PEPS Unit. You generally will have capital gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the trust preferred security or treasury security, as the case may be, and your respective tax basis in the purchase contract and the trust preferred security or treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the senior deferrable note underlying the trust preferred security or the treasury security not previously included in

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income, which will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued purchase contract payments or deferred purchase contract payments, such amounts may be treated as ordinary income, to the extent not previously included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. For a possible recharacterization of gain or loss on the sale, exchange or other disposition of a trust preferred security, see "--PEPS Units--Trust Preferred Securities--Possible Alternative Characterization."

    If the disposition of a PEPS Unit or Treasury PEPS Unit occurs when the purchase contract has a negative value, you will be considered to have received additional consideration for the trust preferred security or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a PEPS Unit or Treasury PEPS Unit at a time when the purchase contract has a negative value.

    Purchase contract payments or deferred purchase contract payments that you did not previously include in income would either reduce your tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any purchase contract payments or deferred purchase contract payments included in your income but not paid should increase your tax basis in the purchase contract. "--Income from Purchase Contract Payments and Deferred Purchase Contract Payments".

TAX EVENT REDEMPTION

    A tax event redemption will be a taxable event. You will generally recognize capital gain or loss in an amount equal to the difference between (1) the redemption price of the trust preferred securities (whether paid directly to you or applied by the securities intermediary to the purchase of the treasury portfolio on behalf of holders of the PEPS Units), except to the extent of amounts paid in respect of accrued but unpaid interest not previously included in income, which will be taxable as such, and (2) your adjusted tax basis in the trust preferred securities. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

OWNERSHIP OF TREASURY PORTFOLIO

    We, the Trust and you, by acquiring a PEPS Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of that portion of the treasury portfolio that is a part of the PEPS Units that you own. You will be required to include in income any amount earned on your pro rata share of the treasury portfolio for all United States federal, state and local income and franchise tax purposes. The remainder of this summary assumes that U.S. holders of the PEPS Units will be treated as the owners of the applicable ownership interest of the treasury portfolio that are a part of their PEPS Units for United States federal, state and local income and franchise tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    The treasury portfolio will consist of stripped treasury securities. You will be required to treat your pro rata share of each treasury security in the treasury portfolio as a bond that was originally issued on the date the securities intermediary acquired the relevant treasury securities and will include original issue discount in income over the life of the treasury securities in an amount equal to your pro rata share of the excess of the amounts payable on the treasury securities over the value of the treasury securities at the time the securities intermediary acquired them on behalf of holders of the PEPS Units. The amount of that excess will constitute only a portion of the total amount payable in respect to the treasury portfolio.

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Consequently, a substantial portion of each scheduled interest payment to you will be treated as a tax-free return of your investment in the treasury portfolio and will not be considered current taxable income for federal income tax purposes.

    Whether you use cash or accrual method of tax accounting, you will be required to include original issue discount (other than original issue discount on short-term treasury securities, as defined below) in income for federal income tax purposes as it accrues on a constant-yield-to-maturity basis. In the case of any treasury security with a maturity of one year or less from the date it is purchased, a "short-term treasury security", in general, only accrual basis taxpayers are required to include original issue discount in income as it is accrued. If you use the accrual method of tax accounting you are required to accrue original issue discount on short-term treasury securities on a straight-line basis unless you elect to accrue the original issue discount using a constant-yield to maturity method.

TAX BASIS OF THE TREASURY PORTFOLIO

    Your tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata share of the amount paid by the securities intermediary for the treasury portfolio. Your tax basis in your applicable ownership interest of the treasury portfolio will be increased by the amount of original issue discount that you include in your income with respect thereto and decreased by the amount of cash you receive in respect of it.

NON-UNITED STATES HOLDERS

    The following summary discusses the tax consequences to Non-U.S. holders. You are a "Non-U.S. holder" if you are not a U.S. holder.

UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior deferrable notes (unless the notes are treated as equity for federal income tax purposes), treasury portfolio or treasury securities provided that:

    - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the senior deferrable notes is described in section 881(c)(3)A) Code; and

    - (a) you provided your name and address on an IRS Form W-8 (or successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the PEPS or Treasury PEPS on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or successor form) from the beneficial owner and provides us with a copy.

    We will not withhold on payments of principal and interest if these requirements are met. We generally will withhold tax at a rate of 30% on the purchase contract payments and dividends paid on the shares of our common stock acquired under the purchase contract.

    You may reduce or eliminate the 30% withholding tax applicable to you on interest (including original issue discount), purchase contract payments or dividends if you provide us with a properly executed (1) IRS Form 1001 (or successor form W-8BEN) claiming a reduction of or an exemption from

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withholding under an applicable tax treaty or (2) IRS Form 4224 (or successor form W-8ECI) stating that such payments paid are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

    The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the PEPS Units, the Treasury PEPS Units, trust preferred securities, the purchase contracts, treasury securities or our common stock acquired under the purchase contracts.

UNITED STATES FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest on the senior deferrable notes, original issue discount on the treasury securities, dividends on our common stock and, to the extent they constitute taxable income, purchase contract payments from the purchase contracts are effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to United States federal income tax on the interest, original issue discount, dividends and purchase contract payments on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or the lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the senior deferrable notes, original issue discount on the treasury securities, dividends on the our common stock and, to the extent they constitute taxable income, the purchase contract payments from the purchase contracts will be included in earnings and profits.

    Any gain or income realized on the disposition of a PEPS Unit, a Treasury PEPS Unit, a trust preferred security, a purchase contract, a senior deferrable note, a treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

    (1) that gain or income is effectively connected with your conduct of a trade or business in the United States;

    (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

    (3) in the case of PEPS Units, Treasury PEPS Units or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

    We have determined that we are not a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as the our common stock continued to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a PEPS Unit or Treasury PEPS Unit) or our common stock if you held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding purchase contracts or shares of our common stock, respectively.

    Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

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INFORMATION REPORTING AND BACKUP WITHHOLDING

    If you are a U.S. holder, unless you are an exempt recipient such as a corporation, payments under the PEPS Units, Treasury PEPS Units, trust preferred securities, purchase contracts, treasury securities or our common stock, the proceeds received with respect to a fractional share of our common Stock upon the settlement of a purchase contract, and the proceeds received from the sale, exchange or other disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, purchase contracts, treasury securities or our common stock may be subject to information reporting and may be subject to United States federal backup withholding at the rate of 31% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

    If you are a Non-U.S. holder, no information reporting (except possibly with respect to purchase contract payments to the extent they constitute taxable income) or backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge that you are a U.S. holder.

    Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

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                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans, collectively, "plans", may purchase PEPS Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

    Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving plan assets with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in PEPS Units also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. For example, the purchase and holding of PEPS Units by a plan with respect to which we, the underwriters or any of our affiliates is a party in interest or disqualified person could constitute a prohibited transaction under ERISA or the Code unless an exemption were available for such purchase.

    In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, "PTCEs", that may apply to the acquisition and holding of the PEPS Units. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

    Any fiduciary proposing to acquire the PEPS Units on behalf of a plan should consult with counsel for the plan and determine that such acquisition and holding does not and will not constitute a prohibited transaction and will satisfy the applicable fiduciary requirements imposed under ERISA. Any such acquisition by a plan will be deemed a representation by the plan and the fiduciary effecting the investment on behalf of the plan that such acquisition and holding satisfies the applicable fiduciary requirements of ERISA and is entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more of the foregoing PTCEs or another available prohibited transaction exemption or otherwise will not result in a nonexempt prohibited transaction.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement and the pricing agreement dated September 23, 1999, the underwriters named below have severally agreed to purchase, and we and the Trust have agreed to sell to them, the number of PEPS Units indicated below:

                                                                                    NUMBER OF
UNDERWRITERS                                                                       PEPS UNITS
---------------------------------------------------------------------------------  -----------
Morgan Stanley & Co. Incorporated................................................   4,428,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................   2,214,000
PaineWebber Incorporated.........................................................     738,000
George K. Baum & Company.........................................................     180,000
Robert W. Baird & Co. Incorporated...............................................     180,000
A.G. Edwards & Sons, Inc.........................................................     180,000
First Union Capital Markets Corp.................................................     180,000
Janney Montgomery Scott LLC......................................................     180,000
Legg Mason Wood Walker, Incorporated.............................................     180,000
McDonald Investments Inc., a KeyCorp Company.....................................     180,000
Pryor, Counts Capital Markets, LLC...............................................     180,000
Raymond James & Associates, Inc..................................................     180,000
                                                                                   -----------
  Total..........................................................................   9,000,000
                                                                                   -----------
                                                                                   -----------

    The underwriters are offering the PEPS Units subject to their acceptance of the PEPS Units from us and the Trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the PEPS Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the PEPS Units offered by this prospectus supplement if any such PEPS Units are taken. However, the underwriters are not required to take or pay for the PEPS Units covered by the underwriters' over-allotment option described below.

    The per PEPS Unit price of any PEPS Unit sold by the underwriters shall be the public offering price listed on the cover page of this prospectus supplement, in United States dollars, less an amount not greater than the per PEPS Unit amount of the concession to dealers described below.

    The underwriters initially propose to offer part of the PEPS Units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.45 per PEPS Unit under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $.10 per PEPS Unit to other underwriters or to certain dealers. After the initial offering of the PEPS Units, the offering price and other selling terms may from time to time be varied by the underwriters.

    We and the Trust have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,000,000 additional PEPS Units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the PEPS Units offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of additional PEPS Units as the number listed next to the underwriter's name in the preceding table. Because the proceeds of the sale of the PEPS Units will ultimately be used to purchase our senior deferrable notes, the pricing agreement provides that we will pay to the underwriters as compensation for their services $.75 per PEPS Unit ($6,750,000 in the aggregate and $7,500,000 in the aggregate if the over-allotment is exercised in full). We and the Trust estimate that our expenses in connection with the offering of the PEPS Units will be approximately $600,000.

    Prior to this offering, there has been no public market for the PEPS Units. The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "UCUPrW". In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the PEPS Units to a minimum of 400 beneficial owners.

    We and the Trust have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any PEPS Units, purchase contracts or shares of our common stock or any securities convertible into or exercisable or exchangeable for PEPS Units, purchase contracts or shares of our common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of PEPS Units, purchase contracts or shares of our common stock, whether any transaction described above is to be settled by delivery of PEPS Units, purchase contracts or shares of our common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

    - the sale of PEPS Units to the underwriters;

    - the issuance by us of options pursuant to existing benefit plans;

    - the repurchase by us of shares of our common stock;

    - the issuance by us of capital stock pursuant to our shareholders' rights plan;

    - the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

    - transactions by any person other than us or the Trust relating to PEPS Units, purchase contracts or shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the PEPS Units.

    In order to facilitate the offering of the PEPS Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the PEPS Units, the trust preferred securities or our common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the PEPS Units for their own account. In addition, to cover over-allotments or to stabilize the price of the PEPS Units or our common stock, the underwriters may bid for, and purchase, PEPS Units or our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the PEPS Units in the offering, if the syndicate repurchases previously distributed PEPS Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the PEPS Units, the trust preferred securities or our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    From time to time, Morgan Stanley & Co. Incorporated and certain of its affiliates have provided, and may continue to provide, investment banking and other financial services to us.

    We and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of our common stock, the PEPS Units, the purchase contracts, the senior deferrable notes and the guarantee offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri. Certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York which from time to time provides legal services to us. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration of trust and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

    Our consolidated financial statements and schedules included in our annual report on Form 10-K for the year ended December 31, 1998, 1997 and 1996, which are incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in the accompanying prospectus in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                     [LOGO]

                              UCU CAPITAL TRUST I

                               ------------------

                                 $1,038,000,000

                                DEBT SECURITIES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                            SUBORDINATED DEBENTURES
               TRUST PREFERRED SECURITIES AND RELATED GUARANTEES

                               ------------------

   We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This Prospectus is dated September 13, 1999

                               TABLE OF CONTENTS

                                                               PAGE
                                                              -------
About This Prospectus.......................................      2
Where You Can Find More Information.........................      3
UtiliCorp United Inc........................................      4
The Trust...................................................      4
Use of Proceeds.............................................      5
Accounting Treatment Relating to Trust Securities...........      5
Ratios of Earnings to Fixed Charges.........................      5
Description of Common Stock.................................      5
Description of Debt Securities..............................      9
Description of Subordinated Debentures......................     13
Description of Trust Preferred Securities...................     21
Description of The Guarantee................................     31
Relationship Among The Preferred Securities, The
  Subordinated Debentures and The Guarantee.................     33
Description of Stock Purchase Contracts And Stock Purchase
  Units.....................................................     35
Plan of Distribution........................................     35
Legal Matters...............................................     37
Experts.....................................................     37

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that UtiliCorp, together with the Trust, filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, UtiliCorp and the Trust may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,038,000,000. This prospectus provides you with a general description of the securities that may be offered. Each time UtiliCorp and the Trust sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "UtiliCorp," "we," "our," "us," or similar references mean UtiliCorp United Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. UtiliCorp's Internet address is http://www.utilicorp.com.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    a.  Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    b. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, 1999.

    c.  Current Reports on Form 8-K dated March 5 and May 14, 1999.

    d. The description of Common Stock contained in our Registration Statement on Form 8-B dated May 5, 1987 and the description of the Preference Stock Purchase Rights set forth in our Registration Statement on Form 8-A dated March 4, 1997.

    You may request a copy of these filings, at no cost, by telephoning or writing to us at the following address:

                               Investor Relations
                             UtiliCorp United Inc.
                              20 West Ninth Street
                          Kansas City, Missouri, 64105
                                  816-421-6600

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

                             UTILICORP UNITED INC.

    UtiliCorp is a multinational energy and energy services company headquartered in Kansas City, Missouri. UtiliCorp's executive offices are located at 20 West Ninth Street, Kansas City, Missouri 64105, and its telephone number is (816) 421-6600.

                                   THE TRUST

    UCU Capital Trust I is a statutory business trust that was created in August 1999 under the Delaware Business Trust Act. The Trust currently is governed by:

    - a declaration of trust dated as of August 30, 1999, that was executed by UtiliCorp, as a sponsor of the Trust, and by certain trustees of the Trust; and

    - a certificate of trust dated as of August 30, 1999, filed with the Secretary of State of the State of Delaware.

    Prior to the issuance of the trust preferred securities, the declaration of trust will be amended and restated in its entirety, substantially in the form filed as an exhibit to, or incorporated by reference into, the registration statement.

    At such time as the Trust issues and sells the trust preferred securities, UtiliCorp will purchase the trust common securities in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. The trust common securities will constitute all of the common securities of the Trust. Upon the sale and issuance of the trust common securities and the trust preferred securities, the Trust will use the proceeds to purchase debt securities from UtiliCorp. The Trust exists for the exclusive purposes of:

    - selling and issuing the trust securities, which represent undivided beneficial ownership interests in the assets of the Trust;

    - using the proceeds from such sale and issuance to purchase the debt securities; and

    - except as otherwise set forth in the declaration of trust, engaging in only those other activities necessary or incidental to the purposes set forth above.

    The Trust has a term of approximately seven years but may be dissolved earlier as provided in the declaration of trust.

    The Trust's business and affairs will be conducted initially by five trustees appointed by us, as sole holder of the trust common securities. Three of the trustees are our employees, officers or persons affiliated with us. Pursuant to the declaration of trust, the fourth trustee is The First National Bank of Chicago (or its successor), a financial institution that is unaffiliated with us, which serves as the property trustee under the declaration of trust and as indenture trustee for the purposes of complying with the provisions of the Trust Indenture Act of 1939. The fifth trustee is Bank One Delaware, Inc., who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of Delaware Business Trust Act. The First National Bank of Chicago (or its successor) also will act as trustee under our guarantee of the trust preferred securities for the purposes of complying with the Trust Indenture Act.

    The property trustee will own and hold legal title to the debt securities for the benefit of the Trust and the holders of the trust securities. The property trustee will have the legal power to exercise all of the rights, powers and privileges of a holder of debt securities under the indenture. In addition, the property trustee will establish and maintain exclusive control of a segregated non-interest bearing trust account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust preferred securities. The property trustee will use funds from the trust account to make distribution payments and any payments on liquidation, redemption or otherwise to the holders of the trust preferred securities.

    We, as holder of all of the Trust's outstanding common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the Trust always will have at least three trustees. Furthermore, we, as issuer of the debt securities, will pay all fees and expenses related to the Trust's ongoing affairs and operations (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes)), including the offering of the trust securities.

    The rights of the holders of the trust preferred securities, including any economic rights, rights to information and voting rights, are set forth in the declaration trust, the Delaware Business Trust Act and the Trust Indenture Act.

    The Delaware trustee's offices are located at 201 North Walnut Street, Wilmington, Delaware 19801. The Trust's principal place of business is in care of UtiliCorp United Inc., 20 West Ninth Street, Kansas City, Missouri, 64105. Its telephone number is (816) 421-6600.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes including repayment of debt, construction and acquisitions. At June 30, 1999, we had outstanding short-term borrowings (excluding current maturities of long-term debt) of approximately $467.2 million.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

    The financial statements of the Trust will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as obligated mandatory redemption preferred securities of a consolidated trust. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                 TWELVE MONTHS
                                                                ENDED JUNE 30,             YEARS ENDED DECEMBER 31,
                                                               -----------------  ------------------------------------------
                                                                     1999           1998       1997       1996       1995
                                                               -----------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...........................           2.36           2.43       2.46       2.15       1.93


                                                                 1994
                                                               ---------
Ratio of Earnings to Fixed Charges...........................       2.31

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purpose of this ratio, "earnings" is determined by adding pretax income to "fixed charges". For this purpose "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The following description of our common stock is a summary and is not complete. You should refer to our governing corporate documents and our Michigan Gas Utilities Indenture, dated as of July 1, 1951, which secures the first mortgage bonds issued by Michigan Gas Utilities Company and assumed by us in connection with our acquisition of Michigan Gas Utilities Company in 1989.

    We are authorized to issue up to 230,000,000 shares of capital stock consisting of:

    - 200,000,000 shares of common stock, par value $1 per share;

    - 10,000,000 shares of preference stock, without par value; and

    - 20,000,000 shares of Class A common stock, par value $1 per share.

DIVIDEND RIGHTS AND LIMITATIONS

    Subject to the limitations referred to below, our board of directors may declare dividends on our capital stock out of funds legally available for that purpose.

    Cash dividends on our capital stock are restricted by provisions of the Michigan Gas Utilities Indenture. Under the most restrictive of these provisions, we may not declare or pay any dividend, other than a dividend payable in shares of our capital stock, if, after giving effect to the dividend, the sum of:

    - the aggregate amount of all dividends declared and all other distributions made, other than dividends declared or distributions made in shares of our capital stock, subsequent to December 31, 1984; plus

    - the excess, if any, of the amount applied to or set apart for the acquisition of any shares of our capital stock subsequent to December 31, 1984, over amounts received by us as the net cash proceeds of sales of shares of our capital stock subsequent to that date, would exceed the sum of our net income since January 1, 1985, plus $50 million.

    In addition, we may not declare dividends unless we maintain a tangible net worth of at least $250 million and the total principal amount of our outstanding indebtedness does not exceed 70% of our capitalization. None of our retained earnings was restricted as to payment of cash dividends on our capital stock as of June 30, 1999.

VOTING RIGHTS

    Holders of our common stock are entitled to one vote for each share held of record. Our board of directors is divided into three classes, and each year one class is elected to serve a three-year term. Holders of common stock do not have cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the outstanding shares of our common stock voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors.

LIQUIDATION RIGHTS

    Our outstanding common stock is, and the common stock that may be offered from time to time, when issued and paid for will be, fully paid and non-assessable. Holders of common stock do not have any preemptive rights. On liquidation, the holders of the common stock will be entitled to all amounts remaining for distribution after payment of the liquidation preferences of the outstanding shares, if any, of the Class A common stock and the preference stock.

CLASS A COMMON STOCK AND PREFERENCE STOCK

    Without action by our stockholders, our board of directors may issue one or more series of Class A common stock or preference stock that may have terms more favorable than the common stock, including preferential dividend, liquidation, redemption and voting rights.

    We may use the Class A common stock or the preference stock as an anti-takeover device because these securities may be issued with "super voting" rights and placed in the control of parties aligned with current management. However, the NYSE has in effect a rule that restricts our ability to issue Class A common stock and preference stock with super voting rights. There are presently no shares of Class A common stock or preference stock issued or outstanding.

STOCKHOLDER RIGHTS PLAN

    We have adopted a stockholder rights plan under which our stockholders have been granted one preference stock purchase right for each share of common stock held. The following description of the purchase rights is not complete. You should refer to the Rights Agreement we entered into with First Chicago Trust Company of New York on December 31, 1996, a copy of which we filed with the SEC as an exhibit to our Form 8-A Registration Statement filed on March 4, 1997.

    Each purchase right, when it becomes exercisable as described below, entitles the holder to purchase one one-thousandth of a share of our Series A Participating Cumulative Preference Stock, no par value, at a purchase price of $76.67, subject to certain adjustments and other specified conditions.

    The purchase rights become exercisable upon the occurrence of a "distribution date," which is defined in the rights agreement as the earlier of:

    - the tenth business day, or such later date as our board of directors may fix, after the date on which any company commences a tender or exchange offer which, if consummated, would result in the company acquiring ownership of more than 15% of our outstanding common stock; or

    - the "flip-in date," which means the tenth business day after we first publicly announce that a company has acquired ownership of more than 15% of our outstanding common stock, or such other date as our board of directors may adopt prior to the flip-in date that would otherwise have occurred.

    The rights agreement does not apply to certain acquisitions, including acquisitions by a company that inadvertently acquires ownership of more than 15% of our outstanding common stock, provided the company promptly divests sufficient shares of common stock to reduce its percentage ownership below 15%.

    If a flip-in date occurs, each purchase right, other than purchase rights the acquiring company or any of its affiliates beneficially own, will constitute the right to purchase from us that number of shares of our common stock having a market value equal to twice the exercise price of the purchase right. On the occurrence of a flip-in date, the purchase rights beneficially owned by the acquiring company or any of its affiliates will be void.

    In addition, our board of directors may, at its option, at any time after a flip-in date and prior to the time the acquiring company becomes the owner of more than 50% of the outstanding shares of our common stock, elect to exchange all of the outstanding purchase rights, other than those purchase rights beneficially owned by the acquiring company or its affiliates, for shares of our common stock at an exchange ratio of one share of our common stock per purchase right. Immediately upon the taking of that action by our board of directors, the right to exercise the purchase rights will terminate and each purchase right will then represent only the right to receive the appropriate number of shares of common stock.

    Whenever we become obligated to issue shares of common stock upon the exercise of or in exchange for purchase rights, we may substitute shares of preference stock, at a ratio of one one-thousandth of a share of preference stock for each share of common stock.

    If we are acquired in a merger or other similar business combination entered into while:

    - the acquiring company or any of its affiliates is in control of our board of directors or 50% or more of our assets; or

    - assets representing 50% or more of our operating income or cash flow are transferred to an acquiring company or any of its affiliates,

then we are required to take all necessary action to ensure that the purchase rights will "flip-over" and entitle each holder of a purchase right to purchase capital stock of the acquiring company having a market value equal to twice the purchase price of the preference stock otherwise purchasable pursuant to the purchase right.

    At any time prior to the earlier of a flip-in date and the tenth anniversary of the rights agreement, our board of directors may redeem the purchase rights in whole, but not in part, at a price of $0.01 per purchase right. Under certain circumstances the rights agreement may be amended by our board of directors without approval from our stockholders.

    The purchase rights have an anti-takeover effect. Specifically, the purchase rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of our common stock without board approval. The purchase rights will not interfere with any merger or other business combination with a third party approved by our board of directors, because the board of directors may, at any time prior to a flip-in date, redeem the purchase rights as described above or amend the rights agreement to render it inapplicable to a specific transaction.

ADDITIONAL ANTI-TAKEOVER DEFENSES

    A number of provisions in our governing corporate documents may have the effect of discouraging other companies from acquiring large blocks of our common stock or delaying or preventing a change of control of UtiliCorp. For instance, because our certificate of incorporation authorizes our board of directors to issue additional capital stock without stockholder approval, the board of directors could issue additional shares of stock to discourage a change of control of UtiliCorp. Furthermore, the absence of cumulative voting rights could discourage accumulations of large blocks of our common stock by purchasers seeking representation on our board of directors.

    Other provisions in our certificate of incorporation are designed to discourage attempts to obtain control of UtiliCorp in a transaction not approved by our board of directors. Such provisions include:

    - an 80% stockholder vote requirement to remove the entire board of directors;

    - a prohibition against the removal of individual directors without cause;

    - a requirement that the board of directors be divided into three classes, with one class elected each year for a three-year term;

    - an 80% stockholder vote requirement to amend provisions of the certificate of incorporation relating to our board of directors;

    - an 80% stockholder vote requirement to approve certain business transactions, unless certain minimum price conditions are met;

    - an 80% stockholder vote requirement to amend the above-listed provisions;

    - a requirement that stockholder action may be taken only at an annual or special meeting; and

    - a requirement that special meetings may be called by not less than a majority of the stockholders.

    Our bylaws also contain provisions that may have an anti-takeover effect, including:

    - advance notice requirements for stockholder nominations to our board of directors; and

    - a requirement that nominating stockholders provide information comparable to that which we would be required to provide under federal securities laws.

These bylaw provisions could enable us to delay undesirable stockholder actions in order to give us more time and information to adequately respond.

    As previously described, our stockholder rights plan also has an anti-takeover effect. Severance agreements we have entered into with certain of our management employees may have anti-takeover effects as well. Such severance agreements provide we must pay certain benefits if the employees are terminated without good cause or resign for good reason, as defined in the agreements, within three years after a change of control of UtiliCorp.

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TRANSFER AGENT AND REGISTRAR

    The co-transfer agents for our common stock are:

    - First Chicago Trust Company of New York, New York;

    - UMB Bank, N.A., Kansas City, Missouri; and

    - The R-M Trust Company, Toronto, Ontario, Canada.

    The registrar for the common stock is First Chicago Trust Company of New York, New York. Our common stock is listed on the New York, Pacific and Toronto Stock Exchanges, and unless the prospectus supplement accompanying this prospectus states otherwise, the common stock offered under this prospectus will be listed on those exchanges.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities from time to time in one or more series, under an Indenture dated as of November 1, 1990, as supplemented, between us and The First National Bank of Chicago, as the trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following description of certain provisions of the indenture is a summary and is not complete. You should refer to all of the provisions of the indenture, including the definitions of certain terms contained in the indenture. Wherever particular sections of the indenture are referred to in this prospectus, those sections are incorporated by reference as part of the statements made.

GENERAL

    The indenture does not limit the aggregate principal amount of the debt securities or the aggregate principal amount of any particular series of debt securities that we may issue under the indenture. The indenture states that we may issue debt securities from time to time in one or more series. The debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

    The specific terms of each series of debt securities will be set forth in the prospectus supplement relating to that series, including the following terms, if possible:

    - the title of the debt securities;

    - the aggregate principal amount of the series of debt securities and any limit on the aggregate principal amount of that series;

    - the price (expressed as a percentage of the aggregate principal amount) at which we will issue the series of debt securities;

    - the maturity date or dates for the series of debt securities;

    - the interest rate or rates (which may be fixed or variable) per annum for the series of debt securities, if any, or any method by which the interest rate or rates, will be determined;

    - the date or dates:

        - from which the interest, if any, will accrue;

        - on which the interest, if any, will be payable;

        - on which payment of the interest, if any, will commence; and

        - of record for any interest payments;

    - the person, if different than the registered holder as of the record date, to whom any interest will be payable;

    - the dates, if any, on which and the price at which the series of debt securities may be redeemed or purchased under any mandatory sinking fund provisions, and the other detailed terms and provisions of the sinking funds;

    - the date, if any, after which and the price at which we or any holder of the debt securities may redeem the debt securities and other detailed terms and provisions of the optional redemptions;

    - any additional restrictive covenants included in the indentures solely for the benefit of the series of debt securities;

    - any additional events of default (as defined below) solely with respect to the series of debt securities;

    - the currency or currencies in which we will pay the principal of (and premium if any) and interest, if any, on the series;

    - the index, if any, used to determine the amount of principal of (and premium, if any) or interest, if any, on the series of debt securities;

    - whether we will use a global security with respect to the series of debt securities, the name of the depository for the global security and the terms, if any, upon which interests in the global security may be exchanged for definitive debt securities; and

    - any additional terms of the series of the debt securities.

    Unless the prospectus supplement states otherwise, we will pay the principal of, and the premium and interest, if any, on the series of debt securities at the office or agency we maintain in New York, New York for that purpose. In addition, the transfer or exchange of the debt securities will be registerable at that same office. We may, however, pay interest by check mailed to the address as it appears on the security register of any person entitled to payment of interest. (Sections 301, 305 and 1002).

    Unless the prospectus supplement states otherwise, we will only issue the debt securities in registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. (Section 302). No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. (Section 305).

    We may issue debt securities as original issue discount securities (as defined below) meaning that they will be sold at a substantial discount below their principal amount. We will describe special federal income tax, accounting and other considerations applicable to original issue discount securities in the prospectus supplement. "Original issue discount security" is any security that provides for the acceleration of the maturity of an amount less than the principal amount of the security upon the occurrence and continuance of an event of default. (Section 101).

EVENTS OF DEFAULT

    With respect to any series of debt securities, the indenture defines an event of default as:

    - a default in the payment of principal of, (or premium, if any), any debt security at its maturity;

    - a default in the payment of any interest on any debt security for 30 days;

    - a default in the payment of any sinking fund installment;

    - our failure to perform any other of the covenants or warranties in the indenture for 60 days after we receive notice of our failure (other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that particular series);

    - a default by us under any indebtedness for money we have borrowed resulting in indebtedness in an aggregate principal amount exceeding $5,000,000 becoming due prior to maturity, if the acceleration of that indebtedness is not rescinded within 10 days after notice of such default;

    - certain events of bankruptcy, insolvency or reorganization of UtiliCorp;
      and

    - any other event of default provided with respect to debt securities of that series. (Section 501).

    If any event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by notice, declare the principal amount (or, if the debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately. Upon certain conditions the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul that declaration and waive past defaults. A declaration may not, however, be annulled if the default is a default in payment of principal of, or premium or interest, if any, on the debt securities and other specified defaults unless that default has been cured. (Sections 502 and 513).

    The prospectus supplement relating to each series of outstanding debt securities which are original issue discount securities will contain the particular provisions relating to acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

    The indenture states that the trustee will give notice to the holders of any series of debt securities of a known default if that default is uncured or not waived. The trustee may decide to withhold a notice of default if it determines in good faith that withholding of the notice is in the interest of the holders of the debt securities unless the default is in the payment of principal of (or premium, if any) or interest, if any, on any debt security of that series, or in the payment of any sinking fund installment. The trustee may not give notice of default until 30 days after the occurrence of a default in the performance of a covenant in the indenture other than for the payment of the principal of (or premium, if any) or interest, if any, or the deposit of any sinking fund installment. The term default with respect to any series of outstanding debt securities for the purpose only of this provision means the happening of any of the events of default specified in the indenture and relating to such series of outstanding debt securities, excluding any grace periods and irrespective of any notice requirements. (Section 602).

    The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of any series of outstanding debt securities before proceeding to exercise any right or power under the indenture at the request of the holders of that series of debt securities. (Section 603). The indenture states that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee, however, may decline to act if that direction is contrary to law or the indenture. (Section 512).

    The indenture requires us to annually file with the trustee a certificate stating that no default exists or identifying any existing default.

DEFEASANCE

    At our option, we:

    - will be discharged from all obligations with respect to the debt securities (except for certain obligations including registering the transfer or exchange of the debt securities, replacing stolen, lost or mutilated debt securities, maintaining paying agencies and holding monies for payment in trust); or

    - need not comply with certain restrictive covenants of the indenture,

if we deposit with the trustee (and in the case of a discharge, 91 days after such deposit) money, or U.S. government obligations, or a combination of both, sufficient to pay all the principal of and interest on the debt securities on the date those payments are due in accordance with the terms of the debt securities to and including a redemption date which we irrevocably designate for redemption of the debt securities. To exercise this option, we must meet certain conditions, including delivering to the trustee an opinion of counsel stating that the deposit and related defeasance will not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. (Sections 403 and 1008).

MODIFICATION OF THE INDENTURE

    With respect to any series of debt securities we and the trustee may add provisions to or change or eliminate any of the provisions of the indenture relating to that series if holders of at least 66 2/3% in principal amount of that series of debt securities, voting as a class, consent. We and the trustee cannot, however, modify the indenture to:

    - change the stated maturity of any debt security;

    - reduce the principal amount of, or the rate of interest or any premium on, any debt security;

    - change the place or currency of payment on any debt security;

    - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any security;

    - reduce the percentage of outstanding debt securities necessary to modify or amend the indenture; or

    - reduce the percentage of aggregate principal amount of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or to waive certain covenants and defaults. (Section 902).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Without the consent of the holders of any of the outstanding debt securities under the indenture, we may:

    - consolidate with or merge into any other corporation;

    - transfer or lease substantially all of our assets to any person;

    - acquire or lease substantially all of the assets of any person; or

    - permit any corporation to merge into us, if:

        - the successor is a corporation organized under the laws of any domestic jurisdiction;

        - the successor corporation, if other than us, assumes our obligations on the debt securities and under the indenture; and

        - after giving the effect to the transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, will occur. (Section 801).

    Certain of the covenants described above will not necessarily afford the holders protection in the event we are involved in a highly leveraged transaction, such as a leveraged buyout. However, we must obtain regulatory approval to issue long-term debt.

OUTSTANDING DEBT SECURITIES

    In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, the following are taken into account:

    - the portion of the principal amount of an original issue discount security deemed to be outstanding is that portion of the principal amount that could be declared to be due and payable upon the occurrence and continuation of an event of default under the terms of the original issue discount security as of the date of the determination; and

    - debt securities we or any of our affiliates own are not considered to be outstanding. (Section 101).

REGARDING THE TRUSTEE

    We have a bank line of credit with the trustee and maintain depository and other banking relationships with the trustee.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

    The following description of our subordinated debentures is a summary and is not complete. You should refer to the form of subordinated indenture that is filed as an exhibit to, or incorporated by reference into, the registration statement and to the Trust Indenture Act.

    We may issue subordinated debentures from time to time under the subordinated indenture. Certain material United States federal income tax consequences applicable to the offering of the subordinated debentures will be described in the applicable prospectus supplement.

GENERAL

    The subordinated indenture does not limit the aggregate principal amount of the subordinated debentures or the aggregate principal amount of any series of subordinated debentures that we may issue under the subordinated indenture. In addition, the subordinated indenture does not limit us from issuing or incurring other secured or unsecured debt, whether under the subordinated indenture or any other indenture or agreement that we may enter into in the future.

    The specific terms of each series of subordinated debentures will be set forth in the applicable prospectus supplement relating to that series, including the following terms, if possible:

    - the title of the subordinated debentures;

    - any limit upon the aggregate principal amount of that series of subordinated debentures;

    - the date on which the principal of the subordinated debentures is payable, or the method of determining such date;

    - the rate, if any, at which the subordinated debentures will bear interest (including any reset rates and the method by which any such rates will be determined), the date or dates on which we will pay any interest and any right we have to defer any interest payment;

    - the place where, subject to the terms of the subordinated indenture as described below, we will pay the principal and any premium or interest on the subordinated debentures, and where, subject to the terms of the subordinated indenture as described below, we will maintain an office or agency where subordinated debentures may be presented for registration of transfer or exchange, and where notices and demands to or upon us in respect of the subordinated debentures and the subordinated indenture may be made;

    - any period within, any date on which, the price at which and the terms and conditions upon which we may redeem the subordinated debentures, in whole or in part, at our option pursuant to any sinking fund or otherwise;

    - any obligation of ours to redeem or purchase the subordinated debentures pursuant to any sinking fund or analogous provision or at the option of a holder, and the period within which, the price at which, the currency (including currency units) in which and the other terms and conditions upon which we will redeem or purchase the subordinated debentures, in whole or in part, pursuant to such obligation;

    - the denominations in which we will issue the subordinated debentures;

    - if other than in U.S. dollars, the currency (including currency units) in which we will pay the principal of or any premium or interest on the subordinated debentures, or in which the subordinated debentures will be denominated;

    - if other than the principal amount, the portion of the principal amount of the subordinated debentures that we will pay upon declaration of acceleration of the maturity thereof;

    - any additional events of default or covenants pertaining to that series of subordinated debentures;

    - any index used to determine the amount of payments of principal of and premium, if any, on the subordinated debentures and the manner to determine such amounts;

    - subject to the terms described below, whether we will issue the subordinated debentures in whole or in part in global form and, in such case, the depositary for such global subordinated debentures;

    - the appointment of any trustee, registrar, paying agent;

    - the terms and conditions of any obligation or right of ours or any holder to convert or exchange subordinated debentures into other securities; and

    - any other terms of the subordinated debentures not inconsistent with the provisions of the subordinated indenture.

SUBORDINATION

    The subordinated indenture provides that the subordinated debentures are subordinate and junior in right of payment to all of our senior indebtedness (as defined below) as provided in the subordinated indenture. We cannot make any payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated debentures if:

    - any senior indebtedness is not paid when due;

    - any applicable grace period with respect to any default under any senior indebtedness has ended and such default has not been cured or waived; or

    - the maturity of any senior indebtedness has been accelerated because of a default.

    Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of the subordinated debentures will receive or retain any payment. The rights of the holders of the subordinated debentures will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debentures are paid in full. However, since the vast majority of our senior indebtedness currently is not secured and ranks equally with our other unsecured indebtedness, rights of subrogation currently do not improve the position of the holders of the subordinated debentures in relation to the holders of any of our other unsecured indebtedness.

    The term "senior indebtedness" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred, created or assumed:

    - all of our indebtedness evidenced by notes, debentures, bonds or other securities we sold for money;

    - all indebtedness of others of the kinds described in the preceding bullet assumed by or guaranteed in any manner by us or in effect guaranteed by us; and

    - all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding two bullets;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is equal with the subordinated debentures. The senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

    The subordinated indenture does not limit the aggregate amount of senior indebtedness that we may issue.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise specified in the applicable prospectus supplement, we will only issue the subordinated debentures in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

    Once we issue the subordinated debentures, we will keep at one of our offices or agencies a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration and transfer of the subordinated debentures. That office or agency will be appointed the security registrar for the purpose of registering and transferring the subordinated debentures. We will appoint the subordinated indenture trustee as securities registrar under the subordinated indenture.

    The holder of any registered subordinated debenture may exchange the subordinated debenture, at its option, for registered subordinated debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. Such holder may exchange such subordinated debentures by surrendering them at the office or agency we appoint as security registrar for the subordinated debentures. The subordinated debentures may be presented for exchange or for registration of transfer (with the form of transfer endorsed thereon or a satisfactory and duly executed written instrument of transfer), at the office of the securities registrar, without service charge and upon payment of any taxes and other governmental charges as described in the subordinated indenture.

    When a holder of a registered subordinated debenture surrenders a subordinated debenture to be registered for transfer, we will execute, and the subordinated indenture trustee will authenticate and deliver to the holder, in the name of the designated transferee or transferees, one or more new registered subordinated debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations and of like tenor and aggregate principal amount.

    If any subordinated debentures of any series are redeemed, we will not be required to issue, register the transfer of or exchange any such subordinated debentures during the 15 business days immediately preceding the date upon which notice of such redemption is given (which notice will identify the serial numbers of the subordinated debentures being redeemed). Furthermore, if any registered subordinated debentures are selected to be either partially or fully redeemed, then we will not be required to issue, register or exchange any such subordinated debentures (except for the unredeemed portion of any subordinated debenture being redeemed in part).

GLOBAL SUBORDINATED DEBENTURES

    Unless otherwise specified in the applicable prospectus supplement, we may issue the subordinated debentures in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global subordinated debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global subordinated debenture is exchanged in whole or in part for individual subordinated debentures, the depositary holding such global subordinated debenture may transfer the global subordinated debenture only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable prospectus supplement for the subordinated debentures, the depositary for the global subordinated debentures will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global subordinated debentures.

    The specific terms of the depositary arrangement for the subordinated debentures will be described in the applicable prospectus supplement. We expect that the applicable depositary or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global subordinated debenture, immediately will credit the accounts of its participants with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global subordinated debenture as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global subordinated debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such participants will be responsible for those payments.

    Unless otherwise specified in the applicable prospectus supplement, if at any time the applicable depositary is unwilling, unable or ineligible to continue as depositary for the subordinated debentures, we will appoint a successor depositary with respect to the subordinated debentures. If we do not appoint a successor depositary within 90 days after we receive such notice or become aware of such ineligibility, we will issue individual subordinated debentures of such series in exchange for the global subordinated debenture representing such individual subordinated debentures. In addition, unless otherwise specified in the applicable prospectus supplement, we may determine at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, to have the subordinated debentures no longer represented by one or more global subordinated debentures. In that event, we will issue individual subordinated debentures of such series in exchange for the global subordinated debenture or global subordinated debentures. Furthermore, if we so specify with respect to the subordinated debentures, a beneficial owner may receive, on terms acceptable to us, the subordinated indenture trustee and the depositary, individual subordinated debentures in exchange for its beneficial interests, subject to any limitations described in the applicable prospectus supplement. In that case, a beneficial owner will be entitled to physical delivery of individual subordinated debentures equal in principal amount to its beneficial interest and to have the subordinated debentures registered in its name. We will issue individual subordinated debentures so issued in denominations of $25 and integral multiples thereof unless otherwise indicated in the applicable prospectus supplement or otherwise specified by us.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of and any premium or interest on the subordinated debentures at the office of the subordinated indenture trustee or at the office of any paying agent as we may designate in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent.

    Unless otherwise indicated in the applicable prospectus supplement, we will pay any interest on a subordinated debenture to the person or entity in whose name the subordinated debenture is registered at the close of business on the regular record date for such interest, except in the case of interest which is payable, but is not punctually paid or duly provided for, on any interest payment date. If we elect, we may make payment of this defaulted interest:

    - to the persons in whose names the subordinated debentures are registered at the close of business on a special record date for the payment of the defaulted interest, which will be fixed as provided in the subordinated indenture; or

    - in any other lawful manner not inconsistent with the requirements of any securities exchange on which we may list such subordinated debentures, and upon such notice as may be required by such exchange, if, after we notify the subordinated indenture trustee of the proposed payment, the subordinated indenture trustee deems such manner of payment to be practicable.

OPTION TO DEFER INTEREST PAYMENTS

    If so provided in the applicable prospectus supplement, so long as an event of default with respect to the subordinated debentures has not occurred and is not continuing, we will have the right, at any time during the term of the subordinated debentures, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. At the end of each extension period, we will pay all interest accrued and unpaid, together with interest thereon compounded quarterly at the rate specified for the subordinated debentures, to the extent permitted by applicable law.

    During any extension period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the subordinated debentures or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the subordinated debentures.

    However, even during an extension period, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

    Prior to the termination of any extension period, we may further defer payments of interest by extending the extension period but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the subordinated debentures. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest will be due and payable during an extension period. If the property trustee of the Trust is the sole holder of the subordinated debentures, we will give the regular trustees of the Trust and the property trustee of the Trust notice of our selection of such extension period one business day prior to the earlier of:

    - the date distributions on the trust preferred securities are payable; or

    - the date the regular trustees of the Trust are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the trust preferred securities of the record or payment date of such distribution.

The regular trustees of the Trust will give notice of our selection of such extension period to the holders of the trust preferred securities. If the property trustee of the Trust is not the sole holder of the subordinated debentures, we will give the holders of the subordinated debentures notice of our selection of such extension period ten business days prior to the earlier of:

    - the interest payment date; or

    - the date upon which we are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the subordinated debentures as of the record or payment date of such related interest payment.

MODIFICATION OF SUBORDINATED INDENTURE

    From time to time, we and the subordinated indenture trustee may modify the subordinated indenture without the consent of any holders of subordinated debentures with respect to certain matters, including:

    - to evidence the succession of another corporation to UtiliCorp and the assumption by any such successor of our covenants in the subordinated indenture and the subordinated debentures;

    - to add to our covenants for the benefit of the holders of the subordinated debentures, or to surrender any right or power therein conferred upon us;

    - to cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision of the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debentures in any material respect;

    - to conform the subordinated indenture to any amendment of the Trust Indenture Act;

    - to add any additional events of default;

    - to change or eliminate any provisions of the subordinated indenture, provided that any such change or elimination will become effective only when there is no security outstanding of any series prior to the execution of such modification that is entitled to the benefit of such provision;

    - to secure the subordinated debentures;

    - to establish the form or terms of securities of any series and any related coupons as permitted by the subordinated indenture; or

    - to evidence or provide for the acceptance of appointment of a successor subordinated indenture trustee with respect to the securities of one or more series, to contain such provisions necessary to confirm that all the rights, powers, trusts and duties that the predecessor subordinated indenture trustee is not retiring will continue to be vested in the predecessor subordinated indenture trustee, and to add to or change any subordinated indenture provisions necessary to provide for or facilitate the administration of the trusts by more than one subordinated indenture trustee.

    In addition, we and the subordinated indenture trustee may modify certain rights, covenants and obligations of ours and the rights of holders of the subordinated debentures under the subordinated indenture with the written consent of the holders of at least a majority in aggregate principal amount of subordinated debentures. However, unless each affected holder of subordinated debentures consents, we and the subordinated indenture trustee may not:

    - extend the maturity of the subordinated debentures;

    - reduce the interest rate or extend the time for payment of interest;

    - change the optional redemption or repurchase provisions in a manner adverse to any holder of subordinated debentures;

    - otherwise modify the terms of payment of the principal of, or interest (or premium, if any) on, the subordinated debentures; or

    - impair any holder's right to bring a suit for the payment of any principal, interest, or premium, if any, on the subordinated debentures on or after the stated maturity or redemption date for the subordinated debentures;

    - reduce the percentage required for modification.

SUBORDINATED INDENTURE EVENTS OF DEFAULT

    Any one or more of the following events that has occurred and is continuing constitutes an event of default under the subordinated indenture (whatever the reason for such event of

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
default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    - we fail to pay any interest on any subordinated debenture for a period of 30 days after such interest becomes due and payable (subject to a valid deferral of interest payments during an extension period);

    - we fail to pay the principal of (or premium, if any, on) the subordinated debentures for a period of three business days after such principal (or premium) becomes due, whether at maturity, upon redemption, by declaration or otherwise;

    - we fail to deposit any sinking fund payment for a period of three business days after such deposit becomes due (if applicable to the subordinated debentures);

    - we fail to observe or perform any other covenant or warranty under the subordinated indenture (other than a covenant or warranty included in or pursuant to the subordinated indenture solely for the benefit of one or more series of debt securities other than the subordinated debentures) for a period of 60 days after written notice has been given, by registered or certified mail, to us by the subordinated indenture trustee, or to us and the subordinated indenture trustee by the holders of at least 25% in principal amount of the subordinated debentures;

    - we fail to pay in excess of $5 million of the principal or interest on any indebtedness under any bond, subordinated debenture, note or other evidence of indebtedness for money we have borrowed (including a default with respect to debt securities of any series other than that series) or under any mortgage, subordinated indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money we have borrowed, whether such indebtedness now exists or shall hereafter be created, when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to us by the subordinated indenture trustee or to us and the subordinated indenture trustee by the holders of at least 25% in principal amount of the subordinated debentures;

    - certain events in bankruptcy, insolvency or reorganization of UtiliCorp;
      and

    - any other event of default with respect to the subordinated debentures.

    The holders of not less than a majority in outstanding principal amount of the subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee. The subordinated indenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of the subordinated debentures may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of subordinated debentures that has become due solely by such acceleration) has been cured and there has been deposited with the subordinated indenture trustee:

    - a sum sufficient to pay all overdue interest and all installments of principal due otherwise than by acceleration;

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
    - interest upon overdue interest at the rates prescribed in the subordinated debentures (to the extent lawful); and

    - all sums paid or advanced by the subordinated indenture trustee.

    The holders of not less than a majority in outstanding principal amount of the subordinated debentures affected thereby may waive, on behalf of the holders of all of the subordinated debentures, any past default under the subordinated indenture except for a default:

    - in the payment of the principal of or interest on any subordinated debenture (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the subordinated indenture trustee); or

    - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding subordinated debenture affected thereby.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The subordinated indenture provides that we may not consolidate with or merge into any other person or entity or convey, transfer or lease our properties and assets substantially as an entirety to any person unless:

    - the corporation formed by any such consolidation or continuing in such merger, or the person that acquires by conveyance or transfer, or that leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of any domestic jurisdiction and expressly assumes, our obligations under the subordinated debentures and the subordinated indenture;

    - immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default under the subordinated indenture, will have happened and be continuing; and

    - we deliver to the subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the subordinated indenture and that all conditions precedent set forth in the subordinated indenture relating to such transaction have been complied with.

SATISFACTION AND DISCHARGE

    The subordinated indenture provides that:

    - when all subordinated debentures not previously delivered to the subordinated indenture trustee for cancellation:

        - have become due and payable;

        - will become due and payable at their stated maturity within one year;
          or

        - are to be called for redemption within one year under arrangements satisfactory to the subordinated indenture trustee for the giving of notice of redemption by the subordinated indenture trustee in our name, and at our expense; and

    - we deposit or cause to be deposited with the subordinated indenture trustee, as trust funds in trust dedicated solely for such purpose, an amount in the currency in which the subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the subordinated indenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity, as the case may be, then the subordinated indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the subordinated indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the subordinated indenture. At our expense the subordinated indenture trustee will execute proper instruments acknowledging such satisfaction and discharge.

REDEMPTION

    Unless otherwise indicated in the applicable prospectus supplement, the subordinated debentures will not be subject to any sinking fund.

    Unless otherwise indicated in the applicable prospectus supplement, we may redeem, at our option, the subordinated debentures in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption. If the subordinated debentures can only be redeemed on or after a specified date or upon the satisfaction of additional conditions, then the applicable prospectus supplement will specify such date or describe such conditions.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debentures to be redeemed at such holder's registered address. Unless we default in the payment of the redemption price, interest will cease to accrue on the subordinated debentures or portions thereof called for redemption on and after the redemption date.

GOVERNING LAW

    The subordinated indenture and the subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED INDENTURE TRUSTEE

    The subordinated indenture trustee will have and be subject to all the duties and responsibilities imposed upon an indenture trustee under the Trust Indenture Act. Subject to such provisions, the subordinated indenture trustee has no obligation to exercise any of its rights or powers under the subordinated indenture at the request or direction of any holder of a subordinated debenture, unless the subordinated indenture trustee is offered reasonable security or indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The subordinated indenture trustee is not required to expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the subordinated indenture trustee reasonably believes that repayment of funds or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    The following description of certain terms of the trust preferred securities is a summary and is not complete. You should refer to the Trust Indenture Act and the form of the amended and restated declaration of trust, including definitions of certain terms used therein, that is filed as an exhibit to, or incorporated by reference into, the registration statement.

    The regular trustees, on behalf of the Trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the Trust.

GENERAL

    Except as described below, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the Trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the Trust does not have funds on hand available to make such payments. Certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities will be described in the applicable prospectus supplement.

DISTRIBUTIONS

    Distributions on each trust preferred security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "distributions" means cumulative cash distributions that accumulate at the per annum rate specified in the applicable prospectus supplement, together with any additional amounts unless otherwise stated.

    Unless otherwise specified in the applicable prospectus supplement, distributions on the trust preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as are specified in the applicable prospectus supplement. If the date on which any distributions on the trust securities are payable is not a business day (as defined below), then payment of such distributions will be made on the next business day (without any interest or other payment in respect of any such delay), provided that if such next business day falls in the next calendar year, then payment of such distributions will be made on the business day immediately preceding the payment date. A "business day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the property trustee, is closed for business.

    If provided in the applicable prospectus supplement, we will have the right under the indenture to defer payments of interest on the debt securities from time to time by extending the applicable interest payment period for a period or periods that will be specified in the applicable prospectus supplement. If we exercise our right to defer interest payments on the debt securities, then any payments of distributions on the trust preferred securities also would be deferred. During an extension period, interest will continue to accrue on the debt securities (compounded quarterly), and, as a result, distributions would continue to accumulate at the rate per annum if and as specified in the applicable prospectus supplement. During any extension period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the debt securities.

However, even during an extension period, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

    Prior to the termination of any extension period, we may further extend the extension period, but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debt securities. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, provided that such extension period together with all extensions thereof may not exceed 20 quarters or extend beyond the stated maturity of the debt securities. Once an extension period has terminated, any deferred distributions, including accumulated additional amounts, will be paid to those holders of record of the trust securities appearing on the books and records of the Trust on the first record date, following the termination of such extension period.

    It is expected that any revenue available for the payment of distributions to holders of the trust preferred securities will be limited to payments we make to the Trust under the debt securities. If we do not make interest payments on the debt securities, then the property trustee will not have any funds available to pay distributions on the trust preferred securities. The payment of distributions (if and to the extent the Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by us as set forth under "Description of the Guarantee."

    The property trustee will pay distributions to the holders of the trust preferred securities as such holders appear on the Trust's securities register on the relevant record dates. As long as the trust preferred securities are represented by one or more global securities, the relevant record dates will be the close of business on the business day next preceding each distribution date, unless a different regular record date is established or provided for the corresponding interest payment date on the debt securities. If any trust preferred securities are not represented by global securities, then the relevant record date for such trust preferred securities will be the date, at least 15 days prior to the relevant distribution date, that is specified in the applicable prospectus supplement.

REDEMPTION OR EXCHANGE

    MANDATORY REDEMPTION. Unless otherwise specified in the applicable prospectus supplement, if the debt securities held by the Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the property trustee will use the proceeds from such repayment or redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debt securities being repaid or redeemed. The redemption price per trust security will be equal to the aggregate stated amount of the trust securities being redeemed plus any accumulated and unpaid distributions thereon to the date of redemption plus the related amount of the premium, if any, we paid upon the concurrent redemption of the debt securities. In the event of a partial redemption, the trust securities will be redeemed among all of the holders of trust securities on a pro rata basis. Holders of the trust securities will receive at least 30 days but not more than 60 days notice of such redemption.

    TAX EVENT REDEMPTION. If a tax event (as defined below) occurs and is continuing, we will have the right to redeem the debt securities in whole (but not in part) and thereby cause a mandatory redemption of the trust securities in whole (but not in part) at the redemption price within 90 days following the occurrence of such tax event. In the event a tax event has occurs and is continuing and we do not elect to redeem the debt securities (thereby causing a mandatory redemption of the trust preferred securities) or to liquidate the Trust (causing the debt securities to be distributed to holders of the trust securities), the trust preferred securities will remain outstanding.

    "Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by Blackwell Sanders Peper Martin LLP or another law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the trust preferred securities are issued and sold, there is more than an insubstantial increase in the risk that:

    - the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the debt securities;

    - interest payable by us on the debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

    - the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    DISTRIBUTION OF DEBT SECURITIES. Unless otherwise specified in the applicable prospectus supplement, we will have the right to dissolve the Trust at any time and, after satisfaction of any liabilities to creditors of the Trust as provided by applicable law, to cause the debt securities to be distributed pro rata to the holders of the trust securities in liquidation of the Trust.

    After the date fixed for any distribution of debt securities;

    - the trust preferred securities will no longer be deemed to be outstanding; and

    - any certificates representing the preferred securities will be deemed to represent debt securities in a principal amount equal to the liquidation amount of the trust preferred securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities, until such certificates are presented to the regular trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the trust preferred securities or for the debt securities that may be distributed in exchange for trust preferred securities upon dissolution or liquidation of the Trust. Accordingly, the trust preferred securities that an investor may purchase, or the debt securities that such investor may receive upon dissolution or liquidation of the Trust, may trade at a discount to the price that such investor paid to purchase the trust preferred securities offered hereby.

REDEMPTION PROCEDURES

    Any trust preferred securities being redeemed will be redeemed by the Trust at the applicable redemption price with the proceeds received by the Trust from our contemporaneous redemption of the debt securities. Redemptions of trust preferred securities will be made and the applicable redemption price will be payable only to the extent that the Trust has funds on hand available for the payment of such redemption price.

    If the Trust notifies the holders of the trust preferred securities of a redemption and if the trust preferred securities to be redeemed are issued in global form, then on the applicable redemption date, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the property trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the trust preferred securities. If the trust preferred securities are not issued in global form, then the property trustee will pay the applicable redemption price to the holders of the trust preferred securities by check mailed to their respective addresses appearing on the register of the Trust on the redemption date. In addition, the property trustee will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the trust preferred securities will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the trust preferred securities to be redeemed will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the trust preferred securities will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

    If any payments for the redemption of any trust preferred securities are improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee relating to the trust preferred securities, then distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

    Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may purchase at any time and from time to time outstanding preferred securities by tender, in the open market or by private agreement.

    Any notice of the redemption of trust securities or the distribution of debt securities in exchange for trust securities will be mailed to each holder of trust preferred securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless we default in the payment of the redemption price on the debt securities, interest will cease to accrue on the debt securities or portions thereof (and distributions will cease to accumulate on the trust preferred securities or portions thereof) called for redemption on and after the redemption date.

SUBORDINATION OF TRUST COMMON SECURITIES

    The payment of distributions on, and any payment upon redemption of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an event of default under the indenture (which is also a "trust enforcement event" under the declaration of trust) has occurred and continues on any distribution date or redemption date, then the amounts payable on such date will not be made on any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of any trust common securities will be made until all accumulated and unpaid distributions or redemption payments, as the case may be, on all of the outstanding trust preferred securities for which distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. All funds available to the property trustee first will be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable. The Trust will not issue any securities or other interests in the assets of the Trust other than the trust preferred securities and the trust common securities.

    In the event that a trust enforcement event has occurred and is continuing with respect to the trust preferred securities, then we, as sole holder of the trust common securities, will be deemed to have waived any right to act with respect to any such trust enforcement event until the effect of such trust enforcement event with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until such trust enforcement event has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

DISSOLUTION OF THE TRUST AND DISTRIBUTIONS UPON DISSOLUTION

    Unless otherwise specified in the applicable prospectus supplement, pursuant to the declaration of trust, the Trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of:

    - certain events of bankruptcy, dissolution or liquidation of UtiliCorp;

    - the written direction to the property trustee from us at any time to dissolve the Trust and to distribute the debt securities in exchange for the trust securities;

    - redemption of all of the trust preferred securities; and

    - the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If an early dissolution occurs as described in the first, second and fourth clauses above, the Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the trust securities in exchange therefor debt securities, unless such distribution is determined by the property trustee not to be practical, in which event the holders of the trust securities will be entitled to receive out of the assets of the Trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of each liquidation distribution will be equal to the stated liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If, however, debt securities are to be distributed in connection with such liquidation, then the holders of the trust securities will receive debt securities in an aggregate principal amount equal to the stated liquidation amount of the trust securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust securities.

    If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the aggregate amount in full, then the amounts payable directly by the Trust on the trust securities will be paid on a pro rata basis. We, as sole holder of the trust common securities, will be entitled to receive liquidation distributions on a pro rata basis with the holders of the trust preferred securities, except that if an event of default under the indenture has occurred and is continuing, then the trust preferred securities will have a preference over the trust common securities with regard to such liquidation distributions.

TRUST ENFORCEMENT EVENTS; NOTICE

    Under the declaration of trust, holders of trust securities have certain rights in the event that any event of default under the indenture has occurred and continues with respect to the trust securities issued under the declaration. If a trust enforcement event has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon dissolution of the Trust, as described above.

    The property trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the trust securities within 90 days of the occurrence of the trust enforcement event. We and the regular trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the declaration of trust as well as any reports that they may be required to file under the Trust Indenture Act.

REMOVAL OF TRUSTEES

    The holder of the trust common securities may remove any trustee with or without cause at any time. The removal of a property trustee, however, will not be effective until a successor trustee possessing the qualifications to act as a property trustee has accepted an appointment as property trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any entity into which the property trustee, the Delaware trustee or any regular trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the declaration of trust, provided that such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the regular trustees, and without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

    - if the Trust is not the successor entity, then the successor entity either must:

        - expressly assume all of the Trust's obligations with respect to the trust securities; or

        - substitute for the trust securities other securities having substantially the same terms as the trust securities, so long as these substitute securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    - we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the property trustee as the holder of the debt securities;

    - the trust preferred securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the trust preferred securities are then listed or quoted;

    - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the trust preferred securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization;

    - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

    - such successor entity must have a purpose substantially identical to that of the Trust;

    - prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

        - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the

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
          holders of the trust securities (including any substitute securities) in any material respect;

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes;

    - we or any permitted successor or assignee must own all of the trust common securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the guarantee related to the trust preferred securities; and

    - such successor entity must expressly assume all of the obligations of the Trust.

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the trust securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of trust securities not to be treated as owning an undivided beneficial ownership interest in the debt securities.

VOTING RIGHTS; AMENDMENT OF DECLARATION

    Except as provided below and as otherwise required by the declaration of trust, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the trust securities will have no voting rights.

    Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust. This includes the right to direct the property trustee, as holder of the debt securities, to:

    - exercise the remedies available to it under the indenture;

    - consent to any amendment or modification of the indenture or the debt securities where such consent will be required; or

    - waive any past default and its consequences that is waivable under the indenture; provided that if an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the debt securities due and payable; and provided further that where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debt securities affected thereby, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the preferred securities.

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
The property trustee will notify all holders of the trust preferred securities of any notice of any event of default under the indenture that it has received from us. The notice will state that the event of default also constitutes a trust enforcement event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will have no obligation to take any of the actions described in the first and second bullets above unless it first obtains an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

    In the event the consent of the property trustee, as the holder of the debt securities, is required under the indenture with respect to any amendment or modification of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the trust securities voting together as a single class; provided that where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the debt securities, the property trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust securities. The property trustee will not take any action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

    A waiver of an event of default under the indenture with respect to the debt securities will constitute a waiver of the corresponding trust enforcement event.

    Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of preferred securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each notice will include a statement setting forth:

    - the date of the meeting;

    - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote; and

    - instructions for the delivery of proxies.

    No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel trust preferred securities or distribute debt securities in accordance with the declaration of trust and the terms of the trust securities.

    Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, us or any trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

    Except during the continuance of an event of default under the indenture, the holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the holder of all of the common trust securities. If an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed and replaced

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
by the holders of a majority in liquidation amount of the trust preferred securities.

GLOBAL PREFERRED SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global trust preferred securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global trust preferred security is exchanged in whole or in part for the individual trust preferred securities represented thereby, the depositary holding the global trust preferred security may transfer the global trust preferred security only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable prospectus supplement for the trust preferred securities, the depositary for the global trust preferred securities will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global trust preferred securities.

    The specific terms of the depositary arrangement for the trust preferred securities will be described in the applicable prospectus supplement. We expect that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions in respect of a permanent global trust preferred security representing any of the trust preferred securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global trust preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

    Unless otherwise specified in the applicable prospectus supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the trust preferred securities, the Trust will appoint a successor depositary with respect to the trust preferred securities. If a successor depositary is not appointed by the Trust within 90 days after the Trust receives such notice or becomes aware of such ineligibility, the Trust's election that the trust preferred securities be represented by one or more global trust securities will no longer be effective, and a regular trustee on behalf of the Trust will execute, and the property trustee will authenticate and deliver, trust preferred securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing the trust preferred securities in exchange for such global trust preferred securities. In addition, the Trust may at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement, determine not to have any trust preferred securities represented by one or more global trust preferred securities, and, in such event, a regular trustee on behalf of the Trust will execute and the property trustee will authenticate and deliver trust preferred securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing such trust preferred securities, in exchange for such global trust preferred securities.

PAYMENT AND PAYING AGENCY

    Payments in respect of the trust preferred securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the trust preferred securities are not held by a depositary, such payments will be made by check mailed to the address of the holder of the trust preferred security that appear on the Trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the trust preferred securities initially will be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us.

REGISTRAR AND TRANSFER AGENT

    Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

    Registration of transfers of trust preferred securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of trust preferred securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the declaration of trust. The property trustee will be under no obligation to exercise any rights or powers vested in it by the declaration of trust at the request of a holder of trust securities, unless the holder provides the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs and expenses and liabilities that might be incurred.

                          DESCRIPTION OF THE GUARANTEE

    The following description of certain terms and provisions of the guarantee is a summary and is not complete. You should refer to the form of guarantee (including the definitions therein of certain terms) that is filed as an exhibit to, or incorporated by reference into, the registration statement, and to the Trust Indenture Act.

    Pursuant to and for the purposes of compliance with the Trust Indenture Act, the guarantee will qualify as an indenture.

GENERAL

    To the extent set forth in the guarantee and except to the extent paid by the Trust, we will irrevocably and unconditionally agree to pay the holders of the trust securities the guarantee payments (as defined below), in full, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The payments subject to the guarantee include:

    - any accumulated and unpaid distributions that are required to be paid on the trust securities, to the extent the Trust has funds available therefor;

    - the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to the trust securities, to the extent the Trust has funds available therefor;

    - the repayment price, including all accumulated and unpaid distributions to the date of repayment, to the extent the Trust has funds available therefor; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of debt securities to the holders in exchange for the trust securities, as provided in the declaration of trust), the lesser of:

        - the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the trust securities to the date of payment, to the extent the Trust has funds available therefor; and

        - the amount of assets of the Trust remaining available for distribution to holders of the trust securities in liquidation of the Trust.

Our obligation to make a guaranteed payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the Trust to pay such amounts to such holders.

    If a trust enforcement event has occurred and is continuing, the rights of holders of the trust common securities to receive guaranteed payments will be subordinated to the rights of holders of trust preferred securities to receive guaranteed payments.

    The guarantee will apply only to the extent the Trust has funds available to make payments with respect to the trust securities. If we do not make interest payments on the debt securities owned by the Trust, the Trust will not have funds available to pay distributions on the trust preferred securities.

    Through the guarantee, the debt securities and the indenture, taken together, we have fully and unconditionally guaranteed all of the Trust's obligations under the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

STATUS OF THE GUARANTEE

    The guarantee will constitute a guarantee of payment and not of collection. Any beneficiary of the guarantee may institute a legal proceeding directly against us to enforce such rights under the guarantee without instituting a legal proceeding against any other person or entity.

CERTAIN COVENANTS OF UTILICORP

    We will covenant that, so long as any trust securities remain outstanding, if an event of default occurs under the guarantee or a trust enforcement event occurs under the declaration of trust and written notice of such event has been given to us, then we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt that ranks equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the debt securities.

    However, even if an event of default occurs, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any event of default requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase of any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

AMENDMENTS; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of the trust securities in any material respect (that do not require the consent of holders), the guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid distributions to the date upon which the voting percentages are determined) of all the outstanding trust securities. All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of ours and will inure to the benefit of the holders of the trust securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder.

    The holders of a majority in stated liquidation amount of the trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of trust securities may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person. Notwithstanding the foregoing, if we fail to make a guaranteed payment, a holder of trust securities may directly institute a proceeding against us for enforcement of the guarantee for such payment.

    We, as guarantor, are required to file annually with the guarantee trustee a certificate indicating whether or not we are in compliance with all of the conditions and obligations applicable to us under the guarantee.

TERMINATION

    The guarantee will terminate:

    - upon full payment of the redemption price of all of the trust securities;

    - upon full payment of the repayment price of all of the trust securities;

    - upon distribution of the debt securities held by the Trust to the holders of the trust securities; or

    - upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of the Trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust securities must return payment of any sums paid under the trust securities or the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, will undertake to perform only those duties specifically set forth in the guarantee and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee will be under no obligation to exercise any of the rights or powers vested in it by the guarantee at the request or direction of any holder of the trust securities, unless such holder provides the guarantee trustee security and indemnity, reasonably satisfactory to the guarantee trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the guarantee trustee's agents, nominees or custodians) and liabilities that might be incurred thereby. The foregoing will not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, of its obligation to exercise the rights and powers vested in it by the guarantee.

GOVERNING LAW

    The guarantee will be governed by, construed and interpreted in accordance with the laws of the State of New York.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                       DEBT SECURITIES AND THE GUARANTEE

    To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the trust securities.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

    - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

    - we, as issuer of the debt securities, will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the trust securities); and

    - the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment.

    If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

    The trust preferred securities evidence undivided beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the Trust (or from us under the guarantee) only if and to the extent the Trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, have agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of UtiliCorp would be substantially the same.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

    The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

We and the Trust may sell securities in any of three ways:

    - through underwriters or dealers;

    - directly to a limited number of institutional purchasers or to a single purchaser; or

    - through agents.

    Any underwriter, dealer or agent, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price of the securities and the proceeds to us from such sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - the public offering price; and

    - any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    If underwriters are used in the sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The securities may be sold from time to time directly by us or the Trust through agents designated by us or the Trust. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the Trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any securities, we or the Trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

    Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our or the Trust's agents, as applicable. Any remarketing firm will be identified and certain terms of its agreement, if any, with us or the Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

    If so indicated in the applicable prospectus supplement, we or the Trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the Trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of the contracts.

    Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

    Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the Trust (or both), to indemnification by us or the Trust (or both) against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be

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customers of, engage in transactions with, or perform services for, us and/or the Trust in the ordinary course of business.

    Each series of securities will be a new issue and, other than the common stock, which is listed on the New York, Pacific and Toronto Stock Exchanges, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

    Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

Certain legal matters in connection with the equity securities, the debt securities, the debt securities, the trust preferred securities, the guarantee, the stock purchase contracts and stock purchase units offered by the prospectus will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., counsel to the Trust. Milbank, Tweed, Hadley & McCloy LLP provides legal services to us from time to time.

                                    EXPERTS

Our annual consolidated financial statements and schedules incorporated in this prospectus by reference from our 1998 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authoring of said firm as experts in giving said reports.

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